UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAREPTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

April 26, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc. (the “Company”), which will be held Wednesday, June 6, 2018, at 9:00 A.M., local time, at the Company’s headquarters, 215 First Street, Suite 110B, Cambridge, MA 02142, for the following purposes:

1.

to elect, as Group I directors to hold office until the 2020 annual meeting of stockholders, or until their successors are earlier elected, the following nominees: Michael W. Bonney, Douglas S. Ingram and Hans Wigzell, M.D., Ph.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.	to approve the Company’s 2018 Equity Incentive Plan;
4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2018; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Company’s board of directors (the “Board”) unanimously believes that election of its director nominees, approval, on an advisory basis, of the compensation of our named executive officers, approval of the Company’s 2018 Equity Incentive Plan, and ratification of its selection of KPMG LLP as our independent registered public accounting firm are in our best interests and that of our stockholders, and, accordingly, recommends a vote FOR election of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers, FOR the approval of the Restated Plan amendment and restatement and FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments over the past year and respond to comments and questions of general interest to stockholders.

It is very important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Under the Company’s majority voting standard, in uncontested elections such as the election to be held at the Annual Meeting, an incumbent director nominee who does not receive the majority of the votes cast by the shares of our common stock (“shares”) represented and entitled to vote at the annual meeting, is expected to tender his or her resignation. You may vote on the Internet, by telephone, or by completing and mailing a proxy card (if you received proxy materials by mail), or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials we have mailed to you, or the information forwarded by your bank, broker or other holder of record regarding each of these voting options. On behalf of the Board, I would like to express our appreciation for your support of the Company.

Sincerely,

Douglas S. Ingram

President and Chief Executive Offıcer

215 First Street

Suite 415

Cambridge, MA 02142

www.sarepta.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 6, 2018

To the Stockholders of Sarepta Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2018 annual meeting of stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., a Delaware corporation, will be held on Wednesday, June 6, 2018 at 9:00 A.M., local time, at the Company’s headquarters, 215 First Street, Suite 110B, Cambridge, MA 02142, for the following purposes:

1.

to elect, as Group I directors to hold office until the 2020 annual meeting of stockholders, or until their successors are earlier elected, the following nominee: Michael W. Bonney, Douglas S. Ingram and Hans Wigzell, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.	to approve the Company’s 2018 Equity Incentive Plan;
4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2018; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The Board has fixed the close of business on April 11, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142, beginning on, or before, May 25, 2018 and continuing through the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Wednesday, June 6, 2018: Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the Internet. You can access this proxy statement, our Annual Report to stockholders for the year ended December 31, 2017 and the Notice of Internet Availability of Proxy Materials at www.edocumentview.com/SRPT. In order to vote over the Internet you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail.

By Order of the Board of Directors,

David Tyronne Howton, Jr.

Senior Vice President, General Counsel and Corporate Secretary

Cambridge, MA

April 26, 2018

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (617) 274-4080 OR INVESTORS@SAREPTA.COM.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WE HAVE MAILED TO YOU, OR BY MAIL (IF YOU RECEIVED PROXY MATERIALS BY MAIL) IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

215 First Street

Suite 415 Cambridge, MA 02142

www.sarepta.com

PROXY STATEMENT FOR

THE SAREPTA THERAPEUTICS, INC. 2018 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) is soliciting your proxy to vote at the 2018 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 6, 2018, at 9:00 A.M., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held at the Company’s Headquarters at 215 First Street, Suite 110B, Cambridge, MA 02142. This proxy statement, the accompanying proxy card, our Annual Report to stockholders for the year ended December 31, 2017 (the “Annual Report”) and the Notice of Internet Availability of Proxy Materials (the “Notice”) are being made available via the Internet on or about April 26, 2018, and, upon request, will be mailed to those stockholders entitled to vote at the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

Why am I Receiving These Materials?

The Company has made these proxy materials available to you on the Internet or, upon your request, has delivered print versions of these proxy materials to you by mail, in order to provide you with information regarding the matters on which you may vote at the Annual Meeting. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Can I Access the Materials on the Internet Instead of Receiving Paper Copies?

Yes, stockholders may access the proxy statement, the Annual Report and the Notice via the Internet and vote online at www.edocumentview.com/SRPT. On or about April 26, 2018, we mailed the Notice to stockholders of record as of the close of business on April 11, 2018 (the “Record Date”). We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials. You will not receive a printed copy of our proxy materials unless you request one. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials in the Notice. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of printing and mailing annual meeting materials.

Who Can Vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock, $0.0001 par value per share, as of the close of business on the Record Date. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares of Our Common Stock Outstanding and Quorum

As of the Record Date, 65,513,228 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. A majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, either the chair of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

Proxy Card and Revocation of Proxy

You may vote by the Internet, by telephone, or by mailing a printed copy of the proxy card (if you received proxy materials by mail). If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of the director nominees named in this proxy statement, (ii) in favor of the approval of the compensation of our named executive officers, (iii) in favor of the approval of the Company’s 2018 Equity Incentive Plan, and (iv) in favor of ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2018. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) sending to our corporate secretary at our principal executive office at 215 First Street, Suite 415, Cambridge, MA 02142, a written notice of revocation or duly executed proxy card, in either case bearing a later date, (ii) by submitting another properly completed proxy over the Internet, (iii) by telephone using the number provided on the Notice, or (iv) by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies delivered by mail must be delivered to our corporate secretary at our principal executive office at our Cambridge, Massachusetts address not later than 5:00 P.M., local time, on the business day prior to the day of the Annual Meeting.

If you are a beneficial owner of shares of our common stock (“shares”) registered in the name of a broker, bank or other nominee, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. You may also change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee. Please bring photo identification to aid in the ownership verification process.

Voting of Shares of Our Common Stock

Stockholders of record as of the Record Date are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. You may vote by:

•	attending the Annual Meeting and voting in person;
•	by proxy, via the Internet, as per the instructions in your Notice;

•	by proxy, via telephone, as per the instructions in your Notice and in the proxy card; or
•	by completing and mailing a printed proxy card (if you received proxy materials by mail).

The Internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on June 5, 2018. Stockholders who vote through the Internet or by telephone should be aware that they may incur costs such as access or usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card, or the form forwarded by your bank, broker or other holder of record by mail. All shares entitled to vote and represented by properly-executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

YOUR VOTE IS IMPORTANT.   Under the Company’s majority voting standard adopted by the Board, in uncontested elections such as the election to be held at the Annual Meeting, an incumbent director nominee who does not receive the majority of the votes cast by the shares represented and entitled to vote at the annual meeting will not be elected as a director and is expected to tender his or her resignation.

Vote Required to Pass Each Proposal at the Annual Meeting

Proposal 1: Election of Sarepta Therapeutics, Inc. Directors.  Where a quorum is present, each director nominee must receive the affirmative vote of a majority of the votes cast (whether in person or by proxy) by the shares represented and entitled to vote at the Annual Meeting to be elected as director. Votes cast include votes “FOR” or “AGAINST” each nominee and exclude abstentions and broker non-votes. Abstentions and broker non-votes will not affect the outcome of the vote in the election of directors. Under the Company’s Policy Statement on Majority Voting, a director who fails to obtain an affirmative vote “FOR” by the majority of votes cast will be required to tender his or her resignation and the Board or an authorized committee of the Board will determine whether to accept such resignation.

Proposal 2: Advisory Vote To Approve Named Executive Offıcer Compensation.  Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the compensation of our named executive officers. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal 3: Approval of the Company’s 2018 Equity Incentive Plan. The affirmative vote of a majority of the votes cast is required to approve this proposal, excluding abstentions and broker non-votes.  As a result, abstentions and broker non-votes (if any) will have no effect on the proposal to approve the Company’s 2018 Equity Incentive Plan.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm.  The votes cast in favor of this proposal must exceed the votes cast against for the proposal to be approved. Abstentions will not have any effect on the voting results of this matter. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Counting of Votes

Proposals 1, 2, 3, and 4: You may either vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals.

A representative of Computershare Trust Company, N.A., our transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voted, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you are a stockholder of record and you sign the proxy card but do not specify how you want your shares to be voted, we will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis; therefore, no such matters may be brought to a vote at the Annual Meeting.

If on the Record Date you held shares of our common stock in an account with a brokerage firm, bank, or other nominee, you are considered a beneficial owner of those shares and hold such shares in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker “non-vote.”

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018 (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker “non-votes” are expected for Proposal 4.

The election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 2), and the approval of the Company’s 2018 Equity Incentive Plan (Proposal 3) are matters considered non-routine under applicable rules.

If you do not provide voting instructions to your broker or other nominee on these non-routine items (Proposals 1, 2 and 3), such shares cannot be voted and will be considered broker “non-votes.”

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of the Notice and any additional information furnished to stockholders. If properly requested, copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also have retained Okapi Partners LLC for a fee not to exceed $10,000 to assist us in the solicitation of proxies. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142, beginning on, or before, May 25, 2018 and continuing through the meeting.

Stockholder Proposals for the 2019 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2019 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 27, 2018, provided that if the date of the annual meeting is earlier than May 7, 2019, or later than July 6, 2019, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, under our Bylaws, a stockholder’s written notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on March 8, 2019, and no earlier than February 6, 2019; provided that, if the date of that annual meeting is more than 30 days before, or more than 60 days after, June 6, 2019, you must give notice not later than the 90th  day prior to the annual meeting date or, if later, the 10th  day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Attending the Annual Meeting

Our Annual Meeting will begin promptly at 9:00 A.M., local time, on Wednesday, June 6, 2018, at our corporate headquarters at 215 First Street, Suite 110B, Cambridge, MA 02142.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the Record Date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares on the Record Date, or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the Record Date. Your late arrival or failure to comply with these procedures may affect your ability to participate in the Annual Meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe that this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our Corporate Secretary at 215 First Street, Suite 415, Cambridge, MA 02142, or at (617) 274-4000.

If you participate in householding and wish to receive a separate copy of our Annual Report and this proxy statement or your Notice, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

SAREPTA THERAPEUTICS, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the directors, director nominees and executive officers of our Company as of the date of April 26, 2018:

Name	Age	Position(s)(5)
Executive Officers
Douglas S. Ingram	55	President and Chief Executive Officer and Group I Director
Sandesh Mahatme	53	Executive Vice President, Chief Financial Officer and Chief Business Officer
Guriqbal S. Basi, Ph.D.	61	Senior Vice President and Chief Scientific Officer
Alexander “Bo” Cumbo	47	Senior Vice President and Chief Commercial Officer
David Tyronne Howton, Jr.	46	Senior Vice President, General Counsel and Corporate Secretary
Shamim Ruff	58	Senior Vice President, Chief Regulatory Affairs Officer
Non-Employee Directors
Michael W. Bonney(1)	59	Group I Director
Hans Wigzell, M.D., Ph.D.(2)(3)	79	Group I Director
Richard J. Barry(1)(2)(4)	59	Group II Director
M. Kathleen Behrens, Ph.D.(1)(3)	65	Group II Director, Chairwoman of the Board of Directors
Claude Nicaise, M.D.(4)	65	Group II Director

(1)	Member of the audit committee. Dr. Behrens is the current chair of the audit committee.
(2)	Member of the nominating and corporate governance committee. Mr. Barry is the current chair of the nominating and corporate governance committee.
(3)	Member of the research and development committee. Dr. Wigzell is the current chair of the research and development committee.
(4)	Member of the compensation committee. Dr. Nicaise is the current chair of the compensation committee.
(5)	The term of the Group I Director expires as of the date of the 2018 Annual Meeting, and the term of Group II Directors expires as of the date of the 2019 Annual Meeting.

Douglas S. Ingram has served as our President, Chief Executive Officer and a member of our Board since June 2017. Prior to his appointment, from December 2015 until November 2016, he served as the Chief Executive Officer and President and a Director of Chase Pharmaceuticals Corporation, a clinical-stage biopharmaceutical company. Prior to joining Chase Pharmaceuticals, Mr. Ingram served as the President of Allergan, Inc., a pharmaceutical company, from July 2013 until it was acquired by Actavis in early 2015. At Allergan, he also served as President, Europe, Africa and Middle East from August 2010 to June 2013, and Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010, where he led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as General Counsel of Allergan from January 2001 to June 2009 and as Secretary and Chief Ethics Officer from July 2001 to July 2010. With the acquisition of Allergan by Actavis, Mr. Ingram consulted as a special advisor to the Chief Executive Officer of Actavis. Mr. Ingram serves as a director of Pacific Mutual Holding Company, a parent company for subsidiaries engaged in a variety of insurance, financial services and other investment-related businesses, where he is a member of the Compensation Committee, the Governance and Nominating Committee, and the Member Interests Committee. Mr. Ingram received his J.D. from the University of Arizona and his Bachelor of Science degree from Arizona State University.

Sandesh Mahatme has served as our Executive Vice President, Chief Financial Officer and Chief Business Officer since March 2017. Prior to this appointment, he served as our Senior Vice President, Chief Financial Officer since November 2012. From January 2006 to November 2012, Mr. Mahatme worked at Celgene Corporation, a biopharmaceutical company, where he served in various roles, including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer and Head of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development

Department, which focuses on strategic, targeted initiatives, including commercial development in emerging markets, acquisitions and licensing and global manufacturing expansion. Prior to working at Celgene, Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, for eight and a half years in senior roles in Business Development and Corporate Tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme holds a Master of Laws (LL.M.) from NYU School of Law, an LL.M. from Cornell Law School and is a member of the New York State Bar Association.  Mr. Mahatme is also a board member of Flexion Therapeutics, Inc., Aeglea Biotherapeutics Inc. and Elcelyx Therapeutics Inc.

Guriqbal S. Basi, Ph.D. was appointed as our Chief Scientific Officer in September 2017. Prior to this appointment, from March 2016 to June 2016, Dr. Basi served as Senior VP, Research, for Adverum Biotechnology, a company focused on gene therapy for ocular indications and rare disease. From June 2015 to March 2016, Dr. Basi served as Chief Scientific Officer for Circuit Therapeutics, Inc., an innovative start-up leveraging state of the art capabilities in optogenetics, gene therapy and single cell RNAseq for target discovery and therapeutic applications in central nervous system indications. From February 2015 to May 2015, Dr. Basi served as Chief Scientific Officer for Symic Biomedical. From September 1992 to February 2014, Dr. Basi worked at Elan Pharmaceuticals, Inc., where he served in various roles, including Chief Science and Technology Officer and Head of Pre-clinical Development. Dr. Basi has also provided professional consulting services to bio-pharmaceutical entities since April 2014. Dr. Basi served on the Scientific Advisory Board of the Parkinson’s Progression Marker Initiative, sponsored and funded by the Michael J. Fox Foundation, as well as an invited member of the Scientific Strategy and Planning Committee of the Alzheimer’s Drug Discovery Foundation. Dr. Basi earned his Ph.D. from the University of Illinois at Chicago, and a B.S. in Biochemistry from the Ohio State University.

Alexander “Bo” Cumbo has served as our Senior Vice President of Global Commercial Development since October 1, 2016. Prior to this appointment, he served as our Vice President, Business Development since January 2013. From June 2010 to January 2013, Mr. Cumbo worked at Vertex Pharmaceuticals Inc., a biopharmaceutical company, where he served as Vice President of Sales and Treatment Education for the launch of Incivek. Prior to working at Vertex, Mr. Cumbo worked for Gilead Sciences, a biopharmaceutical company, for nine years in multiple commercial roles supporting the HIV, HBV and Cardiovascular franchises.  Mr. Cumbo started his career at GlaxoSmithKline plc and has over twenty years of pharmaceutical and biotechnology experience.  Mr. Cumbo holds a Bachelor of Science (B.S.) in Medical Technology from Auburn University.

David Tyronne Howton, Jr. has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2012. From September 2011 to November 2012, Mr. Howton served as the Senior Vice President, Chief Legal Officer and as a member of the executive team at Vertex Pharmaceuticals Incorporated, a publicly-traded biotechnology company. In this capacity, he participated in the general management of the company and oversaw all aspects of the Vertex global legal and compliance departments. Prior to his appointment as Chief Legal Officer at Vertex, Mr. Howton served as the Chief Compliance Officer from September 2009 to August 2011 and, in this capacity, he was responsible for designing and implementing the Vertex corporate compliance program as well as chairing the company’s Corporate Compliance Committee. From 2003 to September 2009, Mr. Howton worked at Genentech, Inc., a biotechnology company, where he served in a number of legal roles before becoming the company’s Chief Healthcare Compliance Officer in 2006. Prior to joining Genentech in 2003, Mr. Howton was a member of the Sidley Austin LLP corporate healthcare practice, where he advised clients on corporate transactions involving life science companies and provided regulatory counsel. Mr. Howton holds a Bachelor of Arts (B.A.) from Yale University and a J.D. from Northwestern University School of Law.

Shamim Ruff has served as our Senior Vice President, Chief Regulatory Affairs Officer since December 2015. Prior to this appointment, she served as our Vice President, Regulatory Affairs and Quality since January 2013. From April 2011 to December 2012, Ms. Ruff served as Vice President, Regulatory Affairs at Sanofi, a pharmaceutical company, where she was Head of Oncology Regulatory Affairs, responsible for leading Global, European, and CMC Regulatory Affairs teams.  Prior to working at Sanofi, Ms. Ruff served as Executive Director, US and Global Regulatory Affairs at Amgen from March 2007 to March 2011. She previously held senior positions at Abbott and AstraZeneca, where she had global oversight for the development and filings of multiple compounds, some of which had companion diagnostics.  Ms. Ruff holds a Bachelor’s degree in Chemistry and Biology from the University of Leicester, UK, and a Master’s degree in Analytical Chemistry from the University of Loughborough, UK.  Additionally, she is a Chartered Chemist and Member of the Royal Society of Chemistry (CChem MRSC), and is also an active member of DIA, RAPS and ASCO.

Richard J. Barry has served as a member of our Board since June 2015. He also serves as a member of our audit committee and our compensation committee and as a member and chair of our nominating and corporate governance committee. Mr. Barry is a long time stockholder of the Company.  He has served as a director and as a member of the audit committee and as a member and chair of the nominating and corporate governance committee of Elcelyx Therapeutics Inc., a pharmaceutical company, since February 2013, and is a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx. Mr. Barry has also been a Partner and Advisory Board member of the San Diego Padres since 2009. He was previously an Advisory Board member for the Schreyer Honors College at Pennsylvania State University and served as a director of Cluster Wireless, a San Diego-based software company. Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry also spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. Mr. Barry holds a Bachelor of Arts (B.A.) from Pennsylvania State University. Our nominating and corporate governance committee believes that Mr. Barry’s significant experience in the financial sector and extensive knowledge of the pharmaceutical industry qualifies him for service as a member of our Board.

M. Kathleen Behrens, Ph.D. has served as a member of our Board since March 2009 and as Chairwoman of the Board since April 2015. She also serves as member of our research and development committee and as a member of and chair of our audit committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to early 2009 and as Chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. Dr. Behrens was instrumental in the founding of several biotechnology companies, including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a General Partner and Managing Director. Dr. Behrens continued in her capacity as a General Partner for selected venture funds for RS Investments, an investment management and research firm, from 1996 through December 2009, after management led a buyout of that firm from Bank of America. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a Managing Director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a Director, President and Chairwoman of the National Venture Capital Association. Since December 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Dr. Behrens was a director of Amylin Pharmaceuticals, Inc. from June 2009 until Amylin’s sale in August 2012 to Bristol-Myers Squibb Company. Dr. Behrens also served as the President and Chief Executive Officer of KEW Group Inc., a private oncology services company, based in Cambridge, Massachusetts from January 2012 to July 2014. Dr. Behrens holds a Bachelor of Science (B.S.) in Biology and a Ph.D. in Microbiology from the University of California, Davis. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of our Board.

Michael W. Bonney has served as a member of our Board since December 2017. He also serves as a member of the audit committee. From June 2017, Mr. Bonney has been serving as Chief Executive Officer and Chair of Kaleido Biosciences, a biotechnology company focused on the development of novel chemistries to unlock the power of the human microbiome. From January 2016 to July 2016, Mr. Bonney was a partner at Third Rock Ventures. From January 2002 to December 2014, Mr. Bonney worked at Cubist Pharmaceuticals Inc., where he served as President and Chief Operating Officer, and then as Chief Executive Officer and a member of the Board of Directors. Mr. Bonney is Chair of the Board of Alnylam Pharmaceuticals, Inc. and a member of the Board and the Audit Committee of Magenta Therapeutics and Celgene Corporation. He also serves as a member of the Finance and the Development Committees of the Board of Whitehead Institute for Biomedical Research. Additionally, Mr. Bonney chairs the Board and serves on the Nominating and Corporate Governance and the Valuation Committees of Tekla Healthcare and Life Sciences Funds, and he chairs the Board of Trustees of Bates College. Mr. Bonney served as a member of the Compensation and the Nominating and Corporate Governance Committees of Global Blood Therapeutics from February 2016 to June 2017. He was also a director of NPS Pharmaceuticals, Inc. from 2005 until its sale to Shire plc in February 2015, where he was a member of the Audit and Compensation Committees and chaired the Nominating and Corporate Governance Committee. Mr. Bonney earned a B.A. in Economics from Bates College.

Claude Nicaise, M.D. has served as a member of our Board since June 2015. He also serves as chair of our compensation committee. Dr. Nicaise is the owner of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. He has served as an Executive Vice President Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain, from 2015. From 2008 to 2014, Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals Inc., a pharmaceutical company. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including the following senior management positions: Vice-President of Global Development, Vice-President Worldwide Regulatory Science and Strategy and leadership positions in Oncology, Infectious Disease and NeuroScience Development. Dr. Nicaise holds an M.D. from the Universite libre de Bruxelles in Belgium. Our nominating and corporate governance committee believes that Dr. Nicaise’s significant experience in the pharmaceuticals sector, including in clinical and regulatory affairs, qualifies him for service as a member of our Board.

Hans Wigzell, M.D., Ph.D. has served as a member of our Board since June 2010. He also serves as a member of our nominating and corporate governance committee and a member of and chair of our research and development committee. In the past five years, Dr. Wigzell served as a director of Probi AB, Swedish Orphan Biovitrum AB and Valneva SE (a successor to Intercell AG), a biotechnology company, and currently serves as Chairman of Rhenman & Partners Asset Management AB, an investment management firm, and a director of RaySearch Laboratories AB, a medical technology company. Since 2006, Dr. Wigzell has served as a director of Karolinska Development AB, a company listed on the NASDAQ OMX Stockholm market that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. He has also served as the Chairman of Karolinska Development AB since 2017. From 1995 to 2003, he was the President of the Karolinska Institute, a medical university and was General Director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is Chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as President of the Karolinska Institute, his academic career includes being Chairman of the Nobel Prize Committee, and the Karolinska Institute and Distinguished External Advisory Professor of Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Dr. Wigzell holds an M.D. and Ph.D. from the Karolinska Institute in Stockholm and he has received honorary doctorate degrees at University “Tor Vergata” in Rome, Italy, Turku University in Finland, The Feinstein Institute in New York and Helsinki University in Finland. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of our Board.

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ELECTION OF SAREPTA THERAPEUTICS, INC. DIRECTORS

(Proposal 1)

General

As of the date of this proxy statement, our Board is composed of six directors. Our Bylaws currently permit a maximum of seven directors and a minimum of one director. The Board may change from time to time the number of directors or, as permitted by the Bylaws, by resolution of our Board, but no decrease in the number of authorized directors will have the effect of shortening the term of any incumbent director.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, when there are six or more positions on the Board, the positions are divided into two equal, or nearly equal, groups, denoted as Group I and Group II. In even years, stockholders elect directors to fill all Group I positions, and in odd years, stockholders elect directors to fill all Group II positions. There is no cumulative voting for election of directors.

The following table sets forth the name of, and other information about, the nominees for election as a Group I director and those directors who will continue to serve after the Annual Meeting.

Name	Age	Director Since	Expiration of Term	Position(s) Held With Sarepta
Group I Director Nominees:
Michael W. Bonney	59	2017	2018	Director
Douglas S. Ingram	55	2017	2018	President, CEO and Director
Hans Wigzell, M.D., Ph.D.	79	2010	2018	Director

Group II Continuing Directors:
Richard J. Barry	59	2015	2019	Director
M. Kathleen Behrens, Ph.D.	65	2009	2019	Director and Chairwoman of the Board of Directors
Claude Nicaise, M.D.	65	2015	2019	Director

Directors for a group whose term expires at a given annual meeting may be up for reelection for another two-year term at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. The board positions are divided equally (or nearly equally) into the two groups. This classification of our Board may have the effect of delaying or preventing changes in control of management. Except as otherwise provided by law, any vacancy in the Board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Nominees for Group I Director Election at the 2018 Annual Meeting of Stockholders

There are three nominees standing for election as Group I directors at the Annual Meeting. Based on the report of the nominating and corporate governance committee, our Board has approved the nomination of the following nominees for re-election as Group I Directors: Michael W. Bonney, Douglas S. Ingram and Hans Wigzell, M.D. Each of the Group I Director nominees has indicated that he will be able to serve if elected and has agreed to do so.

The Board’s nominating and corporate governance committee annually evaluates the composition of the Board to assess the skills and experiences that are currently represented on the Board and those that will be valuable given the Company’s current and future needs. In selecting Messrs. Bonney and Ingram and Dr. Wigzell as director nominees, the nominating and corporate governance committee and the Board took into consideration, among other things, the Company’s strategic and regulatory plans and the interests of the Company’s stockholders. For additional considerations related to the process followed by the nominating and corporate governance committee and the Board in making Board composition decisions this year, please read “Corporate Governance and

Board Matters — Committees of the Board — Nominating and Corporate Governance Committee.” If elected, each of Messrs. Bonney and Ingram and Dr. Wigzell will hold office as a Group I director until our 2020 annual meeting of stockholders or until his successor is earlier elected.

If you sign your proxy or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that the nominees will be available to serve as directors. If any of Messrs. Bonney or Ingram or Dr. Wigzell becomes unable to serve or for good cause will not serve, however, the proxy holders intend to vote for any nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Vote Required and Board Recommendation

Each nominee who receives a majority of votes cast and entitled to vote at the Annual Meeting for such nominee will be elected as a director. Abstentions and broker non-votes will not affect the outcome of the vote in the election of directors.

The Board recommends that stockholders vote “FOR” the election of each of Messrs. Bonney and Ingram and Dr. Wigzell as Group I Directors, to the Board.

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ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the 2017 compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance toward clearly defined goals and to align their long term interests with those of our stockholders. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2017 compensation paid to our named executive officers.

Our compensation committee includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with that of our stockholders. In 2017, our compensation program rewarded financial, strategic and operational performance, and the achievement of the pre-determined 2017 corporate goals and functional objectives (i.e., individual performance goals) for the named executive officers selected by the committee to support our long-range plans and stockholder value creation. In light of the achievement of personal goals by our named executive officers, as applicable, and our corporate goals for 2017, we believe that the compensation paid to our named executive officers was appropriate.

2017 Compensation Program Highlights

Key Factors That Influenced 2017 Named Executive Officer Compensation

2017 was an important year for the Company. After receiving FDA approval for its first product in September 2016, the Company entered 2017 with the goal of successfully launching EXONDYS 51 in the U.S., advancing its multiple genetic medicine platforms and preparing for global commercialization. In the face of a challenging reimbursement landscape, the Company achieved a very successful first full year launch, doubling its original revenue guidance for 2017. In addition, the Company launched an early access program and built commercial infrastructure in the EU in preparation for a potential approval of the Company’s marketing authorization application for eteplirsen. The Company also executed its strategy to maintain leadership position in the rare disease space by entering into a gene therapy exclusive license option agreement with Genethon and into a sponsored research and exclusive license option agreement with Duke University related to certain CRISPR/Cas9 technology that has the potential to restore dystrophin expression by removing or “excising” exons from the dystrophin gene. The Company built for the future in 2017, significantly advancing its RNA-based and gene therapy pipeline, announcing positive results on its next RNA-based DMD therapy, golodirsen, commencing a first-in-human study for its second generation novel technology, PPMO, for the treatment of DMD in patients who are amenable to exon 51 skipping, bolstering its balance sheet with an equity raise and convertible note offering, and ensuring adequate manufacturing supply for clinical and commercial needs.

The Company’s achievements were reflected in impressive Total Stockholder Return (“TSR”). Our one-year TSR of 102.84% was significantly higher than that of the NASDAQ Biotechnology Index (21.66%) and that of the NASDAQ Composite Index (29.73%); our three-year TSR was 284.52%, while that of the NASDAQ Biotechnology Index and the NASDAQ Composite Index were only 6.94% and 51.36%, respectively; and our five-year TSR of 115.66% was slightly below that of the NASDAQ Biotechnology Index (138.59%) and that of the NASDAQ Composite Index (143.54%). The Company’s accomplishments in 2017 are directly tied to the performance of the Company’s named executive officers, and thus were an important factor in determining the named executive officers’ compensation for 2017.

2017 was also a year of transition. In June 2017, Dr. Kaye tendered his resignation as President and Chief Executive Officer, and the Board nominated Mr. Ingram for this position.

Two goals led our recruitment efforts. First, we wanted to attract an exceptional Chief Executive Officer. In doing so, we had to compete with other companies in the biotech space, many of which were private and could offer large equity stakes compared to their public company equivalents. Second, we were searching for an individual who would be willing to fully align his or her financial interests with the financial interests of our stockholders by tying his own success or failure with the Company’s performance and stockholder value. Our new Chief Executive Officer’s compensation package was tailored to fit such a personality. Since the vast majority of Mr. Ingram’s compensation is in the form of performance-based (“at-risk”) awards, the only way to maximize his compensation is to achieve outstanding performance for the Company and at the same time outperform the biotech industry. Under this model, Mr. Ingram may earn a significant stake in the Company, but only through the achievement of performance metrics that, if reached, would also reflect a significant return to stockholders. Indeed, our innovative compensation structure gives Mr. Ingram the opportunity to obtain a high value award if the Company is outperforming, but it also entails a big risk of losing a substantial portion of the award, or even all of it, if the Company does not perform well and does not outperform the biotech industry.

Using this unique model, we granted Mr. Ingram the following two inducement equity awards under the 2014 Employment Commencement Incentive Plan (the “2014 Plan”) as an inducement material to his entering into the employment agreement: (1) a time-based restricted stock award; and (2) a performance-based option award.

In determining the terms of these awards, we took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Radford, our independent consultant. We were specifically guided by the following parameters when crafting the performance-based option award, which is quadruple the fair value of the restricted stock award:

•

Performance Measurements: The option award is contingent on and linked to (1) the Company’s stock performance over five years and (2) the Company’s performance relative to other biotech companies during such period. The Company’s performance is measured by the compound annual growth rate (“CAGR”) of our stock over a 5-year period, which we considered to be more accurate than Total Shareholder Return (“TSR”). The formula sets challenging CAGR thresholds for maximum compensation, which were developed through the assessment of compounded growth rates for several leading biotech companies over highly successful periods in their development.  The outperformance relative to other biotech companies is measured by comparing our five year CAGR to the CAGR of the NASDAQ Biotech Index. We selected the NASDAQ Biotech Index because it is more challenging to beat than broader pharmaceutical sector indexes, as indicated by high returns over the past five years (approximately 22%).

•

Linear Formula: The percentage of the award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a 5-year period.

•

Potential Ownership Percentage: To attract top talent and to be able to compete with privately-held companies, which have greater flexibility in offering equity, we granted equity that can potentially result in Mr. Ingram owning approximately 6.6% of the Company if all performance metrics are fully satisfied.[1] If performance criteria are not met, Mr. Ingram will obtain a lower interest in the Company, potentially down to 0%.

•

5-Year Vesting Period: To reward sustained and continued outperformance, and to eliminate the ability to meet thresholds due to short term and arbitrary market factors, there is a 5-year cliff vesting, as opposed to vesting on a yearly basis in tranches.

We believe that such compensation structure aligns with stockholders’ interests due to the following key features of the awards:

•

Chief Executive Officer’s Financial Success is Closely Linked to the Company’s Growth: The option award is contingent on and linked to both the Company’s stock performance over five years and to the Company’s performance relative to other biotech companies during such period. As the Company performs better, the vesting percentage increases, up to the maximum amount granted.  No portion of the option award will vest if the Company’s stock price CAGR over the 5-year period is less than 15% or if such CAGR does not exceed (or, in certain limited cases, meet) the CAGR of the Biotech Index during the same 5-year period. This formula ensures that if stockholders realize a marginal return through lack of stock appreciation or poor performance relative to the biotech market, Mr. Ingram will likewise receive diminished compensation.  Conversely, appreciable stock value growth over the 5-year period that also exceeds the biotech index will likely result in significant stockholder return and, at the same time, afford Mr. Ingram the opportunity to realize greater compensation.  In this manner, the Company has sought to directly align Mr. Ingram’s compensation with stockholder interests.

[1]	Assuming 55,002,586 shares outstanding.

•

Performance-Based, “At-Risk” Award: Despite the high fair value of the performance-based option award as shown in the compensation tables below, it is not certain what percentage of such option will vest, if at all. Such percentage is dependent on the Company’s performance as described above.

•

High Performance Thresholds: The option award’s complex formula sets very challenging thresholds, which were designed based on past outperformance of top leading biotech companies. In order for the performance-based option award to fully vest, our stock would need to increase by at least 438% in the 5-year period following the grant date (from $34.65 to approximately $186.5 per share), and the Company’s share price CAGR would need to exceed the CAGR of the NASDAQ Biotech Index by at least 5% in the same period. Importantly, the use of the Biotech Index ensures that Mr. Ingram cannot benefit from stock appreciation resulting merely from market factors, but in fact must beat the performance of other companies in the sector.  These high thresholds are designed to incentivize our new Chief Executive Officer to focus on the Company’s growth and how it can outperform its peers over a 5-year period.

•

Extended Vesting Periods: The time-based restricted shares vest gradually over 4 years, and a portion of the performance-based option (ranging from 0% to 100%) vests 5-years after the grant date. The extended vesting periods are designed to incentivize our new Chief Executive Officer to focus on the long-term interests of the Company and reward sustained and continued outperformance over an extended period of time. These extended vesting periods also eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance and serve as a retention mechanism as they raise Mr. Ingram’s cost of pursuing a new opportunity outside the Company.

•

No Additional Equity Awards in the First Five Years of Employment: the performance-based option award was granted to Mr. Ingram in lieu of any future annual equity awards for the first five years of his employment. Hence, the Board does not anticipate granting Mr. Ingram additional incentive awards for the first five years of his employment.

•

Alignment of Financial Interests with those of Stockholders: The restricted stock award, and potentially the performance-based option award, will increase Mr. Ingram’s equity ownership, and hence will align his long-term financial interests with those of our stockholders. To further align his interests with those of our stockholders, but not required by any agreement or understanding with the Company, Mr. Ingram purchased shares of the Company’s common stock in the sum of approximately $4 million in July and November 2017.

Both of the awards are subject to clawback under circumstances set forth in Mr. Ingram’s employment agreement with the Company, including under the Company’s clawback policy.

A substantial portion of compensation for each named executive officer is tied to our performance, with 99% of Mr. Ingram’s compensation and 82% of compensation for the other named executive officers based on Company performance and paid in long-term equity incentive awards (whether vesting on the basis of time or achievement of performance metrics) and annual bonuses. As discussed in detail under the section below captioned “Compensation Discussion and Analysis,” we believe that the components and pay mix of our 2017 named executive compensation program struck the right balance between managing the Company’s hiring and retention needs and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Engagement and Feedback

We have consistently worked with our stockholders over the recent years to obtain their feedback on our compensation practices. In particular, management discussed our compensation practices with stockholders, including stockholders that previously voted against the Company’s say-on-pay proposals from previous years. In addition, following the nomination of Mr. Ingram as our Chief Executive Officer, the Company had informal discussions with stockholders about his unique compensation structure. These stockholders supported such structure as it aligns Mr. Ingram’s interests with those of the Company’s stockholders and reflects his long term commitment to building the Company.

Based on stockholder feedback over the past several years, the Company made a series of changes to its compensation practices and policies in a manner designed to enhance our compensation practices. We believe that these changes addressed the feedback obtained in prior years. As a result of these changes, at our last annual meeting, held in 2017, our executive compensation program for 2016 was approved by approximately 98.46% of the votes cast. Below are some highlights of the changes we have made to our compensation practices and policies:

•

Increased Focus on Performance-based Awards. In 2015, 2016 and 2017, the compensation committee granted performance-based awards to more closely align the interests of our named executive officers with near term stockholder returns resulting from regulatory and commercial outcomes, in addition to granting time-based awards such as stock options, which also align the interests of our named executive officers with those of our stockholders.

•

Appropriate Balance of Compensation Based on Short-term and Long-term Performance Goals. The Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., the achievement of successful U.S. commercial launch) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., the initiation of the development of second generation exon-skipping therapies).

•

No Merit Increases to Cash Compensation. There were no merit increases to base salary paid and bonus opportunities provided to our named executive officers in 2017, other than an increase to Mr. Cumbo’s base salary as a result of his May 2017 promotion.

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Policies that Reflect Best Practices. The Company has put in place other components it believes reflect responsible pay practices such as a clawback policy and stock ownership requirements for directors and officers (see pages 53-54 for details).

The tables below provide a high level summary of our 2017 compensation program as well as our compensation policies and practices.

2017 NEO Compensation Program Components		2017 NEO Compensation Highlights
Fixed	Base Salary

There were no merit increases to the cash compensation paid to our named executive officers in 2017, except that Mr. Cumbo was promoted in May 2017 and received a salary increase and an equity grant (see pages 45-46 for details).

Variable/ Performance-Based	Bonus

Cash payment based on achievement of the 2017 corporate goals set by the compensation committee. Chief Executive Officer bonus was based entirely on achievement of 2017 corporate goals. Bonuses for the other named executive officers were based 75% on achievement of 2017 corporate goals and 25% on individual performance tied to achievement of functional objectives (see pages 46-49 for details).

	Annual Equity Grant	Granted in March 2017 and consisted of one-half time-based options and one-half performance-based options (see page 49-50 for details).

Additional Performance-based Awards

•February 2016 Award: This award consisted of one-half time-based options and one-half performance-based options. The performance-based milestones do not cliff vest in full, but rather vest over time once a milestone is achieved (see page 50 for details).

•September 2016 Award: Restricted stock awards (“RSAs”) were granted to all named executive officers except for our Chief

Executive Officer. These RSAs are contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between the grant date and January 1, 2019 (see page 50 for details).

Inducement Grants to New NEOs

•A time-based RSA and a performance-based option award were granted to our new President and Chief Executive Officer. The Board does not anticipate any additional equity grants until June 2022, as the performance-based option award was granted in lieu of any future annual equity awards for the first five years of his employment (see pages 51-52 for details);

•Time-based options were granted to our new Chief Scientific Officer and new Chief Medical Officer (see pages 52-53 for details).

Snapshot of Current Key Executive Compensation Practices and Policies
	Yes	No
Performance-based equity grants	✓
Stock Ownership Guidelines	✓
Annual Stockholder Say-on-Pay vote	✓
Annual Compensation Risk Assessment	✓
Robust Clawback Policy	✓
Independent Compensation Consultant	✓
Company and Board Communications with Stockholders regarding Company compensation practices	✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive must be terminated without cause or resign for good reason).

✓
Prohibition on Hedging or Pledging of Company Stock	✓
Prohibition on Tax Gross-Ups for Relocation and Temporary Housing Expenses	✓
Employment Agreement for CEO position only / New Limited Scope NEO Severance Letters	✓
Practice of Not Paying Excess Perquisites	✓

Our compensation committee regularly reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning their compensation structure with our stockholders’ interests and current market practices. We believe that our named executive officers’ compensation programs have been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain talented executives.

Advisory Vote and Board Recommendation

We request stockholder approval, on an advisory basis, of the 2017 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Sarepta Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers for 2017, as disclosed in Sarepta Therapeutics, Inc.’s proxy statement for the Annual Meeting of Stockholders held in 2018 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the annual meeting of stockholders in 2019.

The Board recommends that stockholders vote “FOR” the compensation of our named executive officers.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

VOTE TO APPROVE THE COMPANY’S 2018 EQUITY INCENTIVE PLAN

(Proposal 3)

Proposal

We are asking our stockholders to approve our new 2018 Equity Incentive Plan (the “2018 Plan”), which was adopted by the Board on April 20, 2018, subject to and effective upon stockholder approval.  The 2018 Plan is based on the terms of our Amended and Restated 2011 Equity Incentive Plan (as Amended and Restated on June 27, 2016) (the “2011 Plan”) and incorporates the following key changes:

•

New Aggregate Share Reserve.  We are requesting an aggregate share reserve of 4,387,596 shares of common stock for the 2018 Plan, representing 2,900,000 new shares, plus the number of shares available under the 2011 Plan as of the effective date of the 2018 Plan, up to a maximum of 1,487,596 shares, as of April 11, 2018.  Because the available shares under the 2011 Plan will be transferred to the 2018 Plan, if this proposal is approved, we will not grant any additional equity awards under the 2011 Plan, other than with respect to shares underlying outstanding awards under the 2011 Plan that return to the share reserve under the 2011 Plan due to forfeiture, expiration or cash settlement of such outstanding awards to the extent provided in the 2011 Plan.  The 2018 Plan continues the 1.41 to 1 “fungible share” ratio contained in the 2011 Plan so that for each share of common stock subject to “Full Value Awards” (as defined below) granted under the 2018 Plan, the share reserve under the 2018 Plan will be decreased by 1.41 shares.  For each share of common stock subject to a Full Value Award that is forfeited or expires, the share reserve under the 2018 Plan will increase by 1.41 shares.  Our Board believes it is important to obtain approval of the 2018 Plan given that the current number of shares available for awards under the 2011 Plan is not sufficient for us to provide equity incentives to eligible employees, consultants and advisors over the next year and beyond which could inhibit our ability to attract and retain quality talent.

•

Minimum Vesting Standards.  The 2018 Plan imposes a one year minimum vesting requirement for all types of equity awards available under the 2018 Plan, other than with respect to equity awards that result in the issuance of an aggregate of up to 5% of the aggregate share reserve.  Further, such vesting restriction may lapse or be waived upon a participant’s disability, retirement, termination of employment or a change in control, and will lapse upon a participant’s death while providing services to the Company.

•

No Dividends or Dividend Equivalents on Unvested Awards.  The 2018 Plan contains clarifying language that any dividends or dividend equivalents on all types of awards will be subject to the restrictions applicable to the underlying award without compensation committee discretion.

•

Expanded of “Subsidiary” Definition.  For potential future flexibility concerning the scope of employees and consultants who are eligible for awards under the 2018 Plan, the 2018 Plan expands the 2011 Plan’s definition of “subsidiary” beyond solely corporations that are 50% owned by the Company and includes any entity, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by partnership of stock, assets or an equivalent ownership interest in voting interest).

•

Annual Limit on Director Compensation.  The 2018 Plan provides that any equity-based awards granted to any non-employee director under the 2018 Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director under the 2018 Plan or otherwise in respect of any fiscal year, in each case solely with respect to his or her service to the Board, may not exceed $1 million based on the aggregate fair market value (determined as of the date of grant) of any equity-awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation, except that with respect to the initial fiscal year in which a non-employee director commenced service on the Board, such annual limit is $1,500,000.  No changes are being proposed to the 2011 Plan.

•

Elimination of Certain Code Section 162(m) Provisions.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductibility of compensation paid in excess of $1,000,000 in any taxable year to certain named executive officers, subject to an exception for qualified performance-based compensation that was eliminated by recent tax reform legislation under the Tax Cuts and Jobs Act (the “TCJA”) for tax years beginning on or after January 1, 2018.  The 2018 Plan eliminates certain provisions intended to satisfy the performance-based exception that are set forth in the 2011 Plan.  However, because of our emphasis on performance-based compensation, the 2018 Plan generally retains the 2011 Plan provisions authorizing performance-based units, performance-based shares, and performance-based cash awards as well as the annual individual limitations on awards.  No changes are being proposed to the 2011 Plan.  It is intended that any awards granted under the 2011 Plan that were intended to be performance-based compensation under Section 162(m) of the Code are generally grandfathered under Section 162(m) as in effect prior to TCJA.

•	Term. The term of the 2018 Plan will expire on April 20, 2028, the ten year anniversary of the Board’s adoption of the 2018 Plan.

In addition to the changes described above, the 2018 Plan includes key provisions designed to protect stockholder interests, promote effective corporate governance and reflect use of corporate governance best practices, including, but not limited to, the following:

•	No Discounted Options or Stock Appreciation Rights (“SARs”). Options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant.
•

No Repricing of Options or SARs.  The 2018 Plan prohibits the repricing of options and SARs, including the replacement of outstanding options and SARs with options and SARs with a lower exercise price without stockholder approval.

•	No Evergreen Provision. The 2018 Plan does not contain an “evergreen” or automatic replenishment provision pursuant to which the shares authorized under the 2018 Plan are automatically replenished.
•	No Automatic Grants. The 2018 Plan does not provide for automatic grants to any participant.

The Company anticipates filing a registration statement on Form S-8 with the SEC to register the shares of common stock in the aggregate share reserve under the 2018 Plan, subject to and effective upon stockholder approval, as soon as practicable following such stockholders’ approval of the 2018 Plan.

Summary of the 2018 Plan

The following paragraphs provide a brief summary of the principal features of the 2018 Plan, and its operation. Because the following is a summary, it may not contain all of the information that is important to you. The description of the Plan contained in this proposal is qualified in its entirety by reference to the full text of the 2018 Plan, which is set forth in Appendix A to this proxy statement and is incorporated herein by reference.

Background and Purpose of the 2018 Plan

The 2018 Plan permits the grant of the following types of “Awards”: (i) non-statutory stock options that are not intended to qualify for favorable tax treatment under Section 422 of the Code, incentive stock options that are intended to qualify for favorable tax treatment under Section 422 of the Code and “SARs” granted at the fair market value of our common stock on the date of grant; and (ii) RSAs, restricted stock units (“RSUs”) and performance units, performance shares and performance-based cash awards (collectively, “Full Value Awards”). In addition, the 2018 Plan provides that for each share of common stock subject to a Full Value Award granted under the 2018 Plan, the share reserve under the 2018 Plan will be decreased by 1.41 shares. Correspondingly, for each share of common stock subject to a Full Value Award that is forfeited or expires, the shares reserve under the 2018 Plan will be increased by 1.41 shares.

Under the 2018 Plan, the maximum number of shares underlying Awards that may be issued under the 2018 Plan is 2,900,000, plus the number of shares available under the 2011 Plan as of the effective date of the 2018 Plan up to a maximum of 1,487,596 shares which represents the approximate number of shares available under the 2011 Plan as of April 11, 2018.  Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to a stock option or SAR will not become available for future grant or sale of awards under the 2018 Plan.  Shares used to satisfy the tax withholding obligations related to an Award other than a stock option or SAR will become available for future grant or sale under the Plan. In addition, shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan, provided, however, that if shares issued pursuant to Awards of restricted stock, RSUs, performance shares or performance units are repurchased by the Company at the original issuance price or forfeited to the Company due to failure to vest, such shares will become available for future grant under the Plan.  Because the available shares under the 2011 Plan will be transferred to the 2018 Plan, if this proposal is approved, we will not grant any additional awards under the 2011 Plan, other than with respect to shares underlying outstanding awards under the 2011 Plan that return to the share reserve under the 2011 Plan due to forfeiture, expiration or cash settlement of such outstanding awards to the extent provided in the 2011 Plan.

The 2018 Plan is intended to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to our employees, directors and consultants. The 2018 Plan also is intended to promote the success of our business.

Key Data

The following table includes information regarding our outstanding equity awards under all equity-based compensation plans from which shares of common stock may be issued, other than our Employee Stock Purchase Plan, and shares available for future awards under the 2011 Plan and the 2014 Plan as of April 11, 2018:

Total shares underlying all outstanding stock options and SARs	9,242,835
Weighted average exercise price of outstanding stock options and SARs	$35.42
Weighted average remaining contractual life of outstanding stock options and SARs	7.89 years
Total shares of common stock outstanding	65,513,228
Total shares underlying all outstanding and unvested full value awards	428,871
Shares available for future awards that could be issued under the 2014 Plan(1)	413,362
Shares available for future awards that could be issued under the 2011 Plan(2)	1,487,596

(1)	Pursuant to the 2014 Plan, for each share of common stock subject to a Full Value Award that is issued or granted, the shares available under the Plan shall be reduced by 1.41 shares.
(2)	Upon approval of the 2018 Plan, no new awards will be issued under the 2011 Plan (but outstanding awards under the 2011 Plan will continue to be governed by the 2011 Plan).

We manage our long-term dilution goal by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation plans, and is defined as the number of shares granted under our equity incentive plans divided by the weighted average number of common shares outstanding at the end of the year. We have calculated the burn rate under the 2011 Plan for the past three years, as set forth in the following table:

	Options Granted(1)	Full‑Value Shares Granted(2)	Total Granted = Options+ Full‑Value Shares	Weighted Average Number of Common Shares Outstanding (in thousands)	Burn Rate
Fiscal 2017	1,505,722	444,515	1,950,237	58,818,000	3.3%
Fiscal 2016	1,285,051	27,647	1,312,698	48,697,000	2.7%
Fiscal 2015	2,830,078	116,783	2,946,861	42,290,000	7.0%
Three‑Year Average	1,873,617	196,315	2,069,932	44,588,584	4.3%

(1)	These figures reflect both time‑based stock options and SARs granted during the applicable fiscal year and performance‑based stock options and SARs actually earned during the applicable fiscal year.
(2)	These figures reflect both time‑based full‑value awards granted during the applicable fiscal year and performance‑based full‑value awards actually earned during the applicable fiscal year.

Administration of the 2018 Plan

Our Board, or a committee appointed by our Board (the “Administrator”), administers the 2018 Plan. If the proposal is approved, the compensation committee of our Board will act as the Administrator.

Subject to the terms of the 2018 Plan, the Administrator has the discretion to, among other things, select the directors of the Company, and employees and consultant of the Company, any parent or any subsidiary who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), construe and interpret the provisions of the 2018 Plan and outstanding Awards, and make all other determinations deemed necessary or advisable for administering the 2018 Plan. To make grants to certain officers and key employees of our Company, the members of the Administrator must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

If an Award under the 2018 Plan is forfeited, expires, or is otherwise terminated without having been fully exercised, or is settled for cash (in whole or in part), the shares subject to the Award shall, to the extent of such forfeiture, expiration, termination or settlement in cash, generally be returned to the available pool of shares reserved for issuance under the 2018 Plan. Pursuant to the 2018 Plan, for each share of common stock subject to a Full Value Award that is forfeited or expires or is settled for cash (in whole or in part), the shares available under the 2018 Plan shall be increased by 1.41 shares. As of April 11, 2018, there were 627,748 awards outstanding under our prior equity compensation plans. If we experience a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in our corporate structure, the Administrator will adjust the number and class of shares that may be delivered under the 2018 Plan and/or the number, class, and price of shares covered by each outstanding Award, and the per-person numerical share limits set forth in the 2018 Plan in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Plan .

Awards made to employees or consultants may vest over a period of not less than one year. However, the Administrator may provide that such vesting restrictions may lapse or be waived upon the disability, retirement or termination of employment of the employee or consultant, or upon a change of control of the Company; such vesting restrictions will lapse upon a participant’s death while providing services to the Company. In addition, an aggregate of up to 5% of the shares available to be issued under the 2018 Plan may be granted in the form of Awards without respect to such minimum vesting requirements.

Eligibility to Receive Awards

The Administrator selects the employees, directors and consultants who will be granted Awards under the 2018 Plan. Employees and consultants eligible to participate may provide services to the Company, any parent (as defined under the Code) or any subsidiary (which includes any entity, trade or business, including a corporation, partnership, or limited liability company, that is directly or indirectly controlled 50% or more by the Company, whether by ownership of stock, assets or an equivalent partnership interest or voting interest); directors eligible to participate are directors of the Company.  Non-statutory stock options, SARs and Full Value Awards may be granted to employees, directors and consultants. Incentive stock options can only be granted to employees of the Company any parent or any subsidiary (in each case as defined in the Code). Awards made to our non-employee directors are generally made under the 2018 Plan pursuant to the Non-Employee Director Compensation Policy (as described below under “Compensation of Board”). As of April 11, 2018, the eligible class of participants includes approximately 297 employees of the Company and its subsidiaries and five members of our Board who are the outside directors of the Company.  However, the actual number of individuals who will receive an Award under the 2018 Plan cannot be determined in advance, because the Administrator has the discretion to select the participants.  No Awards will be granted under the 2018 Plan until stockholder approval is obtained.

Performance Criteria

In determining whether an Award should be made, and what the vesting schedule for any such Award should be, the Administrator may impose whichever conditions to vesting that it determines to be appropriate. For example, the Administrator may decide to grant an Award only if the participant satisfies performance goals established by the Administrator. The 2018 Plan provides that performance goals may be based on one or more business criteria including: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company/business unit/division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, TSR or working capital.

Any performance goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets, and may be measured relative to a peer group or index. The performance goals may also differ from participant to participant and from award to award. Performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award and which is consistently applied with respect to a performance goal in the relevant performance period. The Administrator will appropriately adjust any evaluation of performance under a performance goal to exclude (i) items that are unusual in nature or infrequently occurring, or both, within the meaning of FASB Accounting Standards Codification and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results. In addition, the Administrator will adjust any performance goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

Appreciation Awards

Stock Options. A stock option is the right to purchase shares of the Company’s common stock at a fixed exercise price for a fixed period of time. Under the 2018 Plan, the Administrator may grant non-statutory and incentive stock options. The Administrator will determine the number of shares covered by each option, provided that during any fiscal year no participant is granted options covering more than 500,000 shares, except that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted options covering up to an additional 500,000 shares.

The exercise price of the shares subject to each non-statutory stock option and incentive stock option cannot be less than one hundred percent (100%) of the fair market value of our common stock on the date of the grant. In the case of an incentive stock option granted to a participant who at the time of grant owns stock representing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, the exercise price of the shares subject to each incentive stock option cannot be less than one-hundred ten percent (110%) of the fair market value of our common stock on the date of the grant.

Any option granted under the 2018 Plan cannot be exercised until it becomes vested. The Administrator establishes the vesting schedule of each option at the time of the grant. Options become exercisable at the times and on the terms established by the Administrator. Options granted under the 2018 Plan expire at the times established by the Administrator, but not later than ten (10) years after the grant date. In the case of an incentive stock option granted to a participant who at the time of grant owns stock representing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, the maximum term of the incentive stock option will be five (5) years after the grant date.

The exercise price of each option granted under the 2018 Plan must be paid in full at the time of the exercise. The Administrator may permit payment by various means, including but not limited to: cash, check, the surrender to the Company of shares that are already owned by the participant, net exercise, a broker-assisted cashless exercise, the reduction in the amount of any Company liability to the participant, or by any other means that the Administrator determines to be consistent with the purpose of the 2018 Plan.

Stock Appreciation Rights. SARs are awards that provide the right to receive an amount equal to the increase in value of the Company’s common stock over a period of time. Awards of SARs may be granted pursuant to the 2018 Plan. The Administrator determines the terms and conditions of SARs. However, no participant will be granted SARs covering more than 500,000 shares during any fiscal year, provided that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted SARs covering up to an additional 500,000 shares. In addition, no SAR may be granted with a base price less than the fair market value of our common stock on the grant date, or have a term of over ten (10) years from the date of grant. Upon exercising a SAR, the holder of such right shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a share of our common stock on the date of exercise and the base price by (ii) the number of shares with respect to which the SAR is exercised. The Company’s obligation arising upon the exercise of a SAR may be paid in shares or in cash, or any combination thereof, as the Administrator may determine.

Full Value Awards

Under the 2018 Plan, the Administrator can make the following Full Value Awards:

Restricted Stock. Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any participant, provided that during any fiscal year no participant is granted restricted stock subject to restrictions based upon the achievement of performance goals for more than an aggregate of 100,000 shares, except that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted restricted stock up to an aggregate of an additional 100,000 shares. Unless the Administrator determines otherwise, once the restricted stock is issued, voting, certain dividend rights and other rights as a stockholder will exist with respect to the restricted stock. However, the restricted stock will not be transferable until the restricted stock vests.

Restricted Stock Units. RSUs are awards that obligate the Company to pay the recipient of the award a value equal to the fair market value of a specific number of shares of the Company common stock in the future if the vesting terms and conditions specified by the Administrator are satisfied. The Administrator will determine the number of shares that are subject to such RSUs, provided that during any fiscal year no participant is granted RSUs subject to restrictions based upon the achievement of performance goals for more than an aggregate of 100,000 shares, except that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted RSUs up to an aggregate of an additional 100,000 shares. Payment under an RSU may be made in cash, in shares of our common stock, or a combination thereof, and will be made as soon as practicable after the date in the award agreement, as otherwise provided by the award agreement, or as required by law.

Performance Shares and Performance Units. Performance shares are shares granted to participants with restrictions that lapse only upon the attainment of specified performance goals or other vesting criteria as the Administrator may determine. Performance units are awards that may be earned in whole or in part upon the attainment of performance goals or other vesting criteria as the Administrator may determine. Each performance unit will have an initial value that is established by the Administrator on or before the date of grant, and each performance share will have an initial value equal to the fair market value of a share on the date of grant. The Administrator will determine the number of shares of performance shares or performance units granted to any participant, provided that during any fiscal year no participant is granted performance shares or performance units granted subject to restrictions based upon the achievement of performance goals for performance units having an initial value greater than $3,250,000 or more than 250,000 performance shares, except that with respect to the initial fiscal year in which he or she commenced service as a service provider, he or she may be granted up to additional performance units having an initial value up to $3,250,000 and up to an additional 250,000 performance shares. Payment of earned performance shares or performance units may be made in cash, shares of our common stock, or a combination thereof, and will be made, subject to the achievement of the specified goals prior to the expiration of the performance period provided in such award, as soon as practicable after the date in the award agreement, as otherwise provided in the award agreement, or as required by law.

Performance-Based Cash Awards. Performance-based cash awards are cash awards that are payable or otherwise based on the attainment of certain pre-established performance goals during a performance period, each as set by the Administrator. The Administrator will determine the dollar amount to be awarded pursuant to performance-based cash awards and may establish a targeted performance-based cash award applicable to a participant for a performance period, provided that the aggregate amount of compensation to be paid to any one participant in respect of all performance-based cash awards in respect of one calendar year may not exceed $10,000,000 per year (subject to proportionate adjustment for performance periods longer or shorter than one year).  Such individual target may be expressed as a fixed dollar amount, a percentage of the participant’s base pay, a percentage of a bonus pool funded by a formula as determined in the Administrator’s discretion based on achievement of performance goals, or an amount determined pursuant to an objective formula or standard.  The Administrator may elect to pay a participant an amount that is less than the participant’s target award, regardless of the degree of attainment of the performance goals, except in certain specified circumstances following a change in control of the Company.

Change in Control

In the event of a “change in control” (as defined in the 2018 Plan), each outstanding Award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that the Awards may be assumed or substituted by the successor corporation (with appropriate adjustments as to the number and kind of shares and prices); upon written notice to participants, the Awards may terminate upon, or immediately prior to, the change in control; the Awards will vest and may be terminated in exchange for cash or property equal to the amount that would have been attained upon the exercise of such Award or realization of a participant’s rights as of the date of the change in control; the Awards may be replaced on a substantially equivalent basis with other rights or property selected by the Administrator in its sole discretion; or any combination of the foregoing.

If the successor does not assume or substitute outstanding Awards, the options and SARs will become fully vested and exercisable, all restrictions on restricted stock, RSUs, performance shares, performance units and performance-based cash awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on 100% of target levels and all other terms and conditions met. In addition, if an option or SAR is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or SAR will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or SAR will terminate upon the expiration of such period.  Awards with an exercise or purchase price that is less than the price paid in connection with the change in control may be cancelled without participant consent.

Acceleration of Awards

If a participant in the 2018 Plan dies prior to terminating service with us, the vesting of all Awards held by him or her will fully accelerate and any restrictions on transferability will fully lapse.

Non-Transferability of Awards

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Recovery of Compensation and Stock Ownership Guidelines

The Company adopted its Incentive Compensation Recoupment Policy (the “Recoupment Policy”), and its Stock Ownership Guidelines for Non-Employee Directors and Executive Officers (the “Stock Ownership Guidelines”), on April 27, 2016. All Awards made under the 2018 Plan are subject to the Recoupment Policy and the Stock Ownership Guidelines, where applicable, as amended and in effect from time to time.

Federal Tax Aspects

The following is a general summary under current law of the material U.S. federal income tax consequences of the grant, vesting and exercise of Awards under the 2018 Plan. This summary deals with general tax principles that apply only to employees who are citizens or residents of the United States, and is provided only for general information purposes. The following discussion does not address the tax consequences of Awards that may be subject to, and do not comply with, the rules and guidance issued pursuant to Section 409A of the Code. Section 409A has implications that affect traditional deferred compensation plans, as well as certain equity awards. Accordingly, although Awards under the 2018 Plan are generally intended to comply with, or be exempt from,

Section 409A of the Code, additional adverse tax consequences could apply to certain equity awards as a result of Section 409A based on the terms of the equity awards or modifications that may have been, or that may from time to time be, made to the provisions of the equity awards.

The following discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment of participants in the 2018 Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary does not discuss all aspects of income taxation that may be relevant in light of personal investment circumstances. This summarized tax information is not tax advice.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted to a participant, when that option vests, or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for a participant for purposes of the alternative minimum tax. Gain realized on the sale of shares issued under an incentive stock option is taxable at capital gains rates, unless the participant disposes of the shares within (i) two years after the date of grant of the option, or (ii) within one year of the date the shares were transferred to the participant. If the shares of common stock are sold, or otherwise disposed of, before the end of the one-year or two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the options’ exercise will be taxed at ordinary income rates.

If such a sale or disposition takes place in the year in which the participant exercises the option, the income recognized upon the sale or disposition of the shares will not be considered income for alternative minimum tax purposes.  An incentive stock option that is exercised more than three months after termination of employment (other than termination by reason of death) is generally treated as a non-statutory stock option. Incentive stock options are also treated as non-statutory stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-statutory Stock Options. No taxable income is reportable when a non-statutory stock option is granted to a participant, or when the option vests. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option.  Any additional gain or loss recognized upon any later disposition of the shares issued would be capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant or when the stock appreciation right vests. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares issued would be capital gain or loss.

Restricted Stock Awards. Generally, a participant will not have taxable income upon grant of restricted stock. Instead, he or she will recognize ordinary income, if any, at the time of vesting equal to the fair market value of the shares received (determined as of the date of vesting) minus any amount paid for the shares.

Restricted Stock Units. A participant will generally not recognize taxable income at the time of the grant of a RSU. When an award is settled or paid (whether it is at or after the time that the award vests), the participant will recognize ordinary income. In the event of an award that is paid or settled at a time following the vesting date, income tax (but not employment taxes) may be deferred beyond vesting and until shares are actually delivered, or payment is made to the participant if deferred in compliance with the timing of distributions and other requirements under Section 409A of the Code.

Performance Shares and Performance Unit Awards. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or non-restricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. In the event of an award that is settled at a time following the vesting date, income tax (but not employment tax) may be deferred beyond vesting and until actual settlement of the awards. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Performance-Based Cash Awards. A participant generally will recognize no income upon the grant of a performance-based cash award. Upon the settlement of such award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. In the event of an award that is settled at a time following the vesting date, income tax (but not employment tax) may be deferred beyond vesting and until actual settlement of the awards.

Gain or Loss on Sale or Disposition of Shares. In general, gain or loss from the sale or disposition of shares granted or awarded under the 2018 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Withholding. Where an award results in income subject to withholding, the Company may require the participant to remit the withholding amount to the Company, or cause shares of common stock to be withheld or sold in order to satisfy the tax withholding obligations.

Tax Effect for the Company. Generally we may be entitled to a tax deduction in connection with an Award under the 2018 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option), provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Special rules under Section 162(m) of the Code, as modified by TCJA, limit the deductibility of compensation paid by a public company during a tax year to its chief executive officer, its chief financial officer and its other three most highly compensated executive officers for that tax year (collectively, “covered employees”) and for any individual who was a covered employee of the Company during tax years beginning in 2017. Under Section 162(m) of the Code, the annual compensation paid to any covered employee will be deductible only to the extent that it does not exceed $1,000,000. The Administrator has discretionary authority to grant Awards under the 2018 Plan in excess of this limit.

Additionally, under the so-called “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of options and benefits paid under other Awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible by the Company.

Amendment and Termination of the 2018 Plan and Prohibition on Re-Pricing or Exchange of Awards without Stockholder Approval

The 2018 Plan will continue in effect for ten years from the date of its adoption, unless terminated at an earlier time by the Administrator. The Administrator generally may amend or terminate the 2018 Plan at any time and for any reason; provided, however, that the Administrator cannot re-price or otherwise exchange options or SARs under the 2018 Plan for Awards with lower exercise or base prices without stockholder approval. Further, the Administrator may not amend the 2018 Plan without stockholder approval to the extent that stockholder approval is required under applicable laws.

Vote Required and Board Recommendation

The affirmative vote of the majority of the votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting will be required to approve the 2018 Plan.  As a result, abstentions and broker non-votes (if any) will have no effect on this Proposal.

The Board recommends that stockholders vote “FOR” the approval of the 2018 Plan.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 4)

Our audit committee has selected the firm of KPMG LLP to be the Company’s independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2018 and the Company’s internal control over financial reporting. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has reviewed KPMG LLP’s independence from us and our management, and considered matters in the written disclosures KPMG LLP provided to the audit committee required by the Public Company Accounting Oversight Board and the potential impact that non-audit services provided to us by KPMG LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Audit and Other Fees

The following table shows fees for professional audit services billed to us by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2017 and December 31, 2016, and fees billed to us by KPMG LLP for other services provided during 2017 and 2016:

Fees	2017	2016
Audit fees	$1,334,227	$968,542
Audit-related fees	40,000	27,500
Tax fees	162,250	79,900
All other fees	1,800	1,800
Total	$1,538,277	$1,077,742

Audit fees are fees for the audit of our 2017 and 2016 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, assurance and related services that are related to the issuance of comfort letters for equity offerings and other services that are provided in connection with statutory and regulatory filings.

Audit-related fees are fees related to the audit of our 401(k) plan.

Tax fees are fees for state and local tax compliance and consultation services.

All other fees are fees related to subscription to KPMG LLP’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairwoman of the audit committee to pre-approve services, in which case the chairwoman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2017 and 2016, all services provided by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The audit committee has approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

The Board recommends that stockholders vote “FOR” ratification of this appointment.

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STOCK OWNED BY SAREPTA THERAPEUTICS, INC. MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 23, 2018, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of Shares)(2)	Percent of Class(2)
Officers and Directors
Richard J. Barry(3)	3,267,979	5.0%
M. Kathleen Behrens, Ph.D.(4)	204,021	*
Hans Wigzell, M.D., Ph.D.(5)	98,238	*
Claude Nicaise, M.D.(6)	27,965	*
Michael Bonney (7)	3,418	*
Doulas Ingram(8)	335,000	*
Sandesh Mahatme(9)	465,926	*
David Tyronne Howton(10)	392,178	*
Alexander Cumbo(11)	202,675	*
Guriqbal S. Basi, Ph.D.(12)	—	*
Edward M. Kaye, M.D.(13)	400,475	*
Catherine Stehman-Breen, M.D.(14)	29,166	*
All current directors and executive officers as a group (11 persons)(15)	5,195,431	7.9%
5% Stockholder
Fidelity Investments, 245 Summer Street, Boston, MA 02210 (16)	7,760,905	11.8%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022(17)	6,286,343	9.6%
The Vanguard Group, 100 Vanguard Blvd., Malvern PA 19355(18)	5,081,058	7.8%
Capital Ventures International, Windward 1, Regatta Office Park, West Bay Road, Grand Cyman, KY1-1103 (19)	3,598,961	5.5%
Shares Issued and Outstanding 4/20/2018	65,527,546

*	Indicates beneficial ownership of one percent or less.
(1)

Except as otherwise indicated, the address of each stockholder identified is c/o Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)

Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days as of April 23, 2018 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Beneficial ownership as reported in the table above excludes shares of our common stock that may be issued upon the exercise of stock appreciation rights, or SARs, that are exercisable within 60 days of April 23, 2018. The number of shares of common stock that will be received upon exercise of such SARs is not currently determinable and therefore is not included in the table above because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the exercise price, which is not determinable until the date of exercise.

(3)

Includes (i) 23,547 shares of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 3,418 shares of RSAs subject to vesting. Mr. Barry has voting power with respect to the shares subject to vesting but does not have investment power with respect to such shares until they vest.

(4)

Includes (i) 87,487 shares subject to options exercisable within 60 days of April 23, 2018 and (ii) 3,418 shares of RSAs subject to vesting. Dr. Behrens has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(5)

Includes (i) 89,154 shares of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 3,418 shares of RSAs subject to vesting. Dr. Wigzell has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(6)

Includes (i) 23,547 shares of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 3,418 shares of RSAs subject to vesting. Dr. Nicaise has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(7)

Includes (i) 0 share of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 3,418 shares of RSAs subject to vesting. Mr. Bonney has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(8)

Includes 335,000 shares of RSAs subject to vesting. Mr. Ingram has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(9)

Includes (i) 423,265 shares of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 23,906 shares of RSAs subject to vesting. Mr. Mahatme has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest. Excludes 100,000 SARs at an exercise price of $23.85.

(10)

Includes (i) 361,060 shares of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 19,125 shares of RSAs subject to vesting. Mr. Howton has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(11)

Includes (i) 176,332 shares of our common stock subject to options exercisable within 60 days of April 23, 2018 and (ii) 16,875 shares of RSAs subject to vesting. Mr. Cumbo has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(12)

Includes 0 shares of our common stock subject to options exercisable within 60 days of April 23, 2018. Mr. Basi does not have voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(13)	Includes 310,644 shares of our common stock subject to options. These options were fully vested as of August 17, 2018.
(14)	Includes 29,166 shares of our common stock subject to options exercisable within 60 days of April 23, 2018.
(15)

Includes 1,353,614 shares of our common stock subject to options exercisable within 60 days of April 23, 2018. Of the shares of common stock reported, 428,871 shares of RSAs are subject to vesting; such directors and officers have voting power with respect to the shares of common stock subject to vesting but do not have investment power with respect to such shares until they vest. Excludes 100,000 SARs that are fully vested.

(16)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 9, 2018, reporting beneficial ownership of Fidelity Investments. Fidelity Investments has sole voting power over 1,998,470 shares of our common stock and sole dispositive power over 7,760,905 shares of our common stock.

(17)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 7, 2018, reporting beneficial ownership of The Vanguard Group. The Vanguard Group has sole voting power over 106,854 shares of our common stock, shared voting power of 9,450 of our common stock, sole dispositive power over 4,970,119 shares of our common stock and shared dispositive power over 110,939 shares.

(18)

Based solely on information contained in the Schedule 13G/A filed with the SEC on January 23, 2018, reporting beneficial ownership of BlackRock, Inc. BlackRock Inc. has sole voting power over 6,161,749 shares of our common stock and sole dispositive power over 6,286,343 shares of our common stock.

(19)

Based solely on information contained in the jointly filed Schedule 13G/A filed with the SEC on February 9, 2018 by Capital Ventures International, Susquehanna Advisors Group, Inc., G1 Execution Services, LLC, Susquehanna Investment Group and Susquehanna Securities (the “Reporting Persons”). According to this Schedule 13G/A, Capital Ventures International has sole voting power and dispositive power over 1,000,000 shares of our common stock, G1 Execution Services, LLC has sole voting power and dispositive power over 21,813 shares of our common stock, Susquehanna Investment Group has sole voting power and dispositive power over 76,700 shares of our common stock, Susquehanna Securities has sole voting power and dispositive power over 2,500,448 shares of our common stock and the Reporting Persons, which may be deemed a group, have shared voting power and dispositive power over 3,598,961 shares of our common stock.

Equity Compensation Plan Information

The table below summarizes information, as of December 31, 2017, with respect to shares of our common stock that may be issued under our equity plans:

	Number of securities to be issued upon exercise of outstanding options and rights		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,663,155	(1)	$25.01	2,778,453	(2)
Equity compensation plans not approved by security holders(3)	20,309		$8.28	—
Equity compensation plan not approved by security holders(4)	4,289,292		$34.77	609,171
Total	8,972,756		$29.64	3,387,624

(1)

Of the number of securities to be issued upon exercise, 4,623,821 shares of our common stock are subject to outstanding options under the 2011 Plan, and 39,334 shares of our common stock are subject to outstanding options under the AVI BioPharma Inc. 2002 Equity Incentive Plan (the “2002 Plan”). Following the adoption of the 2018 Plan, no further grants will be, or have been, made under the 2011 Plan, other than with respect to shares underlying outstanding awards under the 2011 Plan that return to the share reserve under the 2011 Plan due to forfeiture, expiration or cash settlement of such outstanding awards to the extent provided in the 2011 Plan.  Following the adoption of the 2011 Plan, no further grants were made under the 2002 Plan. Awards previously granted pursuant to the 2011 Plan and the 2002 Plan will continue to be governed by the terms of the 2011 Plan or the 2002 Plan, respectively, and the applicable award agreements.

(2)

Represents 2,540,093 shares of our common stock that were available for future issuance under the 2011 Plan and 238,360 shares of our common stock reserved for issuance under the 2013 Employee Stock Purchase Plan.

(3)

In June 2011, as a material inducement for Edward M. Kaye, M.D., to commence employment with us, we granted Dr. Kaye an option to purchase 141,667 shares of our common stock for an exercise price per share of $8.28, as adjusted for our July 2012 one-for-six reverse stock split, outside of any stockholder approved equity incentive plan.

(4)

In February 2014, to facilitate inducement awards to new hires under NASDAQ listing Rule 5635(c)(4), the Company adopted the 2014 Plan. In June 2017, the Board approved an increase to the 2014 Plan by another 3,800,000 shares of common stock.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of the Company on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The audit committee reviewed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of audited consolidated financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, KPMG LLP’s judgments about our accounting principles and the other matters required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 1301, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board. The audit committee has received from KPMG LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls and the overall quality of our financial reporting. The audit committee held a total of seven meetings during 2017.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the board of directors has approved, that the 2017 audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

M. Kathleen Behrens, Ph.D., Chairwoman

Richard J. Barry

Michael W. Bonney

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The Board and its standing committees (audit, compensation and nominating and corporate governance) oversee the management of risks inherent in the operation of our business. The Board has delegated certain risk management responsibilities to its committees. The Board and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors. As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us.

Board Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairwoman of the Board are held by two different individuals. Currently, Mr. Ingram serves as our Chief Executive Officer and Dr. Behrens serves as our Chairwoman of the Board. Our Non-Executive Chairwoman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the Board has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business while our Non-Executive Chairwoman provides guidance to the Chief Executive Officer and leads the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our commercial stage, as well as the commitment required to serve as our Non-Executive Chairwoman. The Board believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our Board’s structure incorporates appropriate independence and programs for risk management oversight of our overall operations, including our compensation programs. The Board will continue to assess the appropriateness of this structure as part of the Board’s broader succession planning process.

We have been, and continue to be, a strong advocate of the independence of the Board and have put into place measures to see that the members of our Board provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, all of our current directors and director nominees, except for Mr. Ingram, are independent under the NASDAQ guidelines. In addition, each of the Board’s four standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the Board. Also, our non-management directors meet in executive session periodically without management in attendance. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and its committees, is entrusted to independent directors.

Board and Committee Meetings

During 2017, our Board met sixteen times and acted by unanimous written consent twice. During 2017, our audit committee met seven times and did not act by written consent, our compensation committee met fourteen times and acted by written consent thirteen times, and our nominating and corporate governance committee met seven times and did not act by written consent. All of our directors attended more than 75% of the aggregate of all meetings of the Board and committees on which such director served. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, our directors are encouraged to attend. Of our six directors serving on our Board at the time of the annual meeting in 2017, the five directors with ongoing terms attended the 2017 annual meeting of stockholders.

Determination Regarding Director Independence

The Board has determined that each of our current directors, except for Mr. Ingram, is an “independent director” as that term is defined in NASDAQ Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly.

The Board has also determined that each current member of the audit committee, the compensation committee and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the SEC and the Internal Revenue Service.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with Ethicspoint to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.sarepta.com under “Investor Relations - Corporate Governance.” We also prohibit hedging and pledging transactions involving Company securities by our directors and Section 16 officers and have documented specific guidelines through establishing Procedures and Guidelines Governing Insider Trading and Tipping, as amended.

Committees of the Board

During 2017, our Board had four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the research and development committee. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee of the Board, as adopted by our Board, are available on our website at www.sarepta.com under “Investor Relations — Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices, (v) oversees the annual and quarterly financial reporting process, (vi) has authority to engage any independent advisors it deems necessary to carry out its duties, and (vii) has appropriate funding to engage any necessary outside advisors. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter. The current members of the audit committee are M. Kathleen Behrens, Ph.D. (Chairwoman), Richard J. Barry and Michael W. Bonney. The Board has determined that Dr. Behrens is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement. The audit committee charter requires the audit committee to review and assess the charter’s adequacy annually.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Compensation Discussion and Analysis” section later in this proxy statement. The current members of the compensation committee are Claude Nicaise, M.D. (Chairman) and Richard J. Barry. The compensation committee report is set forth in the “Compensation Committee Report” section later in this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of nominees for the Board. The nominating and corporate governance committee also is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board, and ensuring compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the Board in accordance with laws and regulations established by the SEC and NASDAQ Global Select Market, our Bylaws and applicable corporate law, and make recommendations to the Board regarding such individuals based on the established criteria for members of our Board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of the nominating and corporate governance committee are Richard J. Barry (Chairman) and Hans Wigzell, M.D., Ph.D.

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every member of the Board should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education and years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the Board, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, ability to commit sufficient time and attention to Board activities, and any potential conflicts with our business and interests. In addition, the Board and the nominating and corporate governance committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented, as well as the skills and experience that the Board will find valuable in the future, given our strategic plans. While not maintaining a specific policy on Board diversity requirements, the Board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the Board and, therefore, seek a variety of occupational and personal backgrounds for its members in order to obtain a broad range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the nominating and corporate governance committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective Board.

The nominating and corporate governance committee will consider for nomination to the Board candidates recommended by stockholders, provided that such recommendations are delivered to the nominating and corporate governance committee in the manner described below under “—Communications with the Board,” together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected.  The nominating and corporate governance committee must receive the foregoing information no later than the deadline for submission of stockholder proposals pursuant to Rule 14a-8, as set forth above under “Stockholder Proposals for the 2019 Annual Meeting.”  The nominating and corporate governance committee will consider nominations to the Board from stockholders who comply with the foregoing procedures and will consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources, which is described above.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The nominating and corporate governance committee does not currently engage any third-party director search firms, but may do so in the future if it deems such engagement appropriate and in our best interests. These matters will be considered by the nominating and corporate governance committee in due course, and, if appropriate, the nominating and corporate governance committee will make a recommendation to the Board addressing the nomination process.

Communications with the Board

The Board welcomes and encourages stockholders to share their thoughts regarding our Company. While the Board encourages such communication, for a variety of reasons, including, but not limited to compliance with securities laws, fiduciary duties of the directors and good business practices relating to corporate communications, our preference is that stockholders communicate with the Board in compliance with our communications policy. Our communications policy, as adopted by the Board, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or investors@sarepta.com. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our business operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature), Investor Relations will then distribute a copy of the communication to the chair of the Board, the chair of the audit committee, and our internal and outside counsel. Based on the input and decision of these persons, along with the entire Board, if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Compensation of Board

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that the members of the Board expend in fulfilling their duties to us as well as the skill level we require of our directors. Members of the Board receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

In September 2010, our Board, upon the recommendation of the compensation committee, approved and adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Director compensation is reviewed annually by the compensation committee’s independent, third-party consultant, which currently is Radford. Generally, in reviewing the terms and competitiveness of our director compensation, our independent compensation consultant uses the same peer group companies used for executive compensation comparisons. When it deems appropriate, the compensation committee adjusts director compensation.

In connection with Proposal 3 relating to approval of the 2018 Plan, the 2018 Plan provides that any equity-based awards granted to any non-employee director under the 2018 Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director under the 2018 Plan or otherwise in respect of any fiscal year, in each case solely with respect to his or her service to the Board, may not exceed $1 million based on the aggregate fair market value (determined as of the date of grant) of any equity-based awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation, except that with respect to the initial fiscal year in which a non-employee director commenced service on the Board, such annual limit is $1,500,000.

Cash Compensation

Under the cash compensation component of the Director Compensation Policy, as was updated by our Board in 2017 upon the recommendation of the compensation committee and after consideration of peer data presented by its independent compensation consultants, our non-employee directors received cash compensation of $50,000 per year for their service on the Board. In addition, any non-employee director serving as chair, or interim chair, of the Board received an additional $36,000 per year for such service as chair. The chair of the audit committee received an additional fee of $25,000 per year for such service; the chair of the compensation committee received an additional fee of $16,000 per year for such service; and the chair of the nominating and corporate governance committee received an additional fee of $13,000 per year for such service. Finally, members of committees who are not serving as the chairs of such committees received an additional fee of $12,500 per year for services as audit committee members, $8,000 per year for services as compensation committee members and $6,500 per year for services as nominating and corporate governance committee members. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter. The cash compensation paid to our non-employee directors for their services on our Board and its committees during 2017 was as described above.

Stock-Based Compensation

Initial Option Grants. In March 2017, our Board approved a change to our Director Compensation Policy, based on our peer group data. Under the revised Director Compensation Policy, each individual who is first elected, or appointed, as a non-employee member of the Board is automatically granted an option to purchase 16,400 shares of our common stock (instead of 18,000 shares prior to the change).  The shares underlying the initial option grants will vest over four years of continued service to the Board, with 25% of the total number of shares underlying the option vesting each year on the earlier of (i) the anniversary date of the grant, and (ii) the date of the Annual Meeting of our stockholders in the year following the date of grant.

Annual Option Grants. In March 2017, our Board approved a change to our Director Compensation Policy, based on our peer group data, which increased the annual director option to purchase shares of our common stock from 10,500 to 12,350 options. The annual grant received by our non-employee directors in March 2017 was in the form of an option to purchase 12,350 shares of our common stock, vesting on a monthly basis, over two years, at a rate of 1/24th of the total option grant, commencing on the first monthly anniversary of the date of the 2017 annual meeting of our stockholders.

Annual Restricted Stock Grants. Pursuant to our current Director Compensation Policy, each non-employee director serving on our Board for at least six months automatically receives an award of 1,000 restricted shares. Each of our non-employee directors at that time was eligible for, and received, a grant of 1,000 restricted shares in March 2017. The restricted shares will fully vest on the date of the annual meeting of our stockholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date.

The following table sets forth compensation information for our current and former non-employee directors that served on our Board in 2017. All compensation numbers are expressed in U.S. dollars.

Name	Fee Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)		All Other Compensation	Total
Current Directors:
M. Kathleen Behrens, Ph.D.	$130,168	$32,630	$198,072	—		$360,870
Richard J. Barry	$96,372	$32,630	$198,072	—		$327,074
Claude Nicaise, M.D.	$68,804	$32,630	$198,072	—		$299,505
Hans Wigzell, M.D., Ph.D.	$77,293	$32,630	$198,072	—		$307,994
Michael W. Bonney	—	—	$415,630	—		$415,630
Former Directors:
Jean-Paul Kress	$50,842	$32,630	$198,072	—		$281,543

(1)

The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of restricted stock and option awards granted in 2017 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 14 to the consolidated financial statements set forth in our Annual Report. As of December 31, 2017, each of our current directors had the following number of options and shares of restricted stock units outstanding, respectively: Dr. Behrens: 97,850 and 1,000; Mr. Barry: 32,596 and 1,000; Dr. Nicaise: 32,596 and 1,000; Dr. Wigzell: 99,517 and 1,000, and Mr. Bonney: 16,400 and 0.

(2)	Dr. Kress ended his term with the Board and its committees effective on June 6, 2017.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (CD&A) that follows is organized in three parts:

I.	2017 Compensation Program Overview and Factors That Influenced 2017 Named Executive Officer Compensation
II.	2017 Named Executive Officer Compensation
III.	Compensation Agreements for Named Executive Officers

Throughout this CD&A, individuals who served as our principal executive officers and principal financial officer during 2017, as well as the other individuals included in the Summary Compensation Table included herein, are referred to as the “named executive officers.” Our named executive officers for 2017 were:

•	Douglas S. Ingram, our President and Chief Executive Officer(1)
•	Sandesh Mahatme, our Executive Vice President, Chief Financial Officer and Chief Business Officer
•	Guriqbal S. Basi, Ph.D., our Senior Vice President and Chief Scientific Officer (2)
•	Alexander “Bo” Cumbo, our Senior Vice President and Chief Commercial Officer
•	David Tyronne Howton, Jr., our Senior Vice President, General Counsel and Corporate Secretary
•	Edward M. Kaye, M.D., our former President and Chief Executive Officer(3)
•	Catherine Stehman-Breen, M.D., our former Senior Vice President, Chief Medical Officer(4)

(1)	Mr. Ingram was appointed on June 26, 2017 to serve as our President and Chief Executive Officer, as well as a Group I director.
(2)	Dr. Basi was appointed on September 25, 2017 to serve as our Chief Scientific Officer.
(3)	Dr. Kaye resigned as President and Chief Executive Officer effective on June 26, 2017.
(4)	Dr. Stehman-Breen was appointed on April 3, 2017 to serve as our Chief Medical Officer. Her employment with us ended on December 15, 2017.

I.   2017 Compensation Program Overview and Factors That Influenced 2017 Named Executive Officer Compensation

2017 Compensation Program in Light of a Successful Launch of EXONDYS 51 and CEO Transition

2017 was an important year for the Company. After receiving FDA approval for its first product in September 2016, the Company entered 2017 with the goal of successfully launching EXONDYS 51 in the U.S., advancing its multiple genetic medicine platforms and preparing for global commercialization. In the face of a challenging reimbursement landscape, the Company achieved a very successful first full year launch, doubling its original revenue guidance for 2017. In addition, the Company launched an early access program and built commercial infrastructure in the EU in preparation for a potential approval of the Company’s marketing authorization application for eteplirsen. The Company also executed its strategy to maintain leadership position in the rare disease space by entering into a gene therapy exclusive license option agreement with Genethon and into a sponsored research and exclusive license option agreement with Duke University related to certain CRISPR/Cas9 technology that has the potential to restore dystrophin expression by removing or “excising” exons from the dystrophin gene. The Company built for the future in 2017, significantly advancing its RNA-based and gene therapy pipeline, announcing positive results on its next RNA-based DMD therapy, golodirsen, commencing a first-in-human study for its second generation novel technology, PPMO, for the treatment of DMD in patients who are amenable to exon 51 skipping, bolstering its balance sheet with an equity raise and convertible note offering, and ensuring adequate manufacturing supply for clinical and commercial needs.

The Company’s achievements were reflected in impressive TSR. Our one-year TSR of 102.84% was significantly higher than that of the NASDAQ Biotechnology Index (21.66%) and that of the NASDAQ Composite Index (29.73%); our three-year TSR was 284.52%, while that of the NASDAQ Biotechnology Index and the NASDAQ Composite Index were only 6.94% and 51.36%, respectively; and our five-year TSR of 115.66% was slightly below that of the NASDAQ Biotechnology Index (138.59%) and that of the NASDAQ Composite Index (143.54%). The Company’s accomplishments in 2017 are directly tied to the performance of the Company’s named executive officers, and thus were an important factor in determining the named executive officers’ compensation for 2017.

2017 was also a year of transition. In June 2017, Dr. Kaye tendered his resignation as President and Chief Executive Officer, and the Board nominated Mr. Ingram for this position.

Two goals led our recruitment efforts. First, we wanted to attract an exceptional Chief Executive Officer. In doing so, we had to compete with other companies in the biotech space, many of which were private and could offer large equity stakes compared to their public company equivalents. Second, we were searching for an individual who would be willing to fully align his or her financial interests with the financial interests of our stockholders by tying his own success or failure with the Company’s performance and stockholder value. Our new Chief Executive Officer’s compensation package was tailored to fit such a personality. Since the vast majority of Mr. Ingram’s compensation is in the form of performance-based (“at-risk”) awards, the only way to maximize his compensation is to achieve outstanding performance for the Company and at the same time outperform the biotech industry.  Under this model, Mr. Ingram may earn a significant stake in the Company, but only through the achievement of performance metrics that, if reached, would also reflect a significant return to stockholders. Indeed, our innovative compensation structure gives Mr. Ingram the opportunity to obtain a high value award if the Company is outperforming, but it also entails a big risk of losing a substantial portion of the award, or even all of it, if the Company does not perform well and does not outperform the biotech industry.

Using this unique model, we granted Mr. Ingram the following two inducement equity awards under the 2014 Plan as an inducement material to his entering into the employment agreement: (1) a time-based restricted stock award; and (2) a performance-based option award.

In determining the terms of these awards, we took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Radford, our independent consultant. We were specifically guided by the following parameters when crafting the performance-based option award, which is quadruple the fair value of the restricted stock award:

•

Performance Measurements: The option award is contingent on and linked to (1) the Company’s stock performance over five years and (2) the Company’s performance relative to other biotech companies during such period. The Company’s performance is measured by the CAGR of our stock over a 5-year period, which we considered to be more accurate than TSR. The formula sets challenging CAGR thresholds for maximum compensation, which were developed through the assessment of compounded growth rates for several leading biotech companies over highly successful periods in their development.  The outperformance relative to other biotech companies is measured by comparing our five year CAGR to the CAGR of the NASDAQ Biotech Index. We selected the NASDAQ Biotech Index because it is more challenging to beat than broader pharmaceutical sector indexes, as indicated by high returns over the past five years (approximately 22%).

•

Linear Formula: The percentage of the award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a 5-year period.

•

Potential Ownership Percentage: To attract top talent and to be able to compete with privately-held companies, which have greater flexibility in offering equity, we granted equity that can potentially result in Mr. Ingram owning approximately 6.6% of the Company if all performance metrics are fully satisfied.[2] If performance criteria are not met, Mr. Ingram will obtain a lower interest in the Company, potentially down to 0%.

[2]	Assuming 55,002,586 shares outstanding.

•

5-Year Vesting Period: To reward sustained and continued outperformance, and to eliminate the ability to meet thresholds due to short term and arbitrary market factors, there is a 5-year cliff vesting, as opposed to vesting on a yearly basis in tranches.

We believe that such compensation structure aligns with stockholders’ interests due to the following key features of the awards:

•

Chief Executive Officer’s Financial Success is Closely Linked to the Company’s Growth: The option award is contingent on and linked to both the Company’s stock performance over five years and to the Company’s performance relative to other biotech companies during such period. As the Company performs better, the vesting percentage increases, up to the maximum amount granted.  No portion of the option award will vest if the Company’s stock price CAGR over the 5-year period is less than 15% or if such CAGR does not exceed (or, in certain limited cases, meet) the CAGR of the Biotech Index during the same 5-year period. This formula ensures that if stockholders realize a marginal return through lack of stock appreciation or poor performance relative to the biotech market, Mr. Ingram will likewise receive diminished compensation.  Conversely, appreciable stock value growth over the 5-year period that also exceeds the biotech index will likely result in significant stockholder return and, at the same time, afford Mr. Ingram the opportunity to realize greater compensation.  In this manner, the Company has sought to directly align Mr. Ingram’s compensation with stockholder interests.

•

Performance-Based, “At-Risk” Award: Despite the high fair value of the performance-based option award as shown in the compensation tables below, it is not certain what percentage of such option will vest, if at all. Such percentage is dependent on the Company’s performance as described above.

•

High Performance Thresholds: The option award’s complex formula sets very challenging thresholds, which were designed based on past outperformance of top leading biotech companies. In order for the performance-based option award to fully vest, our stock would need to increase by at least 438% in the 5-year period following the grant date (from $34.65 to approximately $186.5 per share), and the Company’s share price CAGR would need to exceed the CAGR of the NASDAQ Biotech Index by at least 5% in the same period. Importantly, the use of the Biotech Index ensures that Mr. Ingram cannot benefit from stock appreciation resulting merely from market factors, but in fact must beat the performance of other companies in the sector.  These high thresholds are designed to incentivize our new Chief Executive Officer to focus on the Company’s growth and how it can outperform its peers over a 5-year period.

•

Extended Vesting Periods: The time-based restricted shares vest gradually over 4 years, and a portion of the performance-based option (ranging from 0% to 100%) vests 5 years after the grant date. The extended vesting periods are designed to incentivize our new Chief Executive Officer to focus on the long-term interests of the Company and reward sustained and continued outperformance over an extended period of time. These extended vesting periods also eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance and serve as a retention mechanism as they raise Mr. Ingram’s cost of pursuing a new opportunity outside the Company.

•

No Additional Equity Awards in the First Five Years of Employment: the performance-based option award was granted to Mr. Ingram in lieu of any future annual equity awards for the first five years of his employment. Hence, the Board does not anticipate granting Mr. Ingram additional incentive awards for the first five years of his employment.

•

Alignment of Financial Interests with those of Stockholders: The restricted stock award, and potentially the performance-based option award, will increase Mr. Ingram’s equity ownership, and hence will align his long-term financial interests with those of our stockholders. To further align his interests with those of our stockholders, but not required by any agreement or understanding with the Company, Mr. Ingram purchased shares of the Company’s common stock in the sum of approximately $4 million in July and November 2017.

Both of the awards are subject to clawback under circumstances set forth in Mr. Ingram’s employment agreement with the Company, including under the Company’s clawback policy.

A substantial portion of compensation for each named executive officer is tied to our performance, with 99% of Mr. Ingram’s compensation and 82% of compensation for the other named executive officers based on Company performance and paid in long-term equity incentive awards (whether vesting on the basis of time or achievement of performance metrics) and annual bonuses.

These and other compensation decisions are further detailed below.

The Compensation Committee

Our executive and Board compensation programs are administered by our compensation committee. The compensation committee is responsible for reviewing, assessing and approving all elements of compensation for our named executive officers. In addition, the compensation committee is directly responsible for establishing annual Company-wide performance goals. The compensation committee’s responsibilities related to executive compensation include, among other things: (i) evaluating the performance of our Chief Executive Officer and other named executive officers in light of the approved corporate goals, (ii) setting the compensation of the Chief Executive Officer and other named executive officers based upon the evaluation of their performance and (iii) making recommendations to the Board with respect to new cash-based incentive compensation plans and equity-based compensation plans. The compensation committee is also responsible for assessing appropriate compensation programs for our Board, and for preparing an annual self-evaluation report of the compensation committee.

The compensation committee is currently composed of two directors: Claude Nicaise, M.D. (Chairman) and Richard J. Barry.  Each member of the compensation committee is an “outside director” for purposes of Section 162(m) of the Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3, and satisfies NASDAQ’s independence requirements. In 2017, one former director, Jean-Paul Kress, M.D., served as a member of the compensation committee until his service with the Board and its committees ended effective on June 6, 2017.

Overview of Sarepta’s Named Executive Officer Compensation Program

Objectives and Design

The objectives of our named executive officer compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance toward clearly defined goals and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our executive management team, and appropriately incentivizing their performance, are critical factors affecting our stockholders’ realization of long-term value. We intend for total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits to be competitive in the biopharmaceutical marketplace for suitable talent and in accordance with our short- and long-term goals. Remaining competitive is essential to attracting and retaining executive level employees during this critical stage of launching the Company’s first product and expanding globally. The launch of EXONDYS 51 not only requires an experienced executive team, but also one that is able, willing and properly incentivized to meet the higher demands required of them at our Company versus the effort that may be required at equivalent executive positions in more established and mature companies. The overall market for experienced management is highly competitive in the life sciences and biopharmaceutical industries and we face substantial competition in recruiting and retaining top professionals from companies ranging from large and established biopharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial and management skills to remain strong for the foreseeable future.

To ensure competiveness of our compensation program without yielding to excessive compensation practices, our compensation committee works closely with an independent compensation consultant throughout the year. Peer group benchmarking data is one of the key factors considered by the compensation committee in setting named executive officer compensation levels and making other compensation decisions. While starting base salaries and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance against strategic and operational goals.

Commitment to Pay for Performance

When making compensation decisions for our named executive officers, the compensation committee must take into consideration performance over the prior year for purposes of cash compensation as well as potential developments during the remainder of the year in connection with equity compensation. Although the FDA approval marked the end of a lengthy and uncertain regulatory process, the commercialization of EXONDYS 51 has introduced new risks for the Company that include uncertainty regarding payor landscape and post approval commitments and requirements.

The charts below show the 2017 pay mix for our current named executive officers and for our Chief Executive Officer. A substantial portion of compensation for each named executive officer is tied to our performance, with 99% of Mr. Ingram’s compensation and 82% of compensation for the other named executive officers based on Company performance and paid in long-term equity incentive awards (whether vesting on the basis of time or achievement of performance metrics) and annual bonuses. This pay mix was designed to better align the long-term interests of our named executive officers with those of our stockholders and to retain talent.3

We believe that the components and pay mix of our 2017 named executive compensation program struck the right balance between managing the Company’s hiring and retention needs and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Engagement and Feedback

We have consistently worked with our stockholders over the recent years to obtain their feedback on our compensation practices. In particular, management discussed our compensation practices with stockholders, including stockholders that previously voted against the Company’s say-on-pay proposals from previous years. In addition, following the nomination of Mr. Ingram as our Chief Executive Officer, the Company had informal discussions with stockholders about his unique compensation structure. These stockholders supported such structure as it aligns Mr. Ingram’s interests with those of the Company’s stockholders and reflects his long term commitment to building the Company.

Based on stockholder feedback over the past several years, the Company made a series of changes to its compensation practices and policies in a manner designed to enhance our compensation practices. We believe that these changes addressed the feedback obtained in prior years. As a result of these changes, at our last annual meeting, held in 2017, our executive compensation program for 2016 was approved by approximately 98.46% of the votes cast. Below are some highlights of the changes we have made to our compensation practices and policies:

•

Increased Focus on Performance-based Awards. In 2015, 2016 and 2017, the compensation committee granted performance-based awards to more closely align the interests of our named executive officers with near term stockholder returns resulting from regulatory and commercial outcomes, in addition to granting time-based awards such as stock options, which also align the interests of our named executive officers with those of our stockholders.

•

Appropriate Balance of Compensation Based on Short-term and Long-term Performance Goals. The Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., the achievement of successful U.S. commercial launch) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., the initiation of the development of second generation exon-skipping therapies).

[3]

Deferred equity pay is an important factor of executives’ retention. A new study suggests that a sudden reduction in executives’ retention incentives lead to a substantial increase in voluntary turnover (see: Torsten Jachem et al., The Retention Effects of Unvested Equity: Evidence from Accelerated Option Vesting, (2017) available at: https://papers.ssrn.com/sol3/papers.cfm?abstract_id=2608555).

•

No Merit Increases to Cash Compensation. There were no merit increases to base salary paid and bonus opportunities provided to our named executive officers in 2017, other than an increase to Mr. Cumbo’s base salary as a result of his May 2017 promotion.

•

Policies that Reflect Best Practices. The Company has put in place other components it believes reflect responsible pay practices such as a clawback policy and stock ownership requirements for directors and officers (see pages 53-54 for details).

The tables below provide a high level summary of our 2017 compensation program as well as our compensation policies and practices.

2017 NEO Compensation Program Components		2017 NEO Compensation Highlights
Fixed	Base Salary

There were no merit increases to the cash compensation paid to our named executive officers in 2017, except that Mr. Cumbo was promoted in May 2017 and received a salary increase and an equity grant (see pages 45-46 for details).

Variable/ Performance-Based	Bonus

Cash payment based on achievement of the 2017 corporate goals set by the compensation committee. CEO bonus was based entirely on achievement of 2017 corporate goals. Bonuses for the other named executive officers were based 75% on achievement of 2017 corporate goals and 25% on individual performance tied to achievement of functional objectives (see pages 46-49 for details).

	Annual Equity Grant	Granted in March 2017 and consisted of one-half time-based options and one-half performance-based options (see page 49-50 for details).
Additional Performance-based Awards

•February 2016 Award: This award consisted of one-half time-based options and one-half performance-based options. The performance-based milestones do not cliff vest in full, but rather vest over time once a milestone is achieved (see page 50 for details).

•September 2016 Award: RSAs were granted to all named executive officers except for our Chief Executive Officer. These RSAs are contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between the grant date and January 1, 2019 (see page 50 for details).

Inducement Grants to New NEOs

•A time-based RSA and performance-based option award were granted to our new President and Chief Executive Officer. The Board does not anticipate any additional equity grants until June 2022, as the performance-based option award was granted in lieu of any future annual equity awards for the first five years of his employment (see pages 51-52 for details);

•Time-based options were granted to our new Chief Scientific Officer and new Chief Medical Officer (see page 51-52 for details).

Snapshot of Current Key Executive Compensation Practices and Policies
	Yes	No
Performance-based equity grants	✓
Stock Ownership Guidelines	✓
Annual Stockholder Say-on-Pay vote	✓
Annual Compensation Risk Assessment	✓
Robust Clawback Policy	✓
Independent Compensation Consultant	✓
Company and Board Communications with Stockholders regarding Company compensation practices	✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive must be terminated without cause or resign for good reason)

✓
Prohibition on Hedging or Pledging of Company Stock	✓
Prohibition on Tax Gross-Ups for Relocation and Temporary Housing Expenses	✓
Employment Agreement for CEO position only / New Limited Scope NEO Severance Letters	✓
Practice of Not Paying Excess Perquisites	✓

II.   Elements of 2017 Named Executive Officer Compensation

Detailed Analysis of 2017 Executive Compensation Program

Competitive Market Review for 2017

In determining the 2017 base salaries, cash bonus opportunities and equity grants for our named executive officers, our compensation committee relied on the following peer group prepared by Radford, and approved by the compensation committee in September 2016:

• ACADIA Pharmaceuticals, Inc.	• Ionis Pharmaceuticals Inc.

• Acorda Therapeutics, Inc.	• Ironwood Pharmaceuticals Inc.

• Akorn Inc.	• Jazz Pharmaceuticals plc

• Alkermes plc	• Nektar Therapeutics

• Ariad Pharmaceuticals, Inc.	• Pacira Inc. Pharmaceuticals

• Depomed Inc.	• Repligen Corp.

• Exelixis, Inc.	• Seattle Genetics Inc.

• Halozyme Therapeutics Inc.	• Supernus Pharmaceuticals Inc.

• Horizon Pharma plc	• Tesaro, Inc.

• INSYS Therapeutics Inc.	• The Medicines Company

• Intercept Pharmaceuticals Inc.

The September 2016 peer group was oriented around commercial companies in a comparable range to our market value. Based on the approved peer group, Radford prepared a formal executive compensation assessment that included publicly-available proxy information and certain non-public information for third-party executive compensation for the compensation committee’s consideration. In analyzing and setting our executive compensation program for 2017, the compensation committee compared certain aspects of our named executive officer compensation, including base salary, target bonus, long-term equity incentives and total direct compensation, to the compensation levels provided by our peer group as part of this assessment. Based on the results of the peer group compensation assessment, we determined that compensation levels for our named executive officers in 2017 generally reflected market competitive ranges. The compensation committee also reviewed data from the Radford Global Life Sciences Survey, comprising of nine companies with under $1 billion in revenue, ranging from $1 billion to $8.5 billion in market cap (“Radford Survey Data”).

Base Salaries

The base salaries of our named executive officers are reviewed annually. We also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the compensation committee considers information regarding base salaries paid by our peer group, other data from its compensation consultant, the individual performance, position and tenure of the executive officer and internal comparability considerations. The compensation committee determined that these base salaries were appropriate in light of our compensation philosophy and the competitive pressures for attracting and retaining talent.

In February 2017, the compensation committee approved no salary adjustments for the named executive officers, based on data provided by Radford surveying market data with respect to merit budgets.

In March 2017, the Board approved a promotion to Executive Vice President, Chief Financial Officer and Chief Business Officer for Mr. Mahatme, with no compensation change.

In May 2017, the Board approved a promotion to Senior Vice President, Chief Commercial Officer for Mr. Cumbo. Such promotion was in light of the Company’s global expansion, which broadened the scope of Mr. Cumbo’s responsibilities. On the same day, the compensation committee approved an increase to Mr. Cumbo’s annual salary to $380,000 and an equity grant of an option to purchase 40,000 shares of the Company’s common stock. For the terms of such option see “Equity Incentive Plan Compensation – May 2017 Equity Grant to Mr. Cumbo” below. The compensation committee based such adjustments to Mr. Cumbo’s compensation on data provided by Radford surveying market data with respect to the Company’s peers, and exercised its discretion in evaluating Mr. Cumbo’s performance.

On June 26, 2017, in connection with Mr. Ingram’s appointment as our President and Chief Executive Officer, the Board approved Mr. Ingram’s employment agreement.  Under the negotiated terms of this employment agreement, Mr. Ingram is entitled to a base annual salary of $650,000. In determining Mr. Ingram’s compensation, the Board took into account, among other things, his extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Radford. The terms of Mr. Ingram’s employment agreement are summarized below. See “Compensation Agreements for Named Executive Officers— Douglas S. Ingram —President and Chief Executive Offıcer.”

The base salary levels for 2017 and 2016 for our named executive officers are summarized in the table below.

Name	Title	Salary 2017	Salary 2016	$ Change	% Change
Douglas Ingram	President and Chief Executive Officer	$650,000	—	$650,000	NA
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$459,252	$459,252	—	—
David Tyronne Howton, Jr.	Senior Vice President, General Counsel and Corporate Secretary	$407,176	$407,176	—	—
Guriqbal Basi	Senior Vice President, Chief Scientific Officer	$390,000	—	$390,000	NA
Alexander Cumbo	Senior Vice President, Global Commercial Operations	$380,000	$317,500	$62,500	19.7%

Edward M. Kaye, M.D.	Former President and Chief Executive Officer	$550,000	$550,000	—	—
Catherine Stehman-Breen	Former Senior Vice President, Chief Medical Officer	$405,000	—	$405,000	NA

*	See a description of time-based RSAs granted in lieu of base salary increases below.

Performance-Based Bonuses

In 2017, the compensation committee, with input from our President and Chief Executive Officer and the Board, established overall corporate goals against which the performance of our named executive officers would be measured for purposes of determining their 2017 bonus payments. In establishing the 2017 corporate goals, the compensation committee focused on objectives likely to bring both short term and long term stockholder value such as achieving successful U.S. commercial launch and preparing for global commercialization, as well as initiating the development of second generation exon-skipping therapies. Although our corporate goals are intended to be achievable with significant effort, we do not expect that every goal will actually be attained in any given year. The 2017 cash bonus for Mr. Ingram as President and Chief Executive Officer was targeted at 90% of his base salary, paid on a pro rata basis. For the rest of our named executive officers (except for Dr. Kaye, who was not eligible to receive a bonus for 2017 in light of his departure in June 2017), 2017 bonuses were targeted at 40% of their respective base salaries. Messrs. Mahatme and Howton are eligible to receive a maximum payout of 150% of total target bonus.

The compensation committee received reports from and discussed with management the work that was done by the Company towards each corporate goal to determine levels of achievements. The same process was followed to determine achievement of each named executive officer’s functional objectives.  Since the Company doubled the target revenue from the sales of EXONDYS 51 in 2017, launched an early access program and built commercial infrastructure in the EU in preparation for a potential approval of the Company’s marketing authorization application for eteplirsen, the compensation committee determined that the first corporate goal of achieving successful U.S. commercial launch and preparing for global commercialization was achieved at 200%. Total achievement of the corporate goals was determined to be at 140% of target in light of strong performance in 2017, as specified in the table below.

The table below sets forth our 2017 five primary corporate performance goals, weighting of each goal, and achievement levels determined by the compensation committee.

2017 Corporate Goals	Target	Stretch	Target Bonus Weighting	Achieved Performance as a % of Goal	Resulting Score
1. Achieve Successful U.S. Commercial Launch and Prepare for Global Commercialization			40%	200%	80%
a. Meet U.S. revenue goals	$80M	$100
b. Achieve reimbursed access outside of U.S. by launching one or more early access distribution agreements by H2 2017	Launch early access agreement in one country	Launch early access agreement in two countries
c. Build European infrastructure in line with the progression of the MAA review	-	-
2. Initiate Development of 2nd Generation Exon-Skipping Therapies			20%	100%	20%
a. Initiate developmental manufacturing to support PPMO and new sub-unit chemistries	Q2	Q1
b. complete Head to Head study for Exon 51 PMO vs PPMO in NHP	Q2	Q1
c. Complete GMP PPMO manufacturing to enable clinical dosing	October	Q3
d. Submit IND for PPMO Exon 51	October	September
e. Initiate First-in-Human study using PPMO targeting Exon 51	Q4	-
3. Complete R&D and Regulatory Deliverables on Schedule			20%	77.5%	15.5%
a. Implement a comprehensive scientific communication strategy with data manuscripts submitted for publication in each quarter of 2017	Six data manuscripts submitted	Eight data manuscripts submitted
b. Incorporate an Observer-Reported Outcomes (OBSRO) instrument into the ESSENCE study as an exploratory endpoint	Q1 2017	-
c. Develop and implement an Observer-Reported Outcomes (OBSRO) instrument for non-ambulant study	Q2 2017	Q1 2017
d. Receive review of European submission for eteplirsen (CHMP Opinion)	2017 CHMP Opinion	-
e. Complete Western Blot assay optimization	Q2 2017	Q1 2017
f. Complete enrollment in study 4045-301 ESSENCE	Q4	Q3
g. Initiate additional studies required for 45/53 NDA submission	Q3	-
h. Complete Exon 51 ADME report	Q4 2017	-
i. Initiate Regulatory required studies and activities relating to approval of Exondys51 in accordance with timelines agreed upon with the FDA	-	-
4. Ensure Adequate Manufacturing Supply for Clinical and Commercial Needs			10%	100%	10%

2017 Corporate Goals	Target	Stretch	Target Bonus Weighting		Achieved Performance as a % of Goal	Resulting Score
a. Complete at least one engineering run at 250L ‘large-scale’ for EXONDYS 51	Q4	Q3
b. Initiate Process Validation for ‘large-scale’ production of EXONDYS 51	Q4	Q3
5. Drive Corporate Strategy, Finance and Culture to Achieve Sustainable Growth			10%		145%	14.5%
a. Successfully manage revenue recognition, cash position and expense controls in accordance with business needs and approved budget	-	-
b. Drive business development: Execute strategy to maintain leadership position in rare disease	Complete two partnering transactions by Q4	Complete three partnering transactions by Q4
c. Evolve the ‘execution’ aspect of Sarepta’s organizational culture through robust implementation of Performance Management strategies and tactics	Individualized goals set for 75% of workforce by March 30 50% of people managers conduct quarterly performance discussions with direct reports	Individualized goals set for 100% of workforce by March 30 75% of people managers conduct quarterly performance discussions with direct reports
TOTAL				100%		140%

All of our named executive officers achieved 140% of their functional objectives. Mr. Ingram’s 2017 bonus, which was pro-rated to reflect 6 months of service in 2017, was 100% dependent on the achievement of the corporate goals listed above given his role as a President and Chief Executive Officer. For named executive officers, other than our Chief Executive Officer, 75% of their bonuses was dependent on the achievement of 2017 corporate goals and 25% was based on the evaluation of their individual performance by our Chief Executive Officer and the compensation committee, taking into account each named executive officer’s achievement of functional objectives. 100% of 2017 bonus payout amounts were paid to our named executive officers in 2018 in cash.

The 2017 functional objectives for Mr. Mahatme included seeking partnership opportunities for our platform technologies and strengthening our balance sheet by accessing capital markets.  Mr. Mahatme successfully led the effort to close a $325 million public offering of our common stock in July 2017 and a $475 convertible debt offering in November 2017, which are key to funding our activities. Mr. Mahatme also led our entry into a gene therapy exclusive license option agreement with Genethon in May 2017 to jointly develop micro-dystrophin gene therapy products for the treatment of DMD. In addition, he led our entry into a sponsored research and exclusive license option agreement with Duke University in October 2017, granting us an option to an exclusive license to intellectual property and technology related to certain CRISPR/Cas9 technology that has the potential to restore dystrophin expression by removing or “excising” exons from the dystrophin gene.

Mr. Howton’s functional objectives included implementing strategy to facilitate freedom to operate and patent exclusivity for certain exon candidates, and establishing legal structure to support global expansion of eteplirsen. Mr. Howton led our entry into a license agreement with BioMarin Pharmaceutical Inc. (“BioMarin”) that provides us with global exclusive rights to BioMarin’s DMD patent estate for EXONDYS 51 and all future exon-skipping products, and into a settlement agreement with BioMarin, resolving the ongoing worldwide patent proceedings related to the use of EXONDYS 51 and all future exon-skipping products for the treatment of DMD. In addition, Mr. Howton led the establishment of new entities around the globe to support the commercialization of eteplirsen outside the U.S. Mr. Howton also provided legal advice, drafting and negotiation support for business development, finance and human resources initiatives, which included support for two efficient and successful capital raises, an exclusive license option agreement with Genethon, a sponsored research and exclusive license option agreement with Duke University and distribution and other agreements to facilitate the sale of eteplirsen on a named-patient basis or through a managed access program in various countries outside the U.S.

Mr. Cumbo’s functional objectives related to achieving successful U.S. commercial launch of EXONDYS 51 and preparing for global commercialization of eteplirsen. Mr. Cumbo led the commercial launch of EXONDYS 51 in the U.S., efforts that resulted in doubling the target revenue from the sales of EXONDYS 51 in 2017. In addition, Mr. Cumbo launched an early access program, led our entry into distribution agreements for eteplirsen in various countries and built commercial infrastructure in the EU in preparation for a potential approval of the Company’s marketing authorization application for eteplirsen.

Mr. Basi did not have specific functional objectives for 2017 since he was not employed by the Company when the objectives were set in early 2017. 75% of his bonus payouts was based on the achievement of 2017 corporate goals and 25% was based on the evaluation of his individual performance by our Chief Executive Officer and the compensation committee.

The following table shows, for each of our named executive officers, the aggregate dollar value of the bonuses awarded for 2017 and 2016 corporate and individual performance achievements:

Name	Title	Bonus 2017(1)	Bonus 2016(1)	$ Change	% Change
Douglas Ingram	President and Chief Executive Officer	$420,875	—	$420,875	NA
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$257,181	$220,441	$36,740	16.7%
David Tyronne Howton, Jr.	Senior Vice President, General Counsel and Corporate Secretary	$228,019	$195,445	$32,574	16.7%
Guriqbal Basi	Senior Vice President, Chief Scientific Officer	$72,800	—	$72,800	NA
Alexander Cumbo	Senior Vice President, Global Commercial Operations	$212,800	$152,400	$60,400	39.6%

Edward M. Kaye, M.D.	Former President and Chief Executive Officer	—	$429,000	$(429,000)	-100.0%
Catherine Stehman-Breen	Former Senior Vice President, Chief Medical Officer	—	—	—	—

(1)	The 2017 bonus figure reflects a cash bonus received in March 2018.
(2)	The 2016 bonus figure reflects a cash bonus received in March 2017.

2017 Equity Incentive Plan Compensation

March 2017 Equity Compensation

In recognition of feedback previously received from our stockholders regarding their support for increasing the performance-based component of our named executive officer compensation program, in March 2017, the compensation committee granted our named executive officers annual stock option awards under our 2011 Plan that consist of one-half time-based stock options, and one-half performance-based restricted stock units (“RSUs”). The time-based stock options granted to our named executive officers in 2017 vest as follows: 25% of the shares of our common stock underlying such options vested on March 10, 2018 and 1⁄48th of the total shares of our common stock underlying such options vest on each monthly anniversary thereafter, such that the options will be fully vested on March 10, 2021, subject to the named executive officer continuing to provide services through each such vesting date.

Different percentages of these March 2017 performance-based RSUs will become eligible to vest based on time if the performance milestones for these RSUs are achieved by the Company within the stated specified periods.  50% of the RSUs vested on August 3, 2017, when our calendar quarterly sales from EXONDYS 51 exceeded $25 million; 25% of the RSUs will vest if we launch early access programs in at least three countries outside the U.S. and receive payments from such programs by mid-year 2018; and an additional 25% of the RSUs will vest if we initiate a Phase 2 clinical trial for our peptide-conjugated PMO (PPMO) by the first quarter of 2019. Each portion of the RSUs vest in full upon achievement of the specific milestone. Vesting of the RSUs is accelerated upon a change in control event.

May 2017 Equity Grant to Mr. Cumbo

On May 19, 2017, in connection with the promotion of Mr. Cumbo to Senior Vice President, Chief Commercial Officer, the compensation committee approved an equity grant of an option to purchase 40,000 shares of the Company’s common stock. 25% of the option granted will vest on May 19, 2018, and 1/48th of the total granted option vests and becomes exercisable on each monthly anniversary thereafter, such that the option will be fully vested and exercisable on May 19, 2021.

Earlier Equity Incentive Plan Compensation

February 2016 Incentive Plan Compensation

In February 2016, the compensation committee granted Messrs. Kaye, Mahatme, Cumbo and Howton and Ms. Ruff annual stock option awards under our 2011 Plan that consist of one-half time-based stock options, and one-half performance-based stock options. The time-based stock options granted in 2016 vest as follows: 25% of the shares of our common stock underlying such options vested on February 28, 2017 and 1⁄48th of the total shares of our common stock underlying such options vest on each monthly anniversary thereafter, such that the options will be fully vested on February 29, 2020, subject to the officer continuing to provide services through each such vesting date.

Different percentages of these February 2016 performance-based options will become eligible to vest based on time if the performance milestones for these options are achieved by the Company within the stated specified periods. Half of the options began vesting when the FDA provided marketing approval for eteplirsen as of the applicable Prescription Drug User Fee Act date and the other half of the options began vesting when we filed a Marketing Authorization Application (“MAA”) with the European Medicines Agency (“EMA”) in November 2016. Vesting of the options allocated to the achievement of each goal is as follows: (i) 50% of the options allocated to the achieved goal vests immediately upon achievement of the performance condition (25% of the total performance-based options granted) and (ii) the remaining 50% of the options allocated to the achieved goal (25% of the total performance-based options granted) vests over four years with 25% of these remaining options vesting on the first year anniversary of the grant date and 1/48th of these remaining options vesting monthly thereafter.

September 2016 Incentive Plan Compensation

On September 19, 2016, the FDA granted accelerated approval of EXONDYS 51. On the same day, the compensation committee approved salary adjustments of 3-4% to be delivered in RSAs in lieu of cash for Mr. Mahatme, Mr. Howton and Ms. Ruff. These RSAs vested six months from the date of grant, on March 19, 2017.

In addition, in order to incentivize a strong start of the launch of EXONDYS 51 and to retain key executives through the launch period, the compensation committee granted on September 19, 2016 performance-based restricted share awards to Messrs. Mahatme, Cumbo and Howton and Ms. Ruff. Vesting of these restricted shares is contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between grant date and June 30, 2018. 100% of the total restricted shares vest during this period upon the Company exceeding $80 million in total quarterly revenue reported in publicly released GAAP financials, and additional 25% of the total restricted shares vest during the same period if the total quarterly revenue reported in the publicly released GAAP financials exceeds $100 million. Vesting of these restricted share awards is subject to the named executive officer’s continued service to the Company through the applicable vesting date.

On December 4, 2017, the Board approved extending the timeframe for achieving the designated quarterly revenue threshold by two quarters so that such threshold will be considered met if the prior approved revenue target and other conditions are satisfied in any calendar quarter prior to January 1, 2019. Such an extension was due to unanticipated challenges beyond management’s control with respect to the coverage of EXONDYS 51 by different third parties, which delayed certain sales of the product by two quarters.

Inducement Grants to New Named Executive Officers in 2017

Douglas S. Ingram – President and Chief Executive Officer

On June 26, 2017, in connection with Mr. Ingram’s appointment as our President and Chief Executive Officer, we granted Mr. Ingram the following two inducement equity awards under the 2014 Plan as an inducement material to his entering into the employment agreement: (1) a time-based restricted stock award; and (2) a performance-based option award.

In determining the terms of these awards, we took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Radford, our independent consultant. We were specifically guided by the following parameters when crafting the performance-based option award, which is quadruple the fair value of the restricted stock award:

•

Performance Measurements: The option award is contingent on and linked to (1) the Company’s stock performance over five years and (2) the Company’s performance relative to other biotech companies during such period. The Company’s performance is measured by the CAGR of our stock over a 5-year period, which we considered to be more accurate than TSR). The formula sets challenging CAGR thresholds for maximum compensation, which were developed through the assessment of compounded growth rates for several leading biotech companies over highly successful periods in their development.  The outperformance relative to other biotech companies is measured by comparing our five year CAGR to the CAGR of the NASDAQ Biotech Index. We selected the NASDAQ Biotech Index because it is more challenging to beat than broader pharmaceutical sector indexes, as indicated by high returns over the past five years (approximately 22%).

•

Linear Formula: The percentage of the award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a 5-year period.

•

Potential Ownership Percentage: To attract top talent and to be able to compete with privately-held companies, which have greater flexibility in offering equity, we granted equity that can potentially result in Mr. Ingram owning approximately 6.6% of the Company if all performance metrics are fully satisfied.[4] If performance criteria are not met, Mr. Ingram will obtain a lower interest in the Company, potentially down to 0%.

•

5-Year Vesting Period: To reward sustained and continued outperformance, and to eliminate the ability to meet thresholds due to short term and arbitrary market factors, there is a 5-year cliff vesting, as opposed to vesting on a yearly basis in tranches.

We believe that such compensation structure aligns with stockholders’ interests due to the following key features of the awards:

•

Chief Executive Officer’s Financial Success is Closely Linked to the Company’s Growth: The option award is contingent on and linked to both the Company’s stock performance over five years and to the Company’s performance relative to other biotech companies during such period. As the Company performs better, the vesting percentage increases, up to the maximum amount granted.  No portion of the option award will vest if the Company’s stock price CAGR over the 5-year period is less than 15% or if such CAGR does not exceed (or, in certain limited cases, meet) the CAGR of the Biotech Index during the same 5-year period. This formula ensures that if stockholders realize a marginal return through lack of stock appreciation or poor performance relative to the biotech market, Mr. Ingram will likewise receive diminished compensation.  Conversely, appreciable stock value growth over the 5-year period that also exceeds the biotech index will likely result in significant stockholder return and, at the same time, afford Mr. Ingram the opportunity to realize greater compensation.  In this manner, the Company has sought to directly align Mr. Ingram’s compensation with stockholder interests.

•

Performance-Based, “At-Risk” Award: Despite the high fair value of the performance-based option award as shown in the compensation tables below, it is not certain what percentage of such option will vest, if at all. Such percentage is dependent on the Company’s performance as described above.

[4]	Assuming 55,002,586 shares outstanding.

•

High Performance Thresholds: The option award’s complex formula sets very challenging thresholds, which were designed based on past outperformance of top leading biotech companies. In order for the performance-based option award to fully vest, our stock would need to increase by at least 438% in the 5-year period following the grant date (from $34.65 to approximately $186.5 per share), and the Company’s share price CAGR would need to exceed the CAGR of the NASDAQ Biotech Index by at least 5% in the same period. Importantly, the use of the Biotech Index ensures that Mr. Ingram cannot benefit from stock appreciation resulting merely from market factors, but in fact must beat the performance of other companies in the sector.  These high thresholds are designed to incentivize our new Chief Executive Officer to focus on the Company’s growth and how it can outperform its peers over a 5-year period.

•

Extended Vesting Periods: The time-baseseed restricted shares vest gradually over 4 years, and a portion of the performance-based option (ranging from 0% to 100%) vests 5 years after the grant date. The extended vesting periods are designed to incentivize our new Chief Executive Officer to focus on the long-term interests of the Company and reward sustained and continued outperformance over an extended period of time. These extended vesting periods also eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance and serve as a retention mechanism as they raise Mr. Ingram’s cost of pursuing a new opportunity outside the Company.

•

No Additional Equity Awards in the First Five Years of Employment: the performance-based option award was granted to Mr. Ingram in lieu of any future annual equity awards for the first five years of his employment. Hence, the Board does not anticipate granting Mr. Ingram additional incentive awards for the first five years of his employment.

•

Alignment of Financial Interests with those of Stockholders: The restricted stock award, and potentially the performance-based option award, will increase Mr. Ingram’s equity ownership, and hence will align his long-term financial interests with those of our stockholders. To further align his interests with those of our stockholders, but not required by any agreement or understanding with the Company, Mr. Ingram purchased shares of the Company’s common stock in the sum of approximately $4 million in July and November 2017.

Both of the awards are subject to clawback under circumstances set forth in Mr. Ingram’s employment agreement, including the Company’s clawback policy. The terms of Mr. Ingram’s awards, including treatment upon termination and change in control, are summarized below under “Compensation Agreements for Named Executive Officers— Douglas S. Ingram —President and Chief Executive Offıcer.”

Catherine Stehman-Breen, M.D. – Former Chief Medical Officer

On April 3, 2017, Dr. Stehman-Breen, our former Chief Medical Officer, was granted an inducement equity award under the 2014 Plan, as a material inducement to her employment as Chief Medical Officer. Dr. Stehman-Breen received options to purchase 100,000 shares of our common stock. Under the term of such grant, 25% of the shares underlying the option vest on the one year anniversary of Dr. Stehman-Breen’s date of hire and thereafter 1/48th of the shares underlying the option vest monthly, such that the shares underlying the option are fully vested on the fourth anniversary of her date of hire, in each case, subject to her continued employment with Sarepta on such vesting dates.

In connection with Dr. Stehman-Breen’s departure in December 2017, and as per the terms of a General Release and Amendment to Separation Agreement between her and the Company, 25% of Dr. Stehman-Breen’s outstanding stock options will vest and be exercisable on April 30, 2018, and commencing on May 1, 2018, her outstanding stock options will vest on a monthly basis at the rate of 1/48th of the total shares underlying such options for 12 additional months notwithstanding the vesting schedule that would have applied had she remained continuously employed by the Company during such twelve month period. The terms of Dr. Stehman-Breen’s severance letter and the above-mentioned amendment are summarized below under “Compensation Agreements for Named Executive Officers— Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers — Severance Letter – Dr. Stehman-Breen.”

Guriqubal S. Basi, Ph.D. – Chief Scientific Officer

On September 25, 2017, Dr. Guriqubal S. Basi was granted an inducement equity award under the 2014 Plan, as a material inducement to his employment as Chief Scientific Officer. Dr. Basi received options to purchase 100,000 shares of our common stock. Under the term of such grant, 25% of the shares underlying the option vest on the one year anniversary of Dr. Basi’s date of hire and thereafter 1/48th of the shares underlying the option vest monthly, such that the shares underlying the option are fully vested on the fourth anniversary of his date of hire, in each case, subject to her continued employment with Sarepta on such vesting dates.

The awards granted to our named executive officers under our 2011 Plan and the 2014 Plan in 2017 are set out in our Grants of Plan Based Awards in 2017 table below.

Section 401(k) Plan

Our Section 401(k) plan (the “401(k) Plan”) is a defined contribution profit sharing plan with a 401(k) option in which substantially all of our employees are eligible to participate. The 401(k) Plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. For 2017, our named executive officers received a Company matching contribution equal to 100% of the first 4% of eligible compensation contributed to the 401(k) Plan, subject to the maximum amount permitted by law.

Additional Benefits

We provide a limited number of additional benefits to our named executive officers to permit them to be accessible to the business as required and to ensure increased effectiveness, delivery and performance by residing in closer proximity to the Company’s headquarters in Cambridge, Massachusetts. However, in January 2016, the compensation committee approved a policy under which the Company will no longer provide tax gross-ups for relocation and temporary housing expenses to our named executive officers.

We also provide our named executive officers with additional coverage under our group basic life insurance and AD&D plans, in the amount of 2.5 times basic annual salary, up to a maximum of $1.6 million. In addition, we provide Mr. Mahatme with reimbursement for an individually-purchased life insurance policy for an additional $500,000 in coverage. Under our group long-term disability policy, all regular-status full- and part-time employees, including our named executive officers, are provided with a disability benefit equal to a maximum of $15,000 per month and subject to specific plan and provider requirements. Since employees earning annual base salaries over $300,000 would exceed the monthly maximum available under this policy in the event of their disability, the Company establishes individual supplemental long-term disability policies for these employees, and pays for the associated costs. All of our named executive officers are eligible for these individual supplemental long-term disability policies and are provided with coverage in $5,000 increments up to the maximum monthly coverage as defined in our group long-term disability policy.

Severance/Termination Protection

General terms of employment, including compensation and benefits payable upon termination of employment are set forth in offer letters, change in control agreements, or otherwise agreed-upon arrangements between the named executive officer and the Company. The compensation committee sets such compensation and benefits in order to be competitive in the hiring and retention of employees, including named executive officers. Additionally, in September 2016, we entered into an employment agreement with our former President and Chief Executive Officer, Dr. Kaye, and in June 2017, we entered into an employment agreement with our current President and Chief Executive Officer in connection with their appointments. See “Compensation Agreements for Named Executive Officers.” All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received in the event of termination of such executive’s employment are described in “Compensation Agreements for Named Executive Officers—Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “Potential Payments Upon Termination or a Change in Control.”

Other Factors that Impact or Influence Our Named Executive Officer Compensation Program

In response to stockholder feedback, in 2016 we adopted stock ownership guidelines and a clawback policy, the terms of which are summarized below.

Stock Ownership Guidelines

In April 2016, in order to encourage equity ownership by our executive officers and non-employee directors, we adopted stock ownership guidelines for these individuals.  The purpose of the stock ownership guidelines is to enhance the linkage between the interests of the stockholders of the Company and our executive officers and non-employee directors through a minimum level of stock ownership, while also mitigating the potential for excessive risk-taking. The stock ownership guidelines generally require each executive officer and non-employee director of the Company to reach a minimum level of target ownership of common stock of the Company within a specified period of time after becoming subject to the stock ownership guidelines, and to maintain such level for so long as the stock ownership guidelines apply.

Generally, each non-employee director and executive officer has five years to attain their respective stock ownership target.  Non-employee directors are generally required to own stock in an amount equal to three times their annual cash retainer.  Executive officers are generally required to own stock in an amount equal to one times their base salary, with the exception of the Chief Executive Officer, who is generally required to own stock in an amount equal to three times his base salary.

Compensation Clawback Policy

In April 2016, we adopted a compensation clawback policy, which provides for the recoupment of cash and non-cash incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.  The policy applies to the Company’s current and former executive officers, as well as other covered individuals, as determined by the Board.  Compensation that is granted, earned or vested based wholly on the attainment of a financial goal (not an operational goal or subject to time-based vesting) is subject to recoupment.  In the event the Company is required to prepare an accounting restatement of its previously-issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws (i.e., to correct one or more material errors) and such restatement is a result of misconduct, the Company will recoup the excess incentive compensation that was based on the erroneous data from each individual subject to the clawback policy.  If the Company is required to prepare an accounting restatement, the Company will recoup from each covered individual all excess incentive compensation received by such covered individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

Total Stockholder Return

Our one-year TSR of 102.84% was significantly higher than that of the NASDAQ Biotechnology Index (21.66%) and that of the NASDAQ Composite Index (29.73%); our three-year TSR was 284.52%, while that of the NASDAQ Biotechnology Index and the NASDAQ Composite Index were only 6.94% and 51.36%, respectively; and our five-year TSR of 115.66% was slightly below that of the NASDAQ Biotechnology Index (138.59%) and that of the NASDAQ Composite Index (143.54%). Such data support our pay-for-performance compensation strategy in 2017 and our focus on drivers for compensation that build short- and long-term value.

The market prices for securities of small to mid-cap biotechnology companies, including our stock, have been historically volatile. For example, during 2017, our stock traded from a low of $26.26 per share to a high of $57.57 per share. The stock market has also experienced extreme price and volume fluctuations that have often been unrelated to, or disproportionate to, the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs. Although our compensation committee takes into consideration the short- and long-term performance of our stock, due to volatility factors such as those discussed above, and factors outside of the control of the Company, our compensation committee takes into account other factors that support both short- and long-term creation of value for the Company and its stockholders discussed below.

Compensation Philosophy

The following executive compensation principles form the basis of the Company’s compensation philosophy and guided the compensation committee during 2017 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive talent market;
•

compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing at risk short- and long-term incentives in the total compensation mix;

•

compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;

•	executives with comparable levels of responsibility should be compensated comparably; and
•	compensation should be transparent and easily understandable to both our executives and our stockholders.

Compensation Program Design

The compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We intend for the total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits to remain competitive in the biopharmaceutical marketplace for suitable talent and in accordance with our short- and long-term goals.

While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit-based and to reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed upon corporate goals and functional objectives. With respect to our Chief Executive Officer, 100% of the goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a target bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of pre-established corporate goals and functional objectives. In determining the 2017 equity awards of our named executive officers, the compensation committee took into account (i) the short and long-term value to stockholders being built by the Company as indicated by its TSRs, (ii) the competitive annual market values for each individual executive, (iii) the achievement of corporate goals and functional objectives, (iv) the amount of vested and unvested equity awards held by a named executive officer at the time of grant and (v) market factors that require the Company to remain competitive in its compensation package in order to attract and retain qualified individuals.

Role of Chief Executive Officer

Historically, our Chief Executive Officer plays a pivotal role in determining executive compensation, other than with respect to his own compensation. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers other than himself. Following such assessments, our Chief Executive Officer recommends to the compensation committee a base salary, performance-based bonus and a grant of stock options for each named executive officer other than himself. The compensation committee considers the information provided by the Chief Executive Officer, together with other information available to the compensation committee, and determines the compensation for each named executive officer.

Role of Compensation Consultants

The compensation committee engaged its own independent third-party compensation consultant, Radford, to assist the compensation committee with its 2017 compensation review, analysis and actions. Radford’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Radford, our compensation committee determined that Radford is independent, and that there is no conflict of interest resulting from retaining Radford during fiscal year 2017. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the NASDAQ listing standards.

Additional information regarding the services provided by Radford is discussed below in greater detail. Other than services provided to our compensation committee, Radford did not perform any other work for us in 2017.

Setting Executive Compensation and Determining the Overall Mix of Compensation

The compensation committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives including equity components that are mostly at-risk, (i) is competitive without being excessive, (ii) is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership, (iii) is attractive to any additional talent that might be needed in a rapidly changing competitive landscape, (iv) avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and (v) provides the appropriate incentives to our executives to create long-term organizational and stockholder value by incorporating and aligning the value of performance equity awards made to our executive officers tied to achievements made that contribute to strategic Company objectives focused on regulatory and clinical developments.

As a general proposition, in setting compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation of our peers and other companies in the biopharmaceutical industry, analyses of reports from compensation consultants, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and the Company, and the value and size of the total vested and unvested equity grants owned by the named executive officers.

The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on competitive market assessments and benchmarks, reports of compensation consultants, as well as the compensation committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the compensation committee determines the appropriate level and mix of total compensation, keeping in mind our compensation philosophy.

As noted above, however, we faced unique challenges in 2017 with respect to our executive compensation program in light of our Chief Executive Officer transition and given that 2017 was a demanding year for our named executive officers as a result of the launch of our first product and our global expansion.

Tax and Accounting Implications of the Executive Compensation Program

We generally will be entitled to a tax deduction in connection with compensation paid to our named executive officers at the time the named executive officer recognizes such compensation. Section 162(m) of the Code, in general, limits the Company’s federal income tax deduction for compensation paid to certain executives of the Company (“covered employees”), including our Chief Executive Officer and, for tax years beginning on or after January 1, 2018, our Chief Financial Officer.  For the years beginning on or after January 2018, the TCJA eliminated the exception to non-deductibility for certain qualified performance-based compensation and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s Chief Financial Officer and former covered employees of the Company for tax years beginning after December 31, 2016. As a result, the Company may be denied a compensation deduction in certain circumstances with respect to any of its current or future covered employees whose aggregate compensation exceeds $1 million in any fiscal year. In addition, the long-term incentive compensation awarded to the named executive officers is based on a fixed value at grant, and therefore, is not subject to variable accounting treatment under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. Although we generally consider the impact of Code Section 162(m) deductibility limitations, in specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Risk Assessment of Compensation Policies and Practices

As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our compensation committee considered the following:

•	our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;
•	our grant of equity-based awards with time-based vesting and performance-based vesting, both of which encourage our named executive officers to look to long-term appreciation in equity values;
•	our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value;
•	the compensation committee’s ability to exercise discretion in determining incentive program payouts and equity awards;
•	share ownership and holding guidelines applicable to our directors and executive officers; and
•	Prohibition on hedging or pledging of Company stock.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The compensation committee has reviewed and discussed with management the section captioned “Compensation Discussion and Analysis”. Based on our review and discussion, the compensation committee has recommended to the Board, and the Board has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement for our 2018 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Claude Nicaise, M.D. (Chairman)

Richard Barry

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Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for 2017, 2016 and 2015, as applicable. Total compensation paid to or earned by Mr. Cumbo is reported only for 2017 and 2016, as 2016 was the first year he was a named executive officer.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)(3)	Option Awards (2)(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation	Total
Douglas Ingram	2017	$337,500	$11,607,750	$44,484,000	$420,875	$16,116	$56,866,241
President and Chief Executive Officer	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—

Sandesh Mahatme	2017	$459,252	$867,827	$601,433	$257,181	$14,440	$2,200,133
Executive Vice President,	2016	$459,252	$1,238,311	$894,458	$220,441	$24,438	$2,836,900
Chief Financial Officer and Chief Business Officer	2015	$456,664	$371,910	$1,309,997	$165,331	$61,190	$2,365,091

David Tyronne Howton, Jr.	2017	$407,176	$694,269	$481,146	$228,019	$12,918	$1,823,528
Senior Vice President, General	2016	$407,176	$996,553	$715,566	$195,445	$12,718	$2,327,458
Counsel and Corporate Secretary	2015	$404,881	$338,100	$894,125	$146,583	$12,718	$1,796,407

Guriqbal Basi	2017	$105,000	—	$2,173,910	$72,800	$14,338	$2,366,048
Senior Vice President,	2016	—	—	—	—	—	—
Chief Scientific Officer	2015	—	—	—	—	—	—

Alexander Cumbo	2017	$353,558	$636,416	$1,103,231	$212,800	$11,779	$2,317,783
Senior Vice President,	2016	$314,175	$846,551	$477,044	$152,400	$11,579	$1,801,749
Chief Commercial Officer	2015	—	—	—	—	—	—

Edward M. Kaye, M.D.	2017	$346,923	$2,314,185	$1,603,820	—	$513,708	$4,778,636
Former President and Chief Executive Officer	2016	$532,099	$64,492	$2,385,220	$429,000	$18,197	$3,429,008
	2015	$494,585	$1,939,532	$1,694,678	$249,704	$18,197	$4,396,696

Catherine Stehman-Breen	2017	$288,173	—	$1,447,210	—	$65,446	$1,800,829
Former Senior Vice President,	2016	—	—	—	—	—	—
Chief Medical Officer	2015	—	—	—	—	—	—

(1)	For details regarding our named executive officers compensation agreements, see “Compensation Agreements for Named Executive Officers” below.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 14 to the consolidated financial statements set forth in our Annual Report. For stock awards with performance conditions, if and when deemed probable that such performance milestones may be achieved within the required time frame, the Company may recognize up to $5.1 million of stock-based compensation. See the table below captioned “Grants of Plan Based Awards in 2017” for additional information on equity awards granted in 2017.

(3)

Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2017” and the “Compensation Discussion and Analysis” above for additional information.

(4)	The amounts disclosed under the column entitled “All Other Compensation” include the following for 2017:

Name	Matching Contributions to 401(k) Account	Long-term Disability Premiums	Moving	Severance	Total
Douglas Ingram	—	$2,911	$13,205	—	$16,116
Sandesh Mahatme	$10,800	$3,640	—	—	$14,440
David Tyronne Howton, Jr.	$10,800	$2,118	—	—	$12,918
Guriqbal Basi	$4,206	$596	$9,536	—	$14,338
Alexander Cumbo	$10,800	$979	—	—	$11,779
Edward M. Kaye, M.D.	$6,417	$5,065	—	$502,227	$513,708
Catherine Stehman-Breen	$10,465	$1,621	$53,359	—	$65,446

Grants of Plan Based Awards in 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target(1)	Maximum(1)	Target (2)	Maximum (2)	All Other Stock Awards: Number of Shares of Stock/Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(3)
Douglas Ingram	6/26/2017			3,300,000				$34.65	$44,484,000
President and	6/26/2017					335,000			$11,607,750
Chief Executive Officer		$585,000	$877,500

Sandesh Mahatme	3/10/2017						37,500	$32.63	$601,433
Executive Vice President,	3/10/2017			26,596					$867,827
Chief Financial Officer		$183,701	$275,551
and Chief Business Officer

David Tyronne Howton, Jr.	3/10/2017						30,000	$32.63	$481,146
Senior Vice President,	3/10/2017			21,277					$694,269
General Counsel and		$162,870	$244,306
Corporate Secretary

Guriqbal Basi	9/25/2017			—			100,000	$43.90	$2,173,910
Senior Vice President,		$156,000	$234,000
Chief Scientific Officer

Alexander Cumbo	3/10/2017						27,500	$32.63	$441,051
Senior Vice President,	3/10/2017			19,504					$636,416
Chief Commercial Officer	5/19/2017						40,000	$34.64	$662,180
		$152,000	$228,000

Edward M. Kaye, M.D.	3/10/2017						100,000	$32.63	$1,603,820
Former President and	3/10/2017			70,922					$2,314,185
Chief Executive Officer		$357,500	$536,250

Catherine Stehman-Breen	4/3/2017						100,000	$29.70	$1,447,210
Former Senior Vice President,		$162,000	$243,000
Chief Medical Officer

(1)

Amounts represent the annual incentive bonus target and maximum payment amounts for each named executive officer. The actual amounts paid to each of the named executive officers for 2017 are set forth in the Summary Compensation Table above.

(2)	Amounts represent the target and maximum amounts for equity incentive plan awards with performance conditions for each named executive officer.
(3)

These amounts represent the grant date fair value of option awards granted in 2017 determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2017. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 14 to the consolidated financial statements set forth in our Annual Report. For stock awards with performance conditions, if and when deemed probable that such performance milestones may be achieved within the required time frame, the Company may recognize up to $5.1 million of stock-based compensation.

(4)	This column denotes the exercise price for the 2017 options.

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Outstanding Equity Awards at 2017 Year End

The following table provides information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2017, based on the closing price of $55.64 per share of our common stock on December 29, 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable		Options Exercise Price	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested		Market Value of Shares/Units of Stock That Have Not Vested	Euity Incentive Plan Awards: Number of Unearned Shares/Units or Other Rights That Have Note Vested		Equity Incentive Plan Awards: Market or payout Value of Unearned Shares, Units or Other Rights That Haven Not Vested
Douglas Ingram	—	3,300,000	(1)	$34.65	6/26/2027	—		—	—		—
President and	—	—		—	—	335,000	(2)	$18,639,400	—		—
Chief Executive Officer

Sandesh Mahatme	139,873	—		$23.85	11/5/2022	—		—	—		—
Executive Vice President,	100,000	—		$23.85	11/5/2022	—		—	—		—
Chief Financial Officer and	67,500	—		$34.92	6/4/2023	—		—	—		—
Chief Business Officer	54,000	—		$34.92	6/4/2023	—		—	—		—
	69,479	3,021	(3)	$29.03	2/28/2024	—		—	—		—
	26,252	36,750	(4)	$13.90	2/27/2025	—		—	—		—
	7,812	20,313	(5)	$13.71	2/29/2026	—		—	—		—
	27,199	10,301	(6)	$13.71	2/29/2026	—		—	—		—
	—	37,500	(7)	$32.63	3/10/2027	—		—	13,298	(8)	$739,901
	—	—		—	12/31/2018	—		—	23,906	(9)	$1,330,130

David Tyronne Howton, Jr.,	148,324	—		$23.85	11/5/2022	—		—	—		—
Senior Vice President,	45,000	—		$34.92	6/4/2023	—		—	—		—
General Counsel and	36,000	—		$34.92	6/4/2023	—		—	—		—
Corporate Secretary	52,708	2,292	(3)	$29.03	2/28/2024	—		—	—		—
	45,916	25,084	(4)	$13.90	2/27/2025	—		—	—		—
	7,806	16,250	(5)	$13.71	2/29/2026	—		—	—		—
	2,494	8,126	(6)	$13.71	2/29/2026	—		—	—		—
	—	30,000	(7)	$32.63	3/10/2027	—		—	10,638	(8)	$591,898
	—	—		—	12/31/2018	—		—	19,125	(9)	$1,064,115

Guriqbal Basi	—	100,000	(10)	$43.90	9/25/2027	—		—	—		—
Senior Vice President,
Chief Scientific Officer

Alexander Cumbo	65,000	—		$26.24	1/2/2023	—		—	—		—
Senior Vice President,	18,000	—		$34.92	6/4/2023	—		—	—		—
Chief Commercial Officer	14,400	—		$34.92	6/4/2023	—		—	—		—
	20,604	896	(3)	$29.03	2/28/2024	—		—	—		—
	14,166	5,834	(4)	$13.90	2/27/2025	—		—	—		—
	9,166	10,834	(5)	$13.71	2/29/2026	—		—	—		—
	11,603	5,897	(6)	$13.71	2/29/2026	—		—	—		—
	—	27,500	(7)	$32.63	3/10/2027	—		—	9,752	(8)	$542,601
	—	40,000	(11)	$34.64	5/19/2027	—		—	—		—
	—	—		—	12/31/2018	—		—	16,875	(9)	$938,925

Edward M. Kaye, M.D.	20,309	—	(12)	$8.28	8/17/2018	—		—	—		—
Former President and	69,000	—	(12)	$10.08	8/17/2018	—		—	—		—
Chief Executive Officer	45,000	—	(12)	$34.92	8/17/2018	—		—	—		—
	36,000	—	(12)	$34.92	8/17/2018	—		—	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable		Options Exercise Price	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested	Market Value of Shares/Units of Stock That Have Not Vested	Euity Incentive Plan Awards: Number of Unearned Shares/Units or Other Rights That Have Note Vested	Equity Incentive Plan Awards: Market or payout Value of Unearned Shares, Units or Other Rights That Haven Not Vested
	55,000	—	(12)	$29.03	8/17/2018	—	—	—	—
	139,228	—	(12)	$13.90	8/17/2018	—	—	—	—
	60,416	—	(12)	$13.71	8/17/2018	—	—	—	—
	80,015	—	(12)	$13.71	8/17/2018	—	—	—	—
	35,416	—	(12)	$32.63	8/17/2018

Catherine Stehman-Breen	—	100,000	(13)	$43.90	4/3/2027	—	—	—	—
Former Senior Vice President,
Chief Medical Officer

(1)	This stock option with service and market conditions fully vests on June 26, 2022 and has a 5-year cliff vesting schedule.
(2)

This RSA fully vests on June 26, 2021 and vests at a rate of 25% of the shares of our common stock on June 26, 2018 and 1/48th of the shares of our common stock on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(3)

This stock option fully vests on February 28, 2018, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2015 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(4)

This stock option fully vests on February 28, 2019, and vests at a rate of 25% of the shares of our common stock underlying the option on February 29, 2016 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(5)

This stock option fully vests on February 29, 2020, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2017 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(6)

This performance-based stock option fully vests on February 29, 2020. 50% of the 2016 performance-based options became immediately vested following the approval of EXONDYS 51 by the FDA and the submission of the MAA to the EMA for eteplirsen. Both performance conditions were met in 2016. The remaining 50% of the 2016 performance-based options vests over four years with 25% vesting on February 28, 2017 and 1/48th of these remaining options vesting monthly thereafter, subject to each holder continuing to provide services to the Company through each such vesting date.

(7)

This stock option fully vests on March 10, 2021, and vests at a rate of 25% of the shares of our common stock underlying the option on March 10, 2018 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(8)

This performance-based restricted stock units ("RSU") fully vests should all performance conditions related to these grants are achieved by June 30, 2019. Vested amounts represent 50% of the 2017 performance-based RSUs that became immediately vested following the achievement of quarterly net revenues over $25 million. The vesting of the remaining 50% is contingent upon launch of the Company's early access programs in at least three countries and initiation of Phase II clinical trials for the Company's PPMO platform, subject to each holder continuing to provide services to the Company through each such vesting date.

(9)

The vesting of these restricted share awards is contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between grant date and December 31, 2018, subject to each holder continuing to provide services to the Company through each such vesting date.

(10)

This stock option fully vests on September 25, 2021, and vests at a rate of 25% of the shares of our common stock underlying the option on September 25, 2018 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(11)

This stock option fully vests on May 19, 2021, and vests at a rate of 25% of the shares of our common stock underlying the option on May 19, 2018 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(12)	All Dr. Kaye’s outstanding stock options and awards became vested as of August 17, 2017.

The following table provides information relating to stock option exercises and the vesting of restricted stock awards for our named executive officers during 2017:

2017 Option Exercises and Stock Vested For Named Executive Officers

	Restricted Stock Awards		Restricted Stock Units		Stock Options
Name	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting	Number of Options Exercised (2)	Value Realized on Exercising
Sandesh Mahatme	524	$15,877	13,298	$503,728	51,500	$1,306,733
Executive Vice President,
Chief Financial Officer and Chief Business Officer

David Tyronne Howton, Jr.	464	$14,059	10,639	$403,005	26,000	$703,345
Senior Vice President,
General Counsel and Corporate Secretary

Alexander Cumbo	—	—	9,752	$369,406	2,500	68,050
Senior Vice President,
Chief Commercial Officer

Edward M. Kaye, M.D.,	55,392	$2,000,944	35,463	$1,343,301	75,179	$3,144,674
Former President
and Chief Executive Officer

(1)	Represents the shares of our common stock acquired upon the vesting of restricted stock during 2017.
(2)	Represents the shares of our common stock underlying options exercised during 2017.

2017 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any plan following retirement.

2017 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments upon Termination or a Change in Control

The first table below reflects the amount of compensation payable to our President and Chief Executive Officer in the event of termination of his employment (during the 90 days before and 24 months following a change in control or outside of such period), or in the event of a change in control without termination of such executive’s employment.

The second table below reflects the amount of compensation payable to each of our named executive officers, other than our President and Chief Executive Officer, in the event of termination of such executive’s employment (within 12 months following a change in control or outside of such period), or in the event of a change in control without termination of such executive’s employment. The amounts shown assume that such termination or change in control, as applicable, took place on December 31, 2017 based on the agreements in effect on that date, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon the occurrence of the relevant triggering event. The table below reflects the agreements with our named executive officers in place as of December 31, 2017.

President and Chief Executive Officer

The amount of compensation payable to the President and Chief Executive Officer: (i) upon termination without cause or resignation for good reason before or after the 90-day period preceding or the 24-month period following a change in control, (ii) upon termination without cause or resignation for good reason during the 90-day period preceding or the 24-month period following a change in control, and (iii) in connection with a change of control, is shown below. The table below reflects the agreements with our President and Chief Executive Officer in place as of December 31, 2017.

Name	Benefit	Termination w/o Cause or Resignation for Good Reason Before or After the 90-day Period Preceding or the 24-Month Period Following a Change in Control	During the 90-day Period Preceding or the 24-Month Period Following a Change in Control Termination	Change in Control(1)
Douglas Ingram	Cash Severance	$1,560,000	$2,470,000	—
President and Chief Executive Officer	Accelerated Vesting of Equity Awards	$11,586,550	$25,566,100	$25,566,100
	COBRA Continuation	—	—	—
	Total	$13,146,550	$28,036,100	$25,566,100

(1)

Under the June 26, 2017 Change in Control Agreement with Mr. Ingram, if Mr. Ingram experiences a termination by the Company without “cause” or by him for “good reason” (each, as defined in his employment agreement) during the 90-day period preceding or the 24-month period following a change in control, then in addition to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time and similar benefits, Mr. Ingram will receive the following, subject to his execution and non-revocation of a release of claims:

(i)	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
(ii)	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
(iii)	accelerated vesting on 100% of his outstanding and unvested equity awards other than his performance based option award;
(iv)

pro rata accelerated vesting on his outstanding performance based option award, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the Mr. Ingram’s termination, and (2) vesting will be calculated assuming that Mr. Ingram performed services for the greater of 30 months or the actual number of full months that he provided services; and

(v)	COBRA coverage at applicable active employee rates.
(2)

Pursuant to the terms of each of our 2014 Plan, where a successor corporation does not assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time. The stated dollar amounts in this column reflect the spread value of all unvested equity awards held by the President and Chief Executive Officer, assuming a stock price of $55.64 per share, the closing price of our common stock on the NASDAQ Global Market on December 30, 2017, the last trading day of our 2017 fiscal year.

Other Named Executive Officers

The table below reflects the amount of compensation payable to each of our named executive officers, other than our President and Chief Executive Officer, in the event of termination of such executive’s employment (within 12 months following a change in control or outside of such period), or in the event of a change in control without termination of such executive’s employment. The amount of compensation payable to each named executive officer: (i) upon termination without cause before or after 12 months following a change in control, (ii) upon termination without cause or resignation for good reason upon or within 12 months following a change in control, and (iii) in connection with a change of control, is shown below. The table below reflects the agreements with our named executive officers (other than our President and Chief Executive Officer) in place as of December 31, 2017.

Name	Benefit	Before a Change in Control or After 12 Months Following a Change in Control, Termination w/o Cause	Upon or Within 12 Months Following a Change in Control, Termination w/o Cause or Resignation for Good Reason (1)	Change in Control(2)
Sandesh Mahatme,	Cash Severance	$872,579	$872,579	—
Executive Vice President,	Accelerated Vesting of Equity Awards	$2,984,071	$5,830,884	$5,830,884
Chief Financial Officer and Chief Business Officer	COBRA Continuation	$39,065	$39,065	—
	Total	$3,895,715	$6,742,528	$5,830,884
David Tyronne Howton, Jr.,	Cash Severance	$773,634	$773,634	—
Senior Vice President, General Counsel and	Accelerated Vesting of Equity Awards	$2,203,859	$4,476,395	$4,476,395
Corporate Secretary	COBRA Continuation	$39,065	$39,065	—
	Total	$3,016,559	$5,289,095	$4,476,395
Guriqbal Basi	Cash Severance	$546,000	$741,000	—
Senior Vice President,	Accelerated Vesting of Equity Awards	—	$1,174,000	$1,174,000
Chief Scientific Officer	COBRA Continuation	$19,437	$29,156	—
	Total	$565,437	$1,944,156	$1,174,000
Alexander Cumbo	Cash Severance	$722,000	$722,000	—
Senior Vice President,	Accelerated Vesting of Equity Awards	$1,562,835	$3,923,186	$3,923,186
Chief Commercial Officer	COBRA Continuation	$39,065	$39,065	—
	Total	$2,323,900	$4,684,251	$3,923,186

(1)

Upon termination of the named executive officer’s employment by us without “cause” or due to a “constructive termination” (each, as defined in the Severance Agreements described below) either upon or within 12 months following a change in control, the named executive officer is entitled to:

(i) an amount equal to 18 months of his or her base salary at the rate in effect immediately prior to such termination payable in a cash lump sum;

(ii) an amount equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum;

(iii) accelerated vesting on all outstanding and unvested equity awards; and

(iv) if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for the executive and his or her eligible dependents for up to 18 months following the date of termination. The receipt of the benefits described herein is contingent upon the named executive officer signing a release of claims in a form we provide.

(2)

Pursuant to the terms of each of our 2002 Plan and the 2011 Plan, where a successor corporation does not   assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time. The stated dollar amounts in this column reflect the spread value of all unvested equity awards held by each named executive officer, assuming a stock price of $55.64 per share, the closing price of our common stock on the NASDAQ Global Market on December 30, 2017, the last trading day of our 2017 fiscal year.

III.Compensation Agreements for Named Executive Officers

Douglas S. Ingram — President and Chief Executive Offıcer

On June 26, 2017, the Board appointed Douglas S. Ingram as President and Chief Executive Officer and to serve as a member of the Board. In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Ingram effective June 26, 2017 (the “Effective Date”).

The employment agreement has an initial term of three years commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the employment agreement automatically renews on an annual basis until either party provides 60 days’ notice of intent not to renew. Mr. Ingram is entitled to a base annual salary of $650,000. He is also eligible to receive a target annual bonus of 90% of his annual base salary, upon achievement of performance objectives to be determined by the Board or its compensation committee. In addition, Mr. Ingram is eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, Mr. Ingram was granted two inducement equity awards on the Effective Date under the 2014 Plan. The Board does not anticipate granting Mr. Ingram additional annual equity incentive awards in the first five years of his employment.

Mr. Ingram received an inducement award under the 2014 Plan in the form of 335,000 shares of restricted common stock of the Company (the “Restricted Stock Award”). Subject to his continued service through each applicable vesting date, 25% of the Restricted Stock Award will vest on the one-year anniversary of the Effective Date, and 1/36th of the remaining unvested award will vest on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date.

Mr. Ingram also received an inducement award under the 2014 Plan in the form of an option to purchase 3,300,000 shares of the Company’s common stock with an exercise price per share of $34.65, which is equal to the closing price of the Company’s common stock on June 26, 2017 (the “Performance Option Award”). Subject to his continued service through the vesting date, a percentage of Mr. Ingram’s Performance Option Award will vest on the fifth anniversary of the Effective Date, (such percentage, the “Five-Year Vesting Percentage”) based on the extent to which the CAGR of the Company’s stock closing price from the Effective Date through the fifth anniversary of the Effective Date (the “Five-Year Company CAGR”) exceeds the CAGR of the NASDAQ Biotech Index (symbol NBI) (or successor index) during the same period (the “Five-Year Biotech Index CAGR”). Except as described below in the section captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” concerning termination under certain circumstances, Mr. Ingram’s Performance Option Award will not vest before the fifth anniversary of the Effective Date. No portion of the Performance Option Award will vest if the Five-Year Company CAGR is less than 15% or if the Five-Year Company CAGR does not exceed (or, in certain limited cases, meet) the Five-Year Biotech Index CAGR. If the Five-Year Company CAGR exceeds the Five-Year Vesting Percentage, the Performance Option Award will vest in varying increments based on the Company CAGR levels of 15%, 20%, 25%, 30%, 35%, and 40% or more. The vesting percentages decrease as the spread between the Company CAGR and the Biotech Index CAGR decrease.

The Restricted Stock Award and the Performance Option Award are both subject to clawback under circumstances set forth in the employment agreement.

The employment agreement specifies that if Mr. Ingram’s employment is terminated as a result of death or disability, he will be entitled to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time, and similar benefits (his “Accrued Benefits”).

If Mr. Ingram’s employment is terminated as a result of non-renewal of the employment agreement, he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

If Mr. Ingram’s employment is terminated by the Company without cause or for good reason (each as defined in the employment agreement), he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of any annual bonus for the year in which his employment terminates (subject to the actual achievement of performance goals), continued payments of 18 months of his base salary and one times target bonus payable for 18 months from the date of termination, COBRA coverage at applicable active employee rates for 18 months, accelerated vesting of 25% vesting of his unvested Restricted Stock Award, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination, and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

Mr. Ingram’s employment agreement defines “cause” to mean, with respect to Mr. Ingram, (i) the substantial and repeated failure to perform in good faith his duties or follow the reasonable and legal written direction of the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) his conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; or (v) his material breach of the employment agreement or material violation of the Company’s code of conduct or other written material policy.

“Good Reason” is defined in Mr. Ingram’s employment agreement to mean (i) material diminution in his base salary or target bonus; (ii) material diminution in his title, authority, duties or responsibilities; (iii) relocation of his work location by more than 50 miles; or (iv) the Company’s material breach of his employment agreement or any equity award agreement.

The employment agreement requires Mr. Ingram not to compete, either directly or indirectly, with the Company during his employment and until eighteen months following his date of termination of employment with the Company. The employment agreement also requires Mr. Ingram not to solicit the Company’s employees to leave their employment with the Company during, and for eighteen months following, the term of his employment. In addition, Mr. Ingram entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

Also on June 26, 2017, we entered into a Change in Control Agreement with Mr. Ingram. This agreement provides that if Mr. Ingram experiences a termination by the Company without cause or by him for good reason during the 90-day period preceding or the 24-month period following a change in control, then in addition to his Accrued Benefits, we will provide Mr. Ingram with the following, subject to his execution and non-revocation of a release of claims:

•	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
•	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
•	accelerated vesting on 100% of his outstanding and unvested equity awards other than his Performance Option Award;
•

pro rata accelerated vesting on his outstanding Performance Option Award as described above, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the executive’s termination, and (2) vesting will be calculated assuming that Mr. Ingram performed services for the greater of 30 months or the actual number of full months that he provided services; and

•	COBRA coverage at applicable active employee rates.

Sandesh Mahatme — Executive Vice President, Chief Financial Offıcer and Chief Business Officer

On November 5, 2012, we hired Sandesh Mahatme as our Senior Vice President, Chief Financial Officer. In connection with his appointment, we and Mr. Mahatme entered into an offer letter dated October 29, 2012 providing for Mr. Mahatme’s at-will employment. Under the terms of his offer letter, Mr. Mahatme was entitled to an initial annual base salary of $425,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Mahatme is also eligible for a target annual bonus of up to 40% of his annual base salary based upon Mr. Mahatme’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Mahatme is eligible to receive a maximum potential annual bonus of 150% of his target bonus.

Mr. Mahatme’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2017 salary, bonus and other compensation, see the disclosure provided above under “2017 Named Executive Officer Compensation.”

David Tyronne Howton, Jr. — Senior Vice President, General Counsel and Corporate Secretary

David Tyronne Howton, Jr. was hired as our Senior Vice President, General Counsel on an at-will employment basis pursuant to an offer letter dated October 23, 2012. Under the terms of his offer letter, Mr. Howton was entitled to an initial annual base salary of $375,000 and eligible for an initial target annual bonus of 35% of his annual base salary based upon Mr. Howton’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Howton is eligible to receive a maximum potential annual bonus of 150% of his target bonus.

Mr. Howton’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2017 salary, bonus and other compensation, see the disclosure provided above under “2017 Named Executive Officer Compensation.”

Alexander “Bo” Cumbo — Senior Vice President and Chief Commercial Officer

Alexander “Bo” Cumbo was hired as our Vice President, Business Development on an at-will employment basis pursuant to an offer letter dated December 3, 2012. Under the terms of his offer letter, Mr. Cumbo was entitled to an initial annual base salary of $275,000 and eligible for an initial target annual bonus of 30% of his annual base salary based upon Mr. Cumbo’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

Mr. Cumbo’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2017 salary, bonus and other compensation, see the disclosure provided above under “2017 Named Executive Officer Compensation.”

Guriqbal S. Basi, Ph.D. — Senior Vice President and Chief Scientific Officer

Guriqbal S. Basi, Ph.D. was hired as our Senior Vice President and Chief Scientific Officer on an at-will employment basis pursuant to an offer letter dated August 28, 2017. Under the terms of his offer letter, Dr. Basi is entitled to an annual base salary of $390,000 and eligible for a target annual bonus of 40% of his annual base salary based upon Dr. Basi’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

Dr. Basi’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2017 salary, bonus and other compensation, see the disclosure provided above under “2017 Named Executive Officer Compensation.”

Edward M. Kaye, M.D. — Former President and Chief Executive Offıcer

September 2016 Employment Agreement

On September 20, 2016, the Board appointed Dr. Kaye as President and Chief Executive Officer and to serve as a member of the Board. Prior to this appointment, Dr. Kaye served as our Interim Chief Executive Officer since March 31, 2015. He also served as our Chief Medical Officer from June 2011 to March 2017. In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Dr. Kaye effective September 20, 2016 (the “Effective Date”), providing for Dr. Kaye’s employment as our President and Chief Executive Officer. Dr. Kaye’s compensation package was extensively negotiated.

The employment agreement had an initial term of one year commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the employment agreement automatically extended on a yearly basis unless either we or Dr. Kaye provided 60 days’ notice of an intent not to renew. Under the terms of his employment agreement, Dr. Kaye was entitled to receive a base annual salary of $550,000, subject to annual review by the Board (or a committee thereof), and could be increased, but not decreased below its then current level. Dr. Kaye was also eligible to receive a target annual bonus of at least 65% of his base salary upon achievement of performance objectives determined by the Board. In addition to his base salary and annual bonus opportunity, Dr. Kaye was eligible to receive annual equity grants, however, none were granted in connection with the signing of the employment agreement.

Pursuant to the terms of the employment agreement, Dr. Kaye was also entitled to reimbursement for reasonable travel, entertainment or other business expenses he incurred in connection with the performance of his duties. Dr. Kaye was also entitled to participate in current and future employee benefit plans that apply to other executive officers of the Company, including paid vacation.

In the event of non-renewal of the employment agreement or Dr. Kaye’s resignation without good reason, the payments due included accrued benefits, including earned but unpaid salary and bonus, accrued vacation and reimbursement of business expenses. The employment agreement provided for termination benefits that vary depending on the reasons for the termination of employment and certain benefits were conditioned upon Dr. Kaye’s timely execution and non-revocation of a release. In the event that Dr. Kaye was terminated for cause, he was eligible for accrued benefits other than any unpaid bonus. In the event Dr. Kaye was terminated without cause or resigns for good reason, in each case, during the term of the employment agreement and prior to or following the 12-month period commencing on a change in control, he would be eligible to receive accrued benefits, a pro-rata bonus, 18 months of his base salary and target bonus (paid over an 18 month period), immediate vesting of all equity awards scheduled to vest over the 12 months following the termination, excluding performance-based equity awards other than those awards where milestones are met prior to his last date of employment and vesting had begun, a monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans less the amount of Dr. Kaye’s portion of the premium as if he was an active employee for a period of 18 months, outplacement services up to a value of $20,000 and the right to exercise his vested options for a period of no less than 12 months after his last date of employment (but not beyond the option term). Additionally, the employment agreement required that Dr. Kaye resign his seat on the Board upon termination of employment with the Company or the loss of the Chief Executive Officer title.

The employment agreement generally defined “cause” to mean, with respect to Dr. Kaye: (i) his substantial and repeated failure to attempt in good faith to perform his duties or follow the reasonable and legal direction of the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) the indictment for, conviction of, or pleading guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; or (v) his material breach of the employment agreement or material violation of the Company’s code of conduct or other written material policy.  The employment agreement generally defined “good reason” to mean, with respect to Dr. Kaye, subject to certain notice and cure provisions:  (i) material diminution in his base salary or target bonus; (ii) material diminution in his title or responsibilities; (iii) relocation of his work location by more than 50 miles; or (iv) the Company’s material breach of the employment agreement or any equity award agreement.

Dr. Kaye’s severance rights during the 12-month period of time commencing upon a change in control were governed by his change in control agreement with the Company. See the section below captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Dr. Kaye’s employment agreement also required him not to compete, either directly or indirectly, with us while employed by us and for a period of one year thereafter. In addition, the employment agreement required Dr. Kaye not to solicit our employees to leave their employment with us and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity during, and for one year following, the termination of his employment .On June 26, 2017, Dr. Kaye tendered his resignation as President and Chief Executive Officer of the Company, effective on that date. Also on June 26, 2017, Dr. Kaye tendered his resignation as a director of the Company, effective upon a date to be determined by the Board or the Board’s Nominating and Corporate Governance Committee. On August 17, 2017, the Board accepted Dr. Kaye’s resignation as a director and approved his engagement as an independent consultant to the Company. Also on August 17, 2017, Dr. Kaye delivered to the Company a General Release in favor of the Company that provides, in exchange for a release of claims, certain payments and benefits, all as set forth in his employment agreement described above.

In connection with his engagement as a consultant, we entered into a consulting agreement with Dr. Kaye, commencing on August 17, 2017 (the “Effective Date”) and ending upon the first to occur of (a) Dr. Kaye’s death or permanent disability and (b) August 17, 2018. At our option, the consulting agreement may be extended for up to an additional year, and we may terminate the consulting agreement upon written notice provided to Dr. Kaye (the period of time between the Effective Date and the termination of the consulting agreement is referred to herein as the “Consulting Period”). Pursuant to the terms of the consulting agreement, Dr. Kaye will answer questions with respect to matters within the scope of his responsibilities as President and Chief Executive Officer of the Company, cooperate with the Company with respect to proceedings or internal investigations involving such matters, and provide general consulting services to the Company regarding the Company and its business activities. Dr. Kaye will provide these services on an as needed basis, but in no event will exceed 10 hours a week. Under his applicable agreements, Dr. Kaye is entitled to continued vesting of certain equity awards during the Consulting Period. In consideration for his consulting services, we will pay Dr. Kaye $500.00 per hour.

Catherine Stehman-Breen, M.D. — Former Senior Vice President, Chief Medical Officer

Catherine Stehman-Breen, M.D. was hired as our Senior Vice President, Chief Medical Officer on an at-will employment basis pursuant to an offer letter dated February 3, 2017. Under the terms of her offer letter, Dr. Stehman-Breen was entitled to an annual base salary of $405,000 and eligible for a target annual bonus of 40% of her annual base salary based upon Dr. Stehman-Breen’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

Dr. Stehman-Breen’s employment with us ended on December 15, 2017. For the details of her 2017 salary, bonus and other compensation, see the disclosure provided above under “2017 Named Executive Officer Compensation.” For a description of severance and change in control-related payments to Dr. Stehman-Breen, see the section below captioned “Post-Employment Benefits and Change in Control Arrangements for Company’s Named Executive Officers.”

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

Change in Control and Severance Agreements – NEOs

We are a party to our standard Senior Vice President Change in Control and Severance Agreement (the “Severance Agreements”) with each of our named executive officers, except for Mr. Ingram, whose Change in Control and Severance Agreement is described above under “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer”. Under the Severance Agreements, if the named executive officer experiences a “constructive termination” or termination by the Company other than for “cause” (as each term is defined below) during the 12-month period following a “change in control” (as defined in the Severance Agreements), and if the named executive officer delivers to the Company a general release of claims that becomes effective and irrevocable within 60 days following such covered termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company will provide the named executive officer with the following:

•

cash payment equal to 18 months of his or her base salary at the rate in effect immediately prior to executive’s termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•

cash payment equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•	accelerated vesting on 100% of his or her outstanding and unvested equity awards; and
•

if the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse the executive for, the premium for the executive and his or her covered dependents through the earlier of: (i) the eighteen month anniversary of the date of his or her termination of employment and (ii) the date the executive and his or her covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, the executive may, if eligible, elect to continue healthcare coverage at his or her expense in accordance with the provisions of COBRA.

As defined in the Severance Agreements, “constructive termination” means the executive’s resignation from employment with the Company within 90 days after the occurrence of one or more of the following conditions without his or her consent: (i) a material diminution in his or her authority, duties, or responsibilities; (ii) a material diminution in his or her base salary, other than a diminution ratably applied to other senior executives of the Company; (iii) a material change in the geographic location at which the executive must perform his or her services (which shall in no event include a relocation of his or her office which results in an increased commuting distance from his or her home to the office of less than 30 miles); or (iv) any other action or inaction that constitutes a material breach of any written agreement or covenant between the executive and the Company by the Company; and which, in the case of any of the foregoing, continues uncured by the Company beyond 30 days after the executive has provided the Company written notice that he believes in good faith that such condition giving rise to such claim of Constructive Termination has occurred. Any such notice shall be provided to the Company within 30 days following the initial occurrence of the condition or event giving rise to Constructive Termination. As defined in the Severance Agreements, “Cause” means: (i) an act of dishonesty made by the executive in connection with his or her responsibilities as an employee; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the executive’s gross misconduct; (iv) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company; (v) the executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the executive’s continued failure to perform his or her employment duties after the executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that the executive has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

If the severance and other benefits provided in the Severance Agreements, or otherwise payable to a named executive officer, would be subject to the golden parachute excise tax, then, such named executive officer’s severance and/or other benefits will either be delivered in full, or delivered as to such lesser extent which would result in no portion of the severance and/or other benefits being subject to such excise tax, whichever result is better for the named executive officer on an after-tax basis.

Severance Letters – Messrs. Mahatme, Cumbo and Howton, and Ms. Ruff

On April 27, 2017, we became a party to a letter agreement with each of Messrs. Mahatme, Cumbo and Howton, and Ms. Ruff (the “Severance Letters”).  Under the Severance Letters, if, during the “Termination Period,” the named executive officer is terminated without “Cause” or resigns for “Good Reason” (as each term is defined below) on or following the Company’s hiring of a new Chief Executive Officer who is not currently employed by the Company (or in connection with, or otherwise relating to such hire), then in addition to any accrued benefits (as set forth in the Severance Letters), the Company will provide the named executive officer with the following, subject to his or her execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to (i) in the case of such termination between August 1, 2017 and May 31, 2018, 1.5 times the sum of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over the eighteen-month period following his or her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component; or (ii) in the case of such termination between June 1, 2018 and January 31, 2019, 1.0 times the sum of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over a twelve-month period following his or her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component (such eighteen-month or twelve month period, the “severance period”).

•

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to the named executive officer’s co-payment of the applicable active employee rate, paid until the end of the applicable severance period or, if earlier, the date the named executive officer becomes eligible for group health insurance coverage through a new employer.

•

Vesting of each outstanding equity award granted to the named executive officer, as follows: (i) continued vesting during the applicable severance period for his or her unvested equity awards which, as of the date of the named executive officer’s termination, have no performance requirements or have performance requirements and/or milestones that have been satisfied; (ii) accelerated vesting of the portion of his or her unvested restricted stock awards that would have otherwise vested during the applicable severance period; (iii) except for the September 2016 performance-based restricted stock award subject to a revenue milestone target through January 1, 2019 (the “September 2016 RSA”), accelerated vesting of equity awards with performance requirements and/or milestones that were not satisfied as of the date of the named executive officer’s termination, if such performance requirements and/or milestones are actually achieved during the first six months following the named executive officer’s termination, without regard to any further time-based vesting requirement; and (iv) accelerated vesting of the named executive officer’s September 2016 RSA on the date of the actual achievement of the performance milestone by June 30, 2018, without regard to any further time-based besting requirement.  Equity awards that are not vested by the dates set forth above are forfeited and cancelled in their entirety.

The Severance Letters also provide the named executive officers with the right to exercise their options for a period of no less than 90 days from the end of the applicable severance period (but not beyond the option term) and the right to payment of other equity awards that vest during the applicable severance period, payable within 30 days following the end of the last vesting date.

The Severance Letters also require the named executive officers not to compete, directly or indirectly, with us. In addition, the Severance Letters require the named executive officers not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity. It also required them not to disparage, criticize or defame the Company, its affiliates, directors, officers, individuals or the Company’s, products, services, technology or business. These restrictions apply while the named executive officers are employed by us and for a period of one year thereafter plus any additional period during which the named executive officer receives severance payments, continuation coverage payments or continued vesting.

The severance rights of the named executive officers during the 12-month period of time commencing upon a change in control are governed by their existing change in control agreements with the Company and not by the Severance Letters.  See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Terms as used and defined in the Severance Letters:

•	“Termination Period” means the period starting August 1, 2017 and ending on January 31, 2019.
•

“Cause” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) his or her substantial and repeated failure to attempt in good faith to perform his or her duties or follow the reasonable and legal written direction of the Chief Executive Officer or the Board; (ii) his or her willful material misconduct with respect to any material aspect of the business of the Company; (iii) the indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his or her performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; (v) the triggering of disclosures under the federal securities law arising out of certain acts or omissions of the named executive officer; or (vi) a material breach of the Severance Letter or a material violation of the Company’s code of conduct or other written material policy.

•

“Good Reason” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) material diminution in his or her base salary at the rate or his or her bonus target at the percentage, in each case, in effect immediately prior to the reduction or the failure to pay him or her any salary or any earned and due bonus or incentive payments; (ii) material diminution in his or her duties, authorities or responsibilities; or (iii) a relocation of his or her work location by more than 50 miles.

Severance Letter – Dr. Basi

On September 25, 2017, we became a party to a severance letter agreement with Dr. Basi. Under the severance letter, if, during the period starting September 25, 2017 and ending on September 25, 2018, Dr. Basi is terminated without “Cause” or resigns for “Good Reason” (as each term is defined above under the section captioned Severance Letters – Messrs. Mahatme, Cumbo and Howton, and Ms. Ruff”), then in addition to any accrued benefits (as set forth in the severance letter), the Company will provide Dr. Basi with the following, subject to his execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to 1.0 times the sum of Dr. Basi’s annual base salary and his target bonus for the year of termination, paid in equal installments over a twelve-month period following his date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component.

•

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to Dr. Basi’s co-payment of the applicable active employee rate, paid for twelve months following the date of termination or, if earlier, the date he becomes eligible for group health insurance coverage through a new employer.

The severance letter also provides Dr. Basi with the right to exercise any exercisable portion of his equity awards that have vested as of the termination date for a period of no less than 90 days from the termination date.

The severance letter also requires Dr. Basi not to compete, directly or indirectly, with us.  In addition, the severance letter requires Dr. Basi not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity. It also requires Dr. Basi not to disparage, criticize or defame the Company, its affiliates, directors, officers, individuals or the Company’s, products, services, technology or business. These restrictions apply while Dr. Basi is employed by us and for a period of one year thereafter.

The severance rights of Dr. Basi during the 12-month period of time commencing upon a change in control are governed by a separate change in control agreement with the Company and not by the severance letter.  See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Severance Letter – Dr. Stehman-Breen

On September 26, 2017, we became a party to a letter agreement with Dr. Stehman-Breen. Under the severance letter, if, during the period starting August 1, 2017 and ending on August 1, 2018, Dr. Stehman-Breen is terminated without “Cause” or resigns for “Good Reason” (as each term is defined above under the section captioned Severance Letters – Messrs. Mahatme, Cumbo and Howton, and Ms. Ruff”) on or following the Company’s hiring of a new Chief Executive Officer who is not currently employed by the Company (or in connection with, or otherwise relating to such hire), then in addition to any accrued benefits (as set forth in the severance letter), the Company will provide Dr. Stehman-Breen with the following, subject to her execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to 1.0 times the sum of Dr. Stehman-Breen’s annual base salary and her target bonus for the year of termination, paid in equal installments over a twelve-month period following her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component.

•

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to Dr. Stehman-Breen’s co-payment of the applicable active employee rate, paid for twelve months following the date of termination or, if earlier, the date she becomes eligible for group health insurance coverage through a new employer.

•

Vesting of the outstanding equity award granted to Dr. Stehman-Breen on April 30, 2017 on a monthly basis at the rate of 1/48th of the total shares underlying the equity award during the twelve months period following the date of her termination, notwithstanding the vesting schedule that would have applied had she remained continuously employed by the Company during such twelve month period. Equity awards that are not vested by the dates set forth above are forfeited and cancelled in their entirety.

The severance letter also provides Dr. Stehman-Breen with the right to exercise any exercisable portion of her equity awards that have vested as of the termination date for a period of no less than 90 days from the termination date.

The severance letter also requires Dr. Stehman-Breen not to compete, directly or indirectly, with us.  In addition, the severance letter requires Dr. Stehman-Breen not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity. It also requires Dr. Stehman-Breen not to disparage, criticize or defame the Company, its affiliates, directors, officers, individuals or the Company’s, products, services, technology or business. These restrictions apply while Dr. Stehman-Breen was employed by us and for a period of one year thereafter.

On April 12 2018, we entered into a General Release and Amendment to Separation Agreement with Dr. Stehman-Breen (the “Amendment”). The Amendment amends the severance letter mentioned above by, among other things:

•	adding to the target bonus that Dr. Stehman-Breen is entitled to under the severance letter an amount equal to her 2017 target bonus;
•

changing the treatment of stock options as follows: (i) 25% of Dr. Stehman-Breen’s outstanding stock options will vest and be exercisable on April 30, 2018; and (ii) commencing on May 1, 2018, her outstanding stock options will vest on a monthly basis at the rate of 1/48th of the total shares underlying such options for 12 additional months notwithstanding the vesting schedule that would have applied had she remained continuously employed by the Company during such twelve month period. Equity awards that are not vested by the dates set forth above are forfeited and cancelled in their entirety. The Amendment also provides that Dr. Stehman-Breen has the right to exercise any vested portion of such options following vesting and until the end of the 90-day period following the end of the additional 12-month period mentioned above.

The severance rights of Dr. Stehman-Breen during the 12-month period of time commencing upon a change in control were governed by a separate change in control agreement with the Company and not by the severance letter.  See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

CEO Pay Ratio

We are required by SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 Act to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our President and Chief Executive Officer, using certain permitted methodologies. To determine this pay ratio and our median employee, we utilized data as of October 31, 2017 (the “Determination Date”).

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) base salary, (B) the target bonus or commission for 2017, (C) the estimated accounting value of any equity awards granted during 2017, and (ii) ranking this compensation measure for our employees from lowest to highest for employees who were employed on the Determination Date. This calculation was performed for all employees, excluding our President and Chief Executive Officer, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any material assumptions, adjustments or estimates with respect to total compensation. After identifying the median employee based on total cash compensation, we calculated annual total compensation for our median employee and our President and Chief Executive Officer using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement.

For 2017, the combined annual total compensation for Mr. Ingram, as reported in the Summary Compensation Table, was $56,866,241, which is based in large part on an inducement, “at risk”, performance-based option award that vests, if at all, five years after the grant date. Mr. Ingram became our Chief Executive Officer in June 2017, so we adjusted his reported compensation for purposes of this disclosure to include salary he would have received if he had served for the full year, $650,000, and annualized his reported bonus to reflect the amount that would have been paid had he served for the full year, or $810,574. The value of performance options and restricted stock granted to Mr. Ingram during 2017, as reported in the Summary Compensation Table, was not adjusted. As a result, for purposes of this pay ratio disclosure, Mr. Ingram’s annualized compensation was $57,568,440. The total compensation of our median employee was $256,151, resulting in an estimated pay ratio of 225:1. This ratio would have been approximately 6:1 if we excluded Mr. Ingram’s one-time inducement grants.

Mr. Ingram’s recruitment package had a tremendous effect on the above pay ratio. His total compensation for 2017 includes two inducement equity awards that were granted as an inducement material to his entering into the employment agreement. The performance-based option award is quadruple the fair value of the restricted stock award, deeming the majority of the awards “at-risk”. Despite the high fair value of the performance-based option award that was used to calculate Mr. Ingram’s combined annual total compensation, it is not certain that such option will vest. In fact, in order for the option award to fully vest, our stock would need to increase by at least 438% in the 5-year period following the grant date (from $34.65 to approximately $186.5 per share), and the Company’s share price CAGR would need to exceed the CAGR of the NASDAQ Biotech Index by at least 5% in the same period.

Furthermore, since we expect that Mr. Ingram will not receive any future annual equity incentive awards for the first five years of his employment, his total compensation in the next four years is expected to be significantly lower, which will reduce the above pay-ratio substantially, to approximately 6:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to the Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. We are not aware of any related party transactions since the beginning of our last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2017, our directors, Section 16 officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with the exception of a late Form 4 filing on June 8, 2017 disclosing a stock option grant to Mr. Alexander “Bo” Cumbo.

Compensation Committee Interlocks and Insider Participation

During 2017, prior to our 2017 annual meeting, Dr. Nicaise (Chairman), Mr. Barry and Mr. Kress served on our compensation committee and after our 2017 annual meeting Dr. Nicaise (Chairman) and Mr. Barry have served on our compensation committee. During 2017, no member of our compensation committee was an officer or employee or was formerly an officer of the Company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the Board or the compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2017 will be available to the stockholders of record as of the Record Date together with this proxy statement at www.edocumentview.com/SRPT.

An additional copy of our Annual Report may be obtained from our website, www.sarepta.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or by telephone to (617) 274-4000. Copies of exhibits to our Annual Report are available for a reasonable fee.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote your shares, at your earliest convenience, on the Internet or by telephone following the instructions on the Notice, or by mail (if you received proxy materials by mail).

By Order of the Board of Directors,

Cambridge, MA April 26, 2018

David Tyronne Howton, Jr.

Senior Vice President, General Counsel and Corporate Secretary

APPENDIX A – SAREPTA THERAPEUTICS, INC. 2018 EQUITY INCENTIVE PLAN

SAREPTA THERAPEUTICS, INC.

2018 EQUITY INCENTIVE PLAN

1.Purposes of the Plan.  The purposes of the Plan are to:

•	attract and retain the best available personnel for positions of substantial responsibility,
•	provide additional incentives to Employees, Directors and Consultants, and
•	promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Performance-Based Cash Awards.

2.Definitions.  As used herein, the following definitions will apply:

(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or a Performance-Based Cash Award.

(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)Change in Effective Control of the Company.  If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (B) a transfer of assets by the Company to (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, for an Award that provides for payment or settlement triggered upon a Change in Control and that constitutes an Award subject to Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid or otherwise settled until the earliest of (A) the Participant’s “separation from service” within the meaning of Section 409A of the Code, (B) the Participant’s death or “disability” within the meaning of Section 409A of the Code or (C) a transaction that qualifies as a change in control event within the meaning of Section 409A of the Code.

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board subject to and in accordance with Section 4 hereof.

(j)“Common Stock” means the common stock of the Company, as adjusted in accordance with Section 15(a) of the Plan.

(k)“Company” means Sarepta Therapeutics, Inc., a Delaware corporation, or any successor thereto.

(l)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or a Subsidiary to render services to such entity other than as an Employee.

(m)“Director” means a member of the Board.

(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.  Notwithstanding the foregoing, for an Award that provides for payment or settlement triggered upon a Disability and that constitutes an Award subject to Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid (or otherwise settled) until the earliest of: (A) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code; (B) the Participant’s “separation from service” within the meaning of Section 409A of the Code; (C) the date such Award would otherwise be settled pursuant to the terms of the Award agreement; (D) a transaction that qualifies as a change in control event within the meaning of Section 409A of the Code; or (E) death of the Participant.

(o)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)“Fair Market Value” means, as of any date, the value of Common Stock as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price is reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks are reported); or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator, determined in accordance with Section 409A of the Code.

(r)“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee; any person sharing the Employee’s household (other than a tenant or employee); a trust in which these persons (or the Employee) have more than 50% of the beneficial interest; a foundation in which these persons (or the Employee) control the management of assets; and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

(s)“Fiscal Year” means the fiscal year of the Company.

(t)“Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, that is settled by the issuance of Shares.

(u)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)“Inside Director” means a Director who is an Employee.

(w)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)“Option” means a stock option granted pursuant to the Plan.

(z)“Outside Director” means a Director who is not an Employee.

(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.  An entity shall be a Parent of the Company only for such periods as the requisite ownership relationship is maintained, unless otherwise determined by the Administrator.

(bb)“Participant” means the holder of an outstanding Award.

(cc)“Performance-Based Cash Award” means a cash Award pursuant to Section 10 that is payable or otherwise based on the attainment of certain pre-established performance goals during a Performance Period.

(dd)“Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(ee)“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(ff)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(gg)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities, or a combination of the foregoing pursuant to Section 10.

(hh)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, the occurrence of other events or the combination of any of the foregoing, as determined by the Administrator.

(ii)“Plan” means this 2018 Equity Incentive Plan, as may be amended from time to time.

(jj)“Recoupment Policy” means the Company’s Incentive Compensation Recoupment Policy, adopted as of April 27, 2016 and as effective from time to time.

(kk)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ll)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(mm)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn)“Service Provider” means an Employee, Director or Consultant.

(oo)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15(a) of the Plan.

(pp)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(qq)“Stock Ownership Guidelines” means the Company’s Stock Ownership Guidelines for Non-Employee Directors and Executive Officers, adopted as of April 27, 2016 and as effective from time to time.

(rr)“Subsidiary” means:  (i) a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code; and (ii) any entity, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company.  An entity shall be a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained, unless otherwise determined by the Administrator.

3.Stock Subject to the Plan.

(a)Stock Subject to the Plan.  Subject to adjustment pursuant to Section 15(a) of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 2,900,000 Shares, plus the number of Shares subject to outstanding awards under the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, up to a maximum of 1,487,596 Shares; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.41 shares for each Share delivered in settlement of any Full Value Award and, provided further, that no more than 2,900,000 Shares may be issued upon the exercise of Incentive Stock Options.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)Lapsing Awards.  If any Award that is not a Full Value Award is forfeited or expires, or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan.  To the extent that a Full Value Award is forfeited or expires, or such Full Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by 1.41 Shares subject to such Full Value Award that is forfeited, expired or settled in cash.  Notwithstanding anything to the contrary herein, with respect to Stock Appreciation Rights, all Shares subject to a Stock Appreciation Right will cease to be available under the Plan, other than Shares forfeited due to failure to vest which will become available for future grant or sale under the Plan (unless the Plan has terminated).  Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance

Units are repurchased by the Company at the original issuance price or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan.  Shares used to satisfy the tax withholding obligations related to an Award other than an Option or Stock Appreciation Right will become available for future grant or sale under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 15(a), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(b).

(c)Vesting Limitations on Awards.  Notwithstanding any other provision of the Plan to the contrary, Awards shall become vested over a period of not less than one year following the date the Award is made; provided, however, that, notwithstanding the foregoing, (i) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Participant’s Disability, retirement or termination of employment or a Change in Control, (ii) such vesting restrictions shall lapse upon the Participant’s death while providing services to the Company, and (iii) Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

(d)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(e)Annual Limit on the Value of Outside Director Awards.  Notwithstanding any other provision of the Plan to the contrary, the aggregate value of equity-based Awards granted to an Outside Director in respect of any Fiscal Year plus any cash-based compensation granted to an Outside Director under the Plan or otherwise in respect of any Fiscal Year, in each case, solely with respect to the individual’s service as an Outside Director, may not exceed $1,000,000 based on the aggregate Fair Market Value (determined as of the date of grant) of any equity-based Award plus the aggregate value (determined as of the date of grant) of any cash-based compensation, except that with respect to the initial Fiscal Year in which an Outside Director commenced service on the Board, such annual limit shall be $1,500,000.

4.Administration of the Plan.

(a)Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)Rule 16b-3; Exchange Listing Rules.  With respect to the application of this Plan to Service Providers (other than Directors), the Plan will be administered by a Committee of two or more Outside Directors, each of whom is intended to be (A) to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, a “nonemployee director” as defined in Rule 16b-3;; and (ii) an “independent director” as defined under NASDAQ Listing Rules, the NYSE Listed Company Manual or such other applicable stock exchange rule, as applicable and as amended and/or restated from time to time; and (b) with respect to the application of this Plan to Directors, the Board.  If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations, or other actions of the Administrator.

(iii)Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine the number of Shares to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)to modify or amend each Award (subject to Sections 4(e)(i) and 20(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, but not beyond the scheduled term of an Option and subject to Section 6(b);

(ix)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine, in a manner that is intended to be complaint with, or exempt from, Section 409A of the Code; and

(xii)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)No Liability.  Under no circumstances shall the Company, its Affiliates, its Subsidiaries, its Parents, the Administrator or the Board incur liability for any indirect, incidental, consequential, or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, its Subsidiaries’, its Parents’, the Administrator’s or the Board’s roles in connection with the Plan.

(e)Limitations.

(i)Prohibition Against Repricing.  Notwithstanding Section 4(b)(viii),  except for adjustments made pursuant to Section 15, the Administrator may not: (i) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted; or (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or any other Award with a lower exercise price, in each case, unless such action is approved by stockholders prior to such action being taken.  Subject to Section 15, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share on the date of grant.

(ii)Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made.  Notwithstanding anything contained in this Section 4(e)(ii) to the contrary, the Administrator shall not be allowed to authorize the buyout of underwater Options or Stock Appreciation Rights without the prior consent of the Company’s stockholders.

5.Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and Performance-Based Cash Awards may be granted to Service Providers.  Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan).

6.Stock Options.

(a)Limitations.

(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary, as defined in Section (2)(rr)(i) of the Plan) exceeds one hundred thousand U.S. dollars ($100,000), such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted an Option covering more than 500,000 Shares.  Notwithstanding the limitation in the previous sentence, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted Options covering up to an additional 500,000 Shares.  The foregoing share limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(b)Term of Option.  The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan), the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)Option Exercise Price and Consideration.

(i)The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.  In addition, in the case of an Incentive Stock Option granted to an employee of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan) who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan), the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing provisions of this Section 6(c)(i), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a) or 409A, as applicable and Section 15(a) of the Plan.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised (subject to the right to extend such period under Section 4(b)(viii)) and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)Form of Consideration.  The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration to the extent permitted by Applicable Laws may include, but is not limited to:

(1)cash;

(2)check;

(3)other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

(4)by net exercise;

(5)consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(6)a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement, in each case, in a manner intended to avoid adverse tax consequences to the Participant under Section 409A of the Code;

(7)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(8)any combination of the foregoing methods of payment.

(d)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15(a) of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)Death of Participant.  If a Participant dies while a Service Provider, then the vesting and exercisability of all shares subject to the Option shall be accelerated as to 100% of the Shares subject to the Option as of such Participant’s death.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)Other Termination.  A Participant’s Award Agreement also may provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act.  Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.Stock Appreciation Rights.

(a)Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 500,000 Shares.  Notwithstanding the limitation in the previous sentence, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 500,000 Shares.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(c)Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.  Notwithstanding the foregoing provisions of this Section 7(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a) or 409A, as applicable, and Section 15(A) of the Plan.  If a Participant dies while a Service Provider, then the vesting and exercisability of all shares subject to the Stock Appreciation Rights shall be accelerated as to 100% of the Shares subject to the Stock Appreciation Rights as of such Participant’s death.

(d)Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 6(c)(iii), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.  Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 100,000 Shares of Restricted Stock.  Notwithstanding the foregoing limitation, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Shares of Restricted Stock.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(c)Transferability.  Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine.  The Administrator, in its sole discretion, may reduce or waive any restrictions for such Award and may accelerate the time at which any restrictions will lapse or be removed.

(f)Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)Dividends and Other Distributions.  Except as otherwise provided below, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.  In addition, regardless of whether they are paid in cash or in Shares, all dividends and other distributions which are paid with respect to a Share of Restricted Stock before it vests shall be subject to the vesting conditions of the corresponding Award of Restricted Stock and will only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(h)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)Performance Restrictions.  The Administrator, in its sole discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator at the time it determines in its sole discretion, provided that the achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator).

9.Restricted Stock Units.

(a)Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator.  After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.  Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units granted subject to restrictions based upon the achievement of Performance Goals, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 100,000 Restricted Stock Units.  Notwithstanding the limitation in the previous sentence, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Restricted Stock Units.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.

(d)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws.  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof.  Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.

(e)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f)Performance Restrictions.  The Administrator, in its sole discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator at the time it determines in its sole discretion, provided that the achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator).

(g)Dividend Equivalents.  In the event that the Administrator decides in its sole discretion to credit dividends (whether in cash or shares) with respect to Restricted Stock Units, all dividend equivalents and other deemed distributions that are credited prior to payment under such Award, will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they are credited.  Further, the vesting conditions of such amounts will only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the corresponding Restricted Stock Unit vests.

10.Performance Units, Performance Shares and Performance Based Cash Awards.

(a)Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, for Performance Units or Performance Shares granted subject to restrictions based upon the achievement of Performance Goals, (i) no Participant will receive Performance Units having an initial value greater than $3,250,000, and (ii) no Participant will receive more than 250,000 Performance Shares.  Notwithstanding the foregoing limitation, for Performance Shares granted subject to restrictions based upon the achievement of Performance Goals, with respect to the initial Fiscal Year in which he or she commenced service as a Service Provider, a Service Provider may be granted up to an additional 250,000 Performance Shares and additional Performance Units having an initial value up to $3,250,000.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers.  The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.”  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units/Shares.  The holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant during the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share and may accelerate the time at which any restrictions will lapse or be removed.

(e)Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made (i) upon achievement of strategic and/or operational goals prior to the expiration of the applicable Performance Period, at the discretion of the Administrator or (ii) as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period (or on the payment date pursuant to Section 10(e)(i) above)) or in a combination thereof.

(f)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g)Performance-Based Cash Awards.  Performance-Based Cash Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan.  Subject to the provisions of this Plan, the Administrator shall have authority to determine, in its sole discretion, the Service Providers to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award.  The Administrator may also provide for the payment of a dollar amount under a Performance-Based Cash Award upon the completion of a specified Performance Period.

Except as otherwise provided herein or as otherwise determined by the Administrator, the Administrator shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance criteria (including, the Performance Goals specified in Section 11(b) below) established pursuant to Section 11(c) below and such other factors as the Administrator may determine in its sole discretion

Subject to Section 11(c), for any Participant, the Administrator may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”).  An Individual Target Award may be expressed as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula as determined by the Administrator in its sole discretion based on achievement of Performance Goals, or an amount determined pursuant to an objective formula or standard.  The Administrator’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for or any other Participant for that Performance Period or any subsequent Performance Period.  At the time the Performance Goals are established (as provided in Section 11(c)), the Administrator shall prescribe a formula to be used to determine the maximum and/or threshold percentages (which may be greater or less than one-hundred percent (100%), as applicable) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the Performance Goals during the Performance Period.  Notwithstanding anything else herein, unless otherwise specified by the Administrator with respect to an Individual Target Award, the Administrator may elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the Performance Goals; provided that, except as otherwise specified by the Administrator with respect to an Individual Target Award, no discretion to reduce a Performance-Based Cash Award earned based on achievement of the applicable Performance Goals shall be permitted for any Performance Period in which a Change in Control occurs, or during such Performance Period with regard to the prior Performance Periods if the Performance-Based Cash Awards for the prior Performance Periods have not been paid by the time of the Change in Control, with regard to individuals who were Participants at the time of the Change in Control.

(h)Terms and Conditions of Performance-Based Cash Awards.

(i)Certification.  At the expiration of the applicable Performance Period, the Administrator shall determine, in its sole discretion, and certify in writing the extent to which the Performance Goals established pursuant to Section 11(c) are achieved and, if applicable, the percentage of the Participant’s Individual Target Award that has been vested and earned.

(ii)Waiver of Limitation.  In the event of the Participant’s death or Disability, or in cases of special circumstances, the Administrator, in its sole discretion, may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of a Performance-Based Cash Award.

(iii)Termination.  Unless otherwise determined by the Committee in its sole discretion, no Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a termination prior to the date such Performance-Based Cash Award is paid.

(iv)Maximum Payments.  In granting Performance-Based Cash Awards, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Cash Awards granted to such Participant in respect of any one calendar year shall not exceed $10,000,000 per year; provided, however, that with respect to any Performance-Based Cash Awards that are subject to a Performance Period longer or shorter than one year, the foregoing Performance-Based Cash Awards limit shall be proportionately adjusted upward or downward; and provided, further, that any Performance-Based Cash Awards that are cancelled in respect of any period shall be counted against this limit for such period.

(i)Performance Restrictions.  The Administrator, in its sole discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator at the time it determines in its sole discretion, provided that the achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator).

11.Performance-Based Compensation.

(a)General.  If the Administrator, in its discretion, may grant Awards that are based on Performance Goals or other specific criteria or goals.

(b)Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Performance-Based Cash Awards and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) attainment of research and development milestones; (ii) bookings; (iii) business divestitures and acquisitions; (iv) cash flow; (v) cash position; (vi) contract awards or backlog; (vii) customer renewals; (viii) customer retention rates from an acquired company, business unit or division; (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings); (x) earnings per Share; (xi) expenses; (xii) gross margin; (xiii) growth in shareholder value relative to the moving average of the S&P 500 Index or another index; (xiv) internal rate of return; (xv) market share; (xvi) net income; (xvii) net profit; (xviii) net sales; (xix) new product development; (xx) new product invention or innovation; (xxi) number of customers; (xxii) operating cash flow; (xxiii) operating expenses; (xxiv) operating income; (xxv) operating margin; (xxvi) overhead or other expense reduction; (xxvii) product defect measures; (xxviii) product release timelines; (xxix) productivity; (xxx) profit; (xxxi) return on assets; (xxxii) return on capital; (xxxiii) return on equity; (xxxiv) return on investment; (xxxv) return on sales; (xxxvi) revenue; (xxxvii) revenue growth; (xxxviii) sales results; (xxxix) sales growth; (xl) stock price; (xli) time to market; (xlii) total shareholder return; and (xliii) working capital.  Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable).  Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index.  The Performance Goals may differ from Participant to Participant and from Award to Award.  The Administrator may determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.  In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period.  The Administrator will appropriately adjust any evaluation of performance under a Performance Goal to exclude (1) any items that are unusual in nature or infrequently occurring, or both, within the meaning of FASB Accounting Standards Codification and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (2) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results, unless the Adminnistrator decides otherwise in its sole discretion.  In addition, the Administrator will adjust any performance criteria, Performance Goal, or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(c)Procedures.  With respect to any Award granted subject to Performance Goals, at the time determined by the Administrator in its sole discretion provided that achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.  A Participant will be eligible to receive payment pursuant to an Award subject to Performance Goals for a Performance Period only to the extent the Performance Goals for such period are achieved, unless otherwise determined by the Administrator in its sole discretion.

(d)Determination of Amounts Earned.  In determining the amounts earned by a Participant pursuant to an Award granted subject to Performance Goals, the Committee will have the right to (i) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (ii) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or Disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (iii) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

12.Compliance With Code Section 409A.  Although the Company does not guarantee to a Participant the particular tax treatment of any Award, the Plan and all Awards are intended to be exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner intended to meet the requirements of Code Section 409A.

A Participant’s termination shall not be deemed to have occurred for purposes of any provision of an Award governed by Code Section 409A providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of an Award governed by Code Section 409A, references to a “termination,” “termination of employment” or like terms shall mean separation from service.  Notwithstanding any provision to the contrary in the Plan or the Award agreement, if the Participant is deemed on the date of the Participant’s termination to be a “specified employee” within the meaning of that term under Code Section

409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death.  All payments delayed pursuant to this Section 12 shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s separation from service or, if earlier, on the date of the Participant’s death.

13.Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to Family Members, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10 of the Plan.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control.

(i)In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that

(1)Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding entity (or an affiliate thereof) (each a “successor”) with appropriate adjustments as to the number and kind of shares and prices;

(2)upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control;

(3)outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately upon effectiveness of such Change in Control;

(4)(A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction, (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award on a substantially equivalent basis with other rights or property selected by the Administrator in its sole discretion; or

(5)any combination of the foregoing.  In taking any of the actions permitted under this subsection (c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(ii)In the event that the successor does not assume or substitute for the Award (or portion thereof) on a substantially equivalent basis, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares/Units and Performance-Based Cash Awards not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(iii)For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor or its Parent, the Administrator may, with the consent of the successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(iv)Notwithstanding anything in this subsection (c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption

16.Tax Withholding.

(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the amount required to be withheld.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.Effective Date and Term of Plan.  The Plan was adopted by the Board on April 20, 2018, subject to and effective upon approval by stockholders of the Company at the Company’s 2018 annual meeting of stockholders as provided in Section 23.  The Plan will continue in effect for a term of ten (10) years from the date the Board adopts the Plan, unless terminated earlier under Section 20 of the Plan.

20.Amendment and Termination of the Plan.

(a)Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.Conditions Upon Issuance of Shares.

(a)Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)Recoupment Policy; Stock Ownership Guidelines.  All Awards made under the Plan are subject to the Recoupment Policy and the Stock Ownership Guidelines, where applicable.

22.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23.Stockholder Approval.  The Plan is subject to approval by the stockholders of the Company at the Company’s 2018 annual meeting of stockholders.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

SAREPTA THERAPEUTICS

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 5, 2018.

Vote by Internet

- Go to **www.envisionreports.com/SRPT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed, and "FOR" Proposals 2, 3 and 4.

+

Nominee	For	Against	Abstain
01 - Michael W. Bonney	☐	☐	☐
02 - Douglas S. Ingram	☐	☐	☐
03 - Hans Wigzell, M.D., Ph.D.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

02TSLA

. IMPORTANT ANNUAL MEETING Against Abstain For Against Abstain For Against Abstain 02-Douglas S. Ingram 03- Hans Wigzell, M.D., Ph.D. 3. APPROVAL OF THE COMPANY’S 2018 EQUITY 4.RATIFICATION OF KPMG LLPAS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018 B Non-Voting Items Change of Address —Please print new address below. Comments— Please print your comments below. Annual Meeting Proxy Card C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02TSLA .

Important notice regarding the Internet availability of proxy materials for the 2018 Annual Meeting of Stockholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: http://www.envisionreports.com/SRPT • IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proxy — SAREPTA THERAPEUTICS, INC. 2018 Annual Meeting of Stockholders – June 6, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Sandesh Mahatme and David Tyronne Howton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares ofSarepta Therapeutics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders of the company to be held June 6, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2, 3 AND 4. (Continued and to be marked, dated and signed, on the other side)